Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

COMMERCIAL METALS COMPANY,

FPC HOLDCO, LLC,

OCM SSF II FOLEY BLOCKER, LLC,

and

THE SELLERS LISTED ON THE SIGNATURE PAGE HERETO,

and

SELLERS’ REPRESENTATIVE

Dated as of October 15, 2025

TABLE OF CONTENTS

i

Exhibits

Exhibit A	Sellers & Capital Stock
Exhibit B	Companies
Exhibit C	Oaktree Distribution
Exhibit D	Form of Employment Agreement
Exhibit E	R&W Policy
Exhibit F	TSA Amendment
Exhibit G	Escrow Agreement
Exhibit H	Form of Membership Interest Assignment
Exhibit I	Form of Restrictive Covenant Agreement
Exhibit J	Restricted Territory
Exhibit K	Restricted Persons

Appendixes

Appendix A-1	Accounting Principles
Appendix A-2	Net Working Capital Illustration
Appendix C	Purchase Price Allocation Principles

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is made and entered into effective as of October 15, 2025 (the “Effective Date”), by and among (i) Commercial Metals Company, a Delaware corporation (“Purchaser”), (ii) the Persons listed on the signature page hereto under the heading “The Sellers” (collectively, the “Sellers”), (iii) each of The Concrete Company, a Georgia corporation (“The Concrete Company”) (in its capacity as such, the “Holdco Sellers’ Representative”), and OCM SSF II Foley Holdings, L.P., a Delaware limited partnership (in its capacity as such, the “Oaktree Sellers’ Representative” and, together with the Holdco Sellers’ Representative, acting jointly as the “Sellers’ Representative”), (iv) FPC Holdco, LLC, a Delaware limited liability company (“Holdco”), and (v) OCM SSF II Foley Blocker, LLC, a Delaware limited liability company (“Oaktree Blocker”). Sellers, Purchaser, Holdco, Oaktree Blocker and Sellers’ Representative are each referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, Holdco and each of its Subsidiaries as of the Effective Date are listed on Exhibit B.

WHEREAS, as of the Effective Date, the Oaktree Sellers own, collectively, one hundred percent (100%) of the issued and outstanding membership interests (the “Blocker Interests”) of Oaktree Blocker.

WHEREAS, as of the Effective Date, (i) Oaktree Blocker holds certain equity interests of OCM SSF II Foley Holdings, L.P., a Delaware limited partnership (“Oaktree Holdings”), and (ii) Oaktree Holdings is the record owner of 370 Preferred Units of Holdco (the “Preferred Units”).

WHEREAS, following the Effective Date and prior to the Closing, Oaktree Holdings will distribute the Blocked Preferred Units to Oaktree Blocker in complete redemption of Oaktree Blocker’s equity interests in Oaktree Holdings as described on Exhibit C (the actions described herein, the “Oaktree Distribution”).

WHEREAS, as of the Effective Date, (i) the owners on the signature page hereto under the heading “Common Sellers” (the “Common Sellers”) are the record owners of 630 Common Units of Holdco (the “Sold Common Units”), and (ii) the owner on the signature page hereto under the heading “Incentive Units” (the “Incentive Seller” and, together with the Common Sellers and Oaktree Holdings, the “Unblocked Sellers”) are the record owner of 46.134 Incentive Units of Holdco (the “Sold Incentive Units” and, together with the Sold Common Units and the Preferred Units (other than the Blocked Preferred Units), the “Unblocked Equity”).

WHEREAS, the Unblocked Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Unblocked Sellers, all of the Unblocked Equity, in accordance with the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Oaktree Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Oaktree Sellers, all of the Blocker Interests, in accordance with the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Purchaser to enter into this Agreement and consummate the Transactions, each of the Persons set forth on Exhibit K are entering into a Restrictive Covenant Agreement with Purchaser in substantially the form attached hereto as Exhibit I, dated as of the Effective Date and effective as of the Closing (collectively, the “Restrictive Covenant Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Purchaser to enter into this Agreement and consummate the Transactions, each of Keith Haas, Dennis Morrissey and Emily Brown are entering into an employment agreement with Purchaser substantially in the form attached hereto as Exhibit D, dated as of the Effective Date and effective as of immediately after the Closing (collectively, the “Employment Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Purchaser to enter into this Agreement and consummate the Transactions, The Concrete Company is entering into the TSA Amendment with FPC, dated as of the Effective Date and effective as of immediately after the Closing.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Principles” means (a) the accounting methods, practices, principles, policies and procedures set forth on Appendix A-1 (including, for purposes of calculating Net Working Capital, taking into account the adjustments set forth on Appendix A-2); (b) to the extent not inconsistent with the foregoing clause (a), the accounting methods, practices, principles, policies and procedures used in the preparation of the balance sheet as of the Recent Balance Sheet Date included in the Financial Statements; and (c) to the extent not addressed in the foregoing clauses (a) or (b), GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

“Accrued Income Taxes” means an amount, which may be a negative number solely due to the application of clause (e) hereof, equal to the aggregate accrued but unpaid Income Tax liabilities of the Companies, determined as of the end of the Closing Date, with respect to any Pre-Closing Tax Period the Income Tax Return for which is not yet due as of the Calculation Time (including extensions) (but only in those jurisdictions where the Companies have previously filed a Tax Return or have commenced activities in the most recent taxable period); provided, however, that the calculation of Accrued Income Taxes shall (a) be determined in accordance with the past practices (including reporting positions and accounting methods) of the Companies in preparing Income Tax Returns except as otherwise required by this definition or by a change in operations or activities of the Companies since the establishment of such past practices, (b) exclude (i) any deferred Tax liabilities and deferred Tax assets (within the meaning of GAAP), (ii) any liabilities and accruals or reserves established or required to be established under the Accounting Principles in respect of any speculative or contingent liabilities for Taxes or with respect to uncertain Tax positions, and (iii) any such liability for Taxes that would not have arisen but for the failure of Purchaser or any of its Affiliates (including, after the Closing, the Companies and their Subsidiaries) to comply with its obligations under this Agreement, (c) take into account the provisions of Section 11.1, (d) be determined in accordance with Section 11.3 in the case of any Straddle Period, and (e) be reduced by the amount of any overpayments, prepayments, estimated payments, or similar payments of Tax by the Companies in the Pre-Closing Tax Period that are available to reduce Income Taxes for the applicable Tax periods under applicable Tax Law and have not already been taken into account in computing the amount of Accrued Income Taxes.

“Action” means any action, arbitration, charge, claim, complaint, demand, dispute, enforcement proceeding, hearing, injunction, judgment, litigation, mediation, suit or other legal, administrative, or regulatory proceeding or process, in each case, whether by or before any Governmental Authority, arbitral tribunal or other dispute resolution body.

“Actual Fraud” means a knowing and intentional common law fraud under Delaware law committed by a Party in making any of the representations and warranties set forth in Article V, Article VI and Article VII (as applicable) or the certificate delivered pursuant to Section 3.2(b)(i), Section 3.2(b)(ii) or Section 3.2(c)(iii), with actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty was false or inaccurate and with the intention that Purchaser or Sellers, as the case may be, would rely on such representation or warranty and Purchaser or Sellers, as the case may be, relied on such false or inaccurate representation to such Person’s detriment. For the avoidance of doubt, the definition of “Actual Fraud” does not include, and no claim may be made against any Party for a breach of a representation or warranty in this Agreement for equitable fraud, constructive fraud, recklessness or negligent misrepresentation.

“Additional Purchaser Amount” has the meaning set forth in Section 2.4(e)(ii).

“Additional Sellers Amount” has the meaning set forth in Section 2.4(e)(i).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 5.22.

“Aggregate Tax Consideration” has the meaning set forth in Section 11.4.

“Agreement” has the meaning set forth in the preamble.

“Allocable Portion” means, with respect to each Seller, the percentage set forth opposite such Seller’s name under the heading “Allocable Portion” on the Funds Flow (in the case of payments made at the Closing) or as set forth in writing by the Sellers’ Representative (in the case of payments made after the Closing), which percentages for each distribution shall be determined based on the portion of any distribution that would be distributed to such Seller as of immediately prior to the Closing based on the principles of distribution set forth in Section 6.2(b) of the Holdco LLC Agreement (i.e., the principles of distribution if all of the assets and properties of Holdco were sold and the resulting proceeds were distributed among the members of Holdco pursuant to Section 6.2(b) of the Holdco LLC Agreement) taking into account all prior distributions (including pursuant to this Agreement); provided, however, that notwithstanding the foregoing, when determining Allocable Portion, the amount of Company Cash attributable to Oaktree Blocker and the amount of Company Indebtedness attributable to Oaktree Blocker shall each be allocated fully to the Oaktree Sellers on a pro rata basis (based on their respective ownership of Oaktree Blocker after consummation of the Oaktree Distribution) and no such amounts shall be allocated to the Unblocked Sellers with respect to the Unblocked Equity.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act and all other Laws, rules and regulations related to corruption or bribery.

“Anti-Money Laundering Laws” means the PATRIOT Act, the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, 18 U.S.C. §§ 2339A and 2339B, the UK Proceeds of Crime Act 2002 (as amended), the Money Laundering, Terrorist Financing and Transfer of Funds (Information on Payer) Regulations 2017 (as amended), the UK Terrorism Act 2000, as amended, and all other Laws related to money laundering or terrorism financing.

“Base Purchase Price” means $1,840,000,000.

“Blocked Preferred Units” means that certain number of Preferred Units as determined by Oaktree Holdings and constituting less than 50% of the Preferred Units held by Oaktree Holdings in Holdco.

“Blocker Interests” has the meaning set forth in the Recitals.

“Bridge Financing” has the meaning set forth in Section 7.11.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close, expressly excluding Saturday and Sunday.

“Calculation Time” means (a) with respect to the calculation of Estimated Company Cash, Estimated Company Indebtedness (other than Accrued Income Taxes as a component thereof), Closing Company Indebtedness (other than Accrued Income Taxes as a component thereof), Closing Company Cash, Estimated Transaction Expenses, Transaction Expenses (including, for the avoidance of doubt, Executive Payments), Estimated Working Capital and Closing Working Capital, immediately prior to the Effective Time (provided, that in no event shall the Effective Time be deemed to have occurred after the Closing), and (b) with respect to the calculation of Accrued Income Taxes, 11:59 pm on the Closing Date.

“Capital Stock” means, with respect to any Person, (a) any and all shares, interests, equity interests or other equivalents, however designated, of capital stock of a corporation, (b) any and all equivalent ownership interests in a Person (other than a corporation), including membership interests or partnership interests (including any components thereof such as capital accounts, priority returns or the like) in a limited partnership or a limited liability company or joint venture interests, (c) any phantom stock, restricted stock units, profit participation, or the like, (d) any and all subscriptions, calls, puts, warrants, options, or other Contracts relating to the grant, issuance, exchange, conversion, redemption, purchase, repurchase, voting or transfer of any of the foregoing (or any other securities convertible into or exercisable or exchangeable for any of the foregoing), and (e) any and all bonds, debentures, notes or other indebtedness issued by such Person that has the right to vote (or which is convertible or exchangeable for securities having the right to vote) on any matters on which the holders of Capital Stock of such Person are entitled to vote.

“Capitalized Leases” means, with respect to any Person, leases of (or other Contracts conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that are actually accounted for as a capital lease on the balance sheet of such Person. For the avoidance of doubt, operating leases that would be capitalized under lease accounting standard ASC 842 shall not be treated as “Capitalized Leases.”

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Payment” has the meaning set forth in Section 2.3(d).

“Closing Company Cash” means the Company Cash as of the Calculation Time determined in accordance with the Accounting Principles measured without giving effect to the consummation of the Transactions.

“Closing Company Indebtedness” means the Company Indebtedness as of the Calculation Time determined in accordance with the Accounting Principles measured without giving effect to the consummation of the Transactions.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” means a written statement, delivered in accordance with Section 2.4, setting forth Purchaser’s calculation of (a) Closing Working Capital, (b) Closing Company Cash, (c) Closing Company Indebtedness and (d) Transaction Expenses.

“Closing Working Capital” means the Net Working Capital as of the Calculation Time determined in accordance with the Accounting Principles measured without giving effect to the Transactions.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section § 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement, labor union contract, trade union agreement, or other similar agreement.

“Common Sellers” has the meaning set forth in the Recitals.

“Companies” means, collectively, Holdco, each Subsidiary of Holdco and Oaktree Blocker (and each of the foregoing is referred to herein as a “Company”); provided however that notwithstanding anything to the contrary in this Agreement, in no event shall Aqua (as defined in Section 5.14(a)(iv) of the Disclosure Schedule) be deemed a “Company” for any purpose under this Agreement.

“Company Benefit Plan” means (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA) and (b) all commission, stock option, stock purchase, bonus or incentive award, severance pay, deferred compensation, equity or equity-based compensation arrangement, change in control, supplemental income, retiree welfare benefit, supplemental retirement, severance, vacation or other employee benefit or compensation plan, agreement, program, policy, or arrangement, whether written or oral; in each case sponsored, maintained, or contributed to by the Companies or any ERISA Affiliate, or to which the Companies or any ERISA Affiliate is a party or has any obligation or liability (whether actual or contingent), for the benefit of a current or former employee of the Companies or any ERISA Affiliate or any dependent or beneficiary thereof, excluding arrangements that the Companies are required to contribute to under Law, such as Social Security or workers compensation.

“Company Cash” means, as of any particular date of determination, (a) the aggregate cash, cash equivalents, certificates of deposit, time deposits and marketable securities of the Companies, less (b) the aggregate amount of any checks, drafts and wire transfers written or issued by the Companies on or prior to the date of determination that have not cleared the applicable bank account, plus (c) the aggregate amount of any checks, drafts and wire transfers that have been received by the Companies on or prior to the date of determination but have not cleared the applicable bank account, in each case, calculated in accordance with the Accounting Principles, but in all cases without duplication of any such amounts actually included in the determination of the Net Working Capital, Estimated Working Capital or Closing Working Capital, as appropriate; provided, however, that “Company Cash” shall exclude any amounts used to pay or repay Indebtedness of the Companies after the Calculation Time but before the Closing.

“Company Employees” has the meaning set forth in Section 8.11(a).

“Company Indebtedness” means, as of any particular date of determination, the aggregate Indebtedness of the Companies.

“Company Insurance Policies” has the meaning set forth in Section 5.20.

“Company Product” means all products, technology and services that are created, designed, developed, manufactured, assembled, produced, marketed, leased, licensed, sold, supported, distributed or performed by or on behalf of any of the Companies.

“Company Systems” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for, conducting the business of the Companies as currently conducted and as presently proposed to be conducted.

“Confidentiality Agreement” means the confidentiality agreement, dated as of July 22, 2025, by and between Purchaser and FPC.

“Contract” means any binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, obligation, arrangement, undertaking, guaranty or other similar agreement or understanding (in each instance, whether written or, to the extent legally binding, oral).

“Contracting Parties” has the meaning set forth in Section 12.10.

“Copyrights” means all copyrights and registrations and applications therefor, works of authorship, and mask work rights.

“Current Assets” means the aggregate amount of all current assets of the Companies, calculated using the current asset accounts listed on Appendix A-2. For the avoidance of doubt, the “Current Assets” shall expressly exclude all Company Cash and all Tax assets (other than current non-income Tax assets).

“Current Liabilities” means the aggregate amount of all current liabilities of the Companies, calculated using the current liability accounts listed on Appendix A-2. For the avoidance of doubt, the “Current Liabilities” shall expressly exclude all items to the extent included in Indebtedness, Transaction Expenses, all Tax liabilities (other than current non-income Tax liabilities) and any liabilities under operating leases that are or would be capitalized under lease accounting standard FASB ASC 842 in accordance with GAAP.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer.

“Data Room” has the meaning set forth in Section 1.2(a)(viii).

“Debt Commitment Letter” has the meaning set forth in Section 4.2(b).

“Debt Payoff Amount” means the aggregate amount necessary to fully repay and discharge the Indebtedness of the Companies described in clause (a) of the definition of “Indebtedness” as of the Calculation Time, including any additional per diem amount reflected in the applicable Payoff Letters required to fully repay and discharge such Indebtedness of the Companies as of the Calculation Time.

“Destroying Party” has the meaning set forth in Section 8.8(b).

“Disclosed Indemnification Agreements” has the meaning set forth in Section 8.7(a).

“Disclosure Schedule” has the meaning set forth in Article V.

“Disputed Item” has the meaning set forth in Section 2.4(b).

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Effective Date” has the meaning set forth in the preamble.

“Effective Time” means 8:00 a.m. (Eastern Time) on the Closing Date.

“Employee” means, with respect to any Person, any employee, manager, officer, director, or other similar service provider of such Person.

“Environmental Law” means any applicable Law, including the common law, relating to the protection of the environment, natural resources, human health and safety (as it related to exposure to chemicals or pollution), endangered or threatened species, environmentally sensitive areas, or the manufacture, or the manufacture, generation, use, transport, treatment, storage, labeling, importation, disposal, Release or threatened Release, investigation, remediation of or exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto, and all analogous state Laws.

“Environmental Permits” means any Permits issued to the Companies under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is required to be aggregated as one employer with any of the Companies pursuant to Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.3(e)(ii).

“Escrow Agent” has the meaning set forth in Section 2.3(e)(ii).

“Escrow Agreement” has the meaning set forth in Section 2.3(e)(ii).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Company Cash” means the Company Cash estimated as of the Calculation Time without giving effect to the Transactions as reflected on the Estimated Closing Statement.

“Estimated Company Indebtedness” means the Company Indebtedness estimated as of the Calculation Time without giving effect to the Transactions as reflected on the Estimated Closing Statement.

“Estimated Transaction Expenses” means the Transaction Expenses estimated as of the Calculation Time without giving effect to the Transactions as reflected on the Estimated Closing Statement.

“Estimated Working Capital” means the Net Working Capital estimated as of the Calculation Time without giving effect to the Transactions as reflected on the Estimated Closing Statement.

“Ex-Im Laws” means (a) all Laws and Orders relating to export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, (b) all Laws and Orders relating to import controls or customs, including those administered by U.S. Customs and Border Protection (including the Uyghur Forced Labor Prevention Act), and (c) U.S. anti-boycott Laws and Orders administered by the U.S. Department of Commerce and U.S. Department of the Treasury.

“Excluded Matter” means any one or more of the following: (a) any change in the United States or foreign economies or securities, equities or financial markets in general (including the financing, banking, currency or capital markets), (b) any change that generally affects any industry in which any of the Companies operate, (c) any change arising in connection with any natural or man-made disaster (including earthquakes, hurricanes, floods, fires, tornadoes or other acts of God), pandemics, hostilities, acts of war (including, but not limited to, the current conflict between Russia and Ukraine and the current conflict between Israel and Gaza), sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Effective Date, (d) any action taken by Purchaser or its Affiliates with respect to the Transactions, (e) any Law, Order or Action enacted in connection with, or otherwise related to, the Transactions, (f) the entry into this Agreement or the announcement, pendency or consummation of the Transactions, (g) any action expressly permitted to be taken or the failure to take any action expressly prohibited pursuant to this Agreement or any action taken, or omitted to be taken, at the express written request of Purchaser or its Affiliates after the Effective Date, (h) any omission to act or action taken, in each case, with the express written consent of Purchaser after the Effective Date, (i) any change in applicable Law or GAAP, (j) any change or effect resulting from or relating to the pendency or public announcement of this Agreement (or the Transactions), the compliance with terms of this Agreement or the consummation of the Transactions, including actions of competitors or the loss of employees, vendors or customers, (k) any failure of any of the Companies to meet any projection or forecast (provided, that the exception in this clause (k) shall not prevent or otherwise affect a determination that any event, condition, occurrence, change, effect, circumstance or development underlying such failure has or would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect), (l) any change or effect resulting from the identity of Purchaser or its Affiliates, (m) any acquisition or other transaction by Purchaser or any of its Affiliates, or (n) the performance of obligations under this Agreement.

“Executive Payments” means any change of control, transaction or similar bonuses payable in connection with the consummation of the Transactions, in each case, that is payable by any of the Companies to any officer, director, consultant or employee of any of the Companies in connection with the consummation of the Transactions (other than any payments or benefits (i) payable following the Closing as a result of Purchaser or its Affiliates offering, or Purchaser or its Affiliates causing any of the Companies to offer, any such payment or benefit to any officer, director or employee of any the Companies, (ii) in connection with the purchase of Incentive Units, and (iii) that have been paid or satisfied prior to the Closing).

“Final Allocation” has the meaning set forth in Section 11.4.

“Final Company Cash” means the Closing Company Cash (i) as shown in the calculation delivered pursuant to Section 2.4(a) if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.4(b), or (ii) if such an Objection Notice is delivered pursuant to Section 2.4(b), (A) as agreed by Sellers’ Representative and Purchaser pursuant to Section 2.4(c)(i) or (B) in the absence of such agreement, as shown in the Independent Accountant Report delivered pursuant to Section 2.4(c)(iii).

“Final Company Indebtedness” means the Closing Company Indebtedness (i) as shown in the calculation delivered pursuant to Section 2.4(a) if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.4(b), or (ii) if such an Objection Notice is delivered pursuant to Section 2.4(b), (A) as agreed by Sellers’ Representative and Purchaser pursuant to Section 2.4(c)(i) or (B) in the absence of such agreement, as shown in the Independent Accountant Report delivered pursuant to Section 2.4(c)(iii).

“Final Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) the amount, if any, by which Final Working Capital exceeds Target Net Working Capital, minus (iii) the amount, if any, by which Target Net Working Capital exceeds Final Working Capital, plus (iv) the amount of Final Company Cash, minus (v) the amount of Final Company Indebtedness, minus (vi) the amount of Final Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount, and minus (viii) the Sellers’ Representative’s Reserve.

“Final Transaction Expenses” means the amount of any Transaction Expenses as of the Calculation Time (i) as shown in the calculation delivered pursuant to Section 2.4(a) if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.4(b), or (ii) if such an Objection Notice is delivered pursuant to Section 2.4(b), (A) as agreed by Sellers’ Representative and Purchaser pursuant to Section 2.4(c)(i) or (B) in the absence of such agreement, as shown in the Independent Accountant Report delivered pursuant to Section 2.4(c)(iii).

“Final Working Capital” means Closing Working Capital (i) as shown in the calculation delivered pursuant to Section 2.4(a) if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.4(b), or (ii) if such an Objection Notice is delivered pursuant to Section 2.4(b), (A) as agreed by Sellers’ Representative and Purchaser pursuant to Section 2.4(c)(i) (B) in the absence of such agreement, as shown in the Independent Accountant Report delivered pursuant to Section 2.4(c)(iii).

“Financial Statements” means, collectively, the following financial statements: (a) the audited consolidated balance sheets of the Companies (to the extent the Companies were, as of such measurement period, a direct or indirect Subsidiary of Holdco) as of December 31, 2023 and December 31, 2024, together with the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flow for the 12-month periods then-ended, and (b) the consolidated unaudited Interim Financial Statements.

“Financing” means, collectively, the Bridge Financing and any Permanent Financing.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ current and future officers, directors, employees, controlling persons, agents and Representatives and their respective successors and assigns; provided, however, that in no event shall Purchaser or any Affiliate of Purchaser be a “Financing Source.”

“Flow-Through Tax Returns” means any Tax Return, filed by or with respect to any Company that is treated as a pass-through entity for Income Tax purposes, in respect of any Income Tax that is imposed on and payable by the direct or indirect owners of such Company with respect to the income or profits of such entity.

“Foley” has the meaning set forth in Section 12.8.

“FPC” means Foley Products Company, LLC, a Delaware limited liability company.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.3(a)(i) (Conflicts; Consents of Third Parties), Section 5.4 (Capitalization), Section 5.23 (Brokers), Section 6.1 (Authorization of Agreement), Section 6.3 (Ownership and Transfer of Shares), and Section 6.4 (Brokers).

“Funding Shortfall” means an amount equal to (x) the amounts required by Section 2.3(e) to be paid by Purchaser at the Closing, less (y) the amount available to Purchaser from a combination of any Permanent Financing, cash on hand and other sources of liquidity, all as determined in Purchaser’s good faith discretion, subject in all respects to the terms of the Debt Commitment Letter.

“Funds Flow” has the meaning set forth in Section 2.3(c).

“GAAP” means generally accepted accounting principles in the United States as of the relevant dates of application thereof.

“Governing Documents” means the legal document(s), in each case, as amended and in effect on the Effective Date, by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation formed under the laws of one of the states of the United States are its certificate of incorporation and bylaws and the “Governing Documents” of a limited liability company formed under the laws of one of the states of the United States are its certificate of formation and its operating agreement or limited liability company agreement.

“Governmental Authority” means any government or governmental, or regulatory body thereof, or political subdivision thereof, or other governmental or quasi-governmental body with executive, legislative, judicial, taxing, regulatory, or administrative authority including any ministry, whether federal, state, local, foreign, national, international or supranational, including any department, agency, instrumentality or authority thereof, or any court, tribunal or arbitrator, in each case, to the extent that the rules, regulations or orders of such organization or authority have the force of Law.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde, PFAS, or polychlorinated biphenyls, and (b) any substance, material or chemical that is listed, regulated or defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “pollutant,” “contaminant,” or words of similar meaning or import under any Environmental Law or that are otherwise regulated under Environmental Laws because of their effect or potential effect on human health (through exposure in the environment) or on the environment.

“Holdco” has the meaning set forth in the preamble.

“Holdco Documents” means the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed by Holdco in connection with the consummation of the Transactions.

“Holdco LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Holdco, dated as of June 6, 2023, by and between Holdco and the members of Holdco party thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Incentive Seller” has the meaning set forth in the Recitals.

“Incentive Units” has the meaning set forth in the Recitals.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to net income, profits or gross (or modified gross) receipts.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” of any Person means, without duplication, as of any particular date of determination, all obligations of such Person in the form of (a) (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds, mortgages or other similar instruments (including all obligations in respect of the principal, accrued and unpaid interest, as well as prepayment and redemption premiums or penalties (if any) to the extent actually required to be paid in respect thereof as a result of the repayment (if any) of the items described in this clause (a) at the Closing), (b) all liabilities in respect of Capitalized Leases of such Person, (c) all letters of credit or similar instruments (but only to the extent that such letter of credit or similar instrument is drawn upon at such date), (d) obligations of such Person in respect of deferred purchase price incurred in connection with any acquisition, merger or business combination transaction, whether or not such obligations are due and payable as of the date of determination, and including, but not limited to, those in respect of the transactions set forth on Schedule 1.1(a) of the Disclosure Schedule (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) unpaid benefits or obligations arising from any underfunded deferred compensation plan, and unpaid severance or settlement obligations owed to any former employees or service providers (including, for the avoidance of doubt, any employer portion of employment or payroll Taxes associated with any such payments or benefits), (f) obligations under title retention agreements, conditional sale obligations, interest rate swap, cap, collar or exchange agreements, (g) accrued and unpaid dividends, prepayment or redemption premiums and penalties, unpaid fees or expenses and other monetary obligations related to the Preferred Units or redeemable equity, (h) obligations of any other Person secured by (or for which the holder has a right to be secured by) any Lien on any property or asset of such subject Person, (i) any customer credit balances recorded with accounts receivable to the extent such amounts could be required to be refunded, repaid or credited by such Person, (j) all obligations of the type referred to in clauses (a) through (i) of any other Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (k) all Accrued Income Taxes. For clarity, (1) amounts owed by any one Company to one or more Companies shall not be treated as Indebtedness, and, (2) Indebtedness shall be calculated without duplication of any such amounts included in the determination of Net Working Capital, Estimated Working Capital, or Closing Working Capital, as appropriate.

“Indemnitees” mean the individuals who on or prior to the Closing Date were directors, officers or managers of any of the Companies, in each case, in their respective capacities as such.

“Independent Accountant” means BDO USA, P.C. or another independent accounting firm mutually agreeable to Sellers’ Representative and Purchaser.

“Independent Accountant Report” has the meaning set forth in Section 2.4(c)(iii).

“Initial Submissions” has the meaning set forth in Section 2.4(c)(ii).

“Intellectual Property” means all (a) Patents, (b) Marks, (c) Copyrights, (d) Software, (e) Technology, and (f) Trade Secrets.

“Intellectual Property Assets” means all Intellectual Property that is owned by any of the Companies, including jointly-owned Intellectual Property and the Intellectual Property Registrations set forth in Section 5.13 of the Disclosure Schedule.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” means the consolidated unaudited balance sheet of the Companies (to the extent the Companies were, as of such measurement period, a direct or indirect Subsidiary of Holdco) as of the Recent Balance Sheet Date, together with the related consolidated unaudited statements of operations, and statements of cash flow for the nine-month period covered thereby, in each case including the related notes and schedules thereto.

“International Trade Laws” means Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions.

“IP License” has the meaning set forth in Section 5.13(b).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge of Holdco” means the actual knowledge of Frank D. Foley III, Keith Haas, Ian Crabtree and Jack Foley after reasonable inquiry of such Person’s direct reports with respect to the applicable subject matter.

“Law” means any applicable foreign, national, supranational, federal, state, or local law, statute, treaty, code, ordinance, rule, regulation, directive, or Order.

“Leased Real Property” has the meaning set forth in Section 5.11(b).

“Leases” has the meaning set forth in Section 5.11(b).

“Liabilities” means any and all debts, guarantees, commitments, liabilities, damages, losses, costs, expenses, interest, Taxes and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, and whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including those arising under any Law or Action, whether asserted or unasserted, and those arising under any Contract, release or warranty, or any penalties, fines, damages or equitable relief which may be imposed, in each case, including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, sublease, license, easement, servitude, right of way, conditional sale or other title retention agreement, preemptive right, collateral assignment, infringement, hypothecation, warrant, charge, option, or right of first refusal, including any Tax lien.

“Losses” means all direct and indirect losses, damages, liabilities, interest, fines, penalties, Taxes, costs and expenses, including reasonable attorney’s fees and expenses incurred in investigating or defending a claim.

“Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means (a) with respect to the Companies, an event, occurrence, change or effect that has had, or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or condition of the Companies, taken as a whole, excluding, in each case, any event, occurrence, change or effect relating to or resulting from an Excluded Matter and (b) with respect to Sellers and Purchaser, any event, occurrence, change, or effect that, individually or in the aggregate with other events, occurrences, changes, or effects, (i) materially impairs, or would reasonably be expected to materially impair, the ability of such Person to perform its obligations under this Agreement or (ii) prevents or delays, or would reasonably be expected to prevent or delay, the consummation of the Transactions, excluding, in each case of (i) and (ii), any event, occurrence, change or effect relating to or resulting from an Excluded Matter; provided, however, that any event, occurrence, change or effect resulting from, relating to or arising out of the matters set forth in subsections (a), (b), (c) and (i) of the definition of Excluded Matter may nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur, to the extent such event, occurrence, change or effect has a disproportionate impact on the Companies or the business of the Companies, taken as a whole, as compared to similarly situated businesses in the industry in which the Companies operate.

“Material Bids” has the meaning set forth in Section 5.14(c).

“Material Contracts” means all (a) IP Licenses, (b) Contracts listed on Section 5.11(b) of the Disclosure Schedule and (c) Contracts listed on Section 5.14(a) of the Disclosure Schedule.

“Material Purchase and Sales Orders” has the meaning set forth in Section 5.14(c).

“Net Working Capital” means, as of the Calculation Time, an amount equal to the Current Assets of the Companies minus the Current Liabilities of the Companies, in each case as determined in accordance with the Accounting Principles. Solely for illustrative purposes (and without limiting or modifying the definitions herein), an example calculation of the Net Working Capital as of June 30, 2025 is attached hereto as Appendix A-2.

“Oaktree Blocker” has the meaning set forth in the Recitals.

“Oaktree Parties” means, collectively, Oaktree Sellers and Oaktree Holdings.

“Oaktree Sellers” means each of Oaktree Special Situations Fund II AIF Holdings (Delaware), L.P., a Delaware limited partnership, and Oaktree Huntington Investment Fund II AIF (Delaware), L.P. (Class D), a Delaware limited partnership.

“Objection Notice” has the meaning set forth in Section 2.4(b).

“Operating Company Accountants” has the meaning set forth in Section 11.1(a).

“Order” means any order, injunction, judgment, decree, ruling or writ of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Companies, consistent with past practice.

“Owned Real Property” has the meaning set forth in Section 5.11(a).

“Parties” and “Party” have the meaning set forth in the preamble.

“Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Permanent Financing” has the meaning set forth in Section 8.13(a).

“Permits” means any approvals, authorizations, consents, licenses, permits, notifications, registrations, certificates or other similar documents of any nature issued, granted, or given by a Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings for which there are adequate reserves, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business relating to obligations not yet due and payable and for which there are adequate reserves that have been established in accordance with GAAP, (c) zoning, entitlement, conservation restriction and other land use or regulations by Governmental Authorities (in each case, excluding any violation thereof) that do not, individually or in the aggregate, materially affect, impair or interfere with the use, ownership and maintenance of, or access to the properties or the assets affected thereby or the conduct of the business of the Companies as currently conducted, (d) any access agreement, easement, notice or other instrument in writing registered on title to any Real Property (in each case, excluding any violation thereof) that do not, individually or in the aggregate, materially affect, impair or interfere with the use, ownership and maintenance of, or access to the properties or the assets affected thereby or the conduct of the business of the Companies as currently conducted, (e) solely with respect to equity securities, Liens or restrictions on transferability arising under the Securities Act or any other federal or state securities Laws, (f) any Liens that will be released upon completion of the payments to be made pursuant to the Payoff Letters and subsequent related termination filings referenced in such Payoff Letters, (g) the Liens set forth in Section 5.8 of the Disclosure Schedule, and (h) Liens arising out of, under or connection with this Agreement or the other agreements referenced herein.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any data or information (a) that identifies, relates to, describes, is reasonably capable of being associated with, or would reasonably be linked, directly or indirectly, with a particular individual, device or household or (b) that is otherwise subject to a Law relating to privacy or security of data or information (including if such data or information constitutes “personal information”, “personal data”, “personally identifiable information”, “protected health information”, or other equivalent term under any such Law).

“PFAS” shall mean that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to a Straddle Period, the portion of the taxable period that ends on and includes the Closing Date.

“Preservation Period” has the meaning set forth in Section 8.8(a).

“Privacy and Security Requirements” means (a) all applicable Data Protection Laws, (b) all applicable obligations under Contracts to which one or more of the Companies are a party relating to privacy, security, collection, use or other processing of Personal Information, (c) all applicable privacy and information security policies of the Companies, and (d) all binding industry or self-regulatory rules and standards, including PCI DSS to the extent one or more of the Companies are legally required to follow or have expressly committed to in a written policy or Contract.

“Proposed Allocation” has the meaning set forth in Section 11.4.

“Purchase Price Adjustment Escrow Amount” has the meaning set forth in Section 2.3(e)(ii).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Documents” means the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the Transactions.

“R&W Policy” means that certain buy-side insurance policy conditionally bound as of the Effective Date with respect to the Transactions, attached hereto as Exhibit E.

“Recent Balance Sheet Date” means September 30, 2025.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws, domestic, foreign or otherwise, that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization, lessening of competition, or restraint of trade or creating or strengthening a dominant position.

“Release” means any spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, dumping, migration or disposing into or through the environment (including soil, water, groundwater, and indoor and outdoor air).

“Representative” of any Party means such Party’s Affiliates and its and their respective officers, directors, employees, consultants, partners, members, managers, direct and indirect equityholders, agents, legal advisors, accountants, investment bankers, actual or potential financing sources or other Persons involved in a financing transaction, Affiliates and other representatives.

“Required Financing Information” means (a) all financial statements, financial data, audit reports and other information regarding the Companies of the type and form that would be required by Regulation S-X and Regulation S-K for a registered public offering of non-convertible debt securities of Purchaser (including, for the avoidance of doubt, with respect to Rule 3-05 and Article 11 of Regulation S-X), including (1) the audited consolidated balance sheets and the related consolidated statements of operations, statements of stockholders’ equity and statements of cash flow of the Companies as of and for each of the two most recently completed fiscal years of the Companies ended at least ninety (90) days prior to the Closing Date, together with all related notes and schedules thereto, and in each case accompanied by the audit reports thereon of the independent auditor (audited in accordance with AICPA or PCAOB standards), (2) the unaudited consolidated balance sheet of the Companies as of the end of the most recently completed fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Companies ended at least forty-five (45) days prior to the Closing Date and the related unaudited consolidated statement of operations, statement of stockholders’ equity and statement of cash flow for the year-to-date period then ended, which, for the avoidance of doubt, shall be in accordance with AICPA standards and will have been reviewed by the Companies’ independent public accountants as provided in Statement on Auditing Standards 100, together with all related notes and schedules thereto, and, in the case of each of clauses (1) and (2) above, prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison periods, and in compliance with Regulation S-X and (3) any information (i) necessary for the preparation of pro forma consolidated balance sheets and related pro forma consolidated statements of operations of Purchaser and Purchaser’s subsidiaries giving effect to the transactions contemplated hereby to the extent necessary to meet the requirements of Regulation S-X for a Registration Statement on Form S-3 and (ii) necessary to receive from the independent public accountants of the Companies (and any other independent public accountants to the extent financial statements audited or reviewed by such accountant are or would be included in the offering document) customary “comfort” (including “negative assurance” and change period comfort) with respect to the financial information of the Companies to be included in such offering document; (b) financial data, audit reports, and other financial information of the type that would be required by Regulation S-X and Regulation S-K for a registered public offering of non-convertible debt securities of Purchaser or customary for an offering memorandum for private placements of “Rule 144A-for-life” non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Companies customary “comfort” with respect to the financial information of the Companies to be included in such offering memorandum; (c) any replacements or restatements of and supplements to the information specified in items (a) and (b) above if any such information would go stale, contain a material misstatement or omission or otherwise be unusable for such purposes; and (d) the draft comfort letters referred to in Section 8.13(a)(i).

“Restricted Business” has the meaning set forth in Section 8.9.

“Restricted Parties” means The Concrete Company, Ragweed Capital, LLC and FPC ManagementCo, LLC and their respective controlled Affiliates.

“Restricted Period” has the meaning set forth in Section 8.9.

“Restricted/Sanctioned Person” means any Person that is, or is acting on behalf or at the direction of (a) the target of Sanctions, including any Person(s) listed on any Sanctions list; (b) identified on a list administered by an Ex-Im Laws authority, including the U.S. Department of Commerce’s Bureau of Industry and Security’s Entity List, and U.S. Department of Homeland Security’s UFLPA Entity List, (c) located, organized, or resident in any Sanctioned Jurisdiction or (d) owned or controlled by (as such terms are defined and interpreted by the relevant Sanctions and/or Ex-Im Laws authority) any Person(s) that are described in clause(s) (a), (b) and/or (c).

“Restricted Territory” has the meaning set forth in Section 8.9.

“Review Period” has the meaning set forth in Section 2.4(b).

“Sanctioned Jurisdiction” means any country or territory that is (a) the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine and the non-government controlled areas of Kherson and Zaporizhzhia of Ukraine, and prior to July 1, 2025, the foregoing countries and territories and Syria); (b) whose government is the target of Sanctions (which, as of the date of this Agreement, includes Venezuela) or (c) that is otherwise the target of broad Sanctions restrictions (which, as of the date of this Agreement, includes Afghanistan, Russia and Belarus).

“Sanctions” means economic, financial and trade sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union and its member states and the United Kingdom (including His Majesty’s Treasury).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that materially compromises the confidentiality, integrity, availability or security of Sensitive Data or the Systems, or that triggers any reporting requirement under any breach notification Law or contractual provision, including any ransomware or denial of service attacks that prevent or materially degrade access to Sensitive Data or the Systems. For clarity, Security Incident does not include pings, port scans, blocked malware, failed logins, or mitigated DDoS that do not result in unauthorized access, acquisition, exfiltration, use or disclosure and do not trigger notice obligations.

“Seller Documents” means the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed by Sellers in connection with the consummation of the Transactions.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Representative” has the meaning set forth in the Recitals.

“Sellers’ Representative’s Reserve” has the meaning set forth in Section 12.2(e).

“Sensitive Data” means all Personal Information, confidential information, proprietary information, Intellectual Property, and any other information protected by applicable Law or Contract that is collected, maintained, stored, transmitted, used, disclosed, or otherwise processed by, for or on behalf of the Companies.

“Shares” means collectively, the Unblocked Equity and the Blocker Interests.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (b) databases and compilations of data, including any and all data and collections of data, whether machine readable or otherwise.

“Sold Common Units” has the meaning set forth in the Recitals.

“Specified Customers” has the meaning set forth in Section 5.24(b).

“Specified Vendors” has the meaning set forth in Section 5.24(a).

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means any Person, of which Holdco owns, directly or indirectly, any of the outstanding share capital, voting securities or other voting equity interests.

“Systems” means the information technology systems, operational technology systems and infrastructure used, owned, leased or licensed by or for the business of any Company, including industrial control systems, software, firmware, hardware, networks, interfaces, platforms and related systems. For clarity, Systems exclude public telecommunications networks and third-party systems or environments not owned or controlled by the Companies, except to the extent the Companies are expressly responsible for such systems under a written Contract.

“Target Net Working Capital” means $76,470,000.

“Tax” or “Taxes” means all United States federal, state, local or non-United States taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, capital gains, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property and estimated taxes, customs duties, fees and assessments of any kind whatsoever, and any interest, penalty, addition to tax or additional amount with respect thereto, that are imposed, assessed, or collected by any Taxing Authority.

“Tax Return” means any return, report, statement or other document filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means any Tax sharing, Tax allocation, Tax indemnification or similar agreement binding on any Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability (but excluding any agreement entered into in the Ordinary Course of Business the principal purpose of which is not Taxes).

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, apparatus, creations, improvements, works of authorship and other similar materials, generative artificial intelligence technologies (“AI Technology”), including machine learning technologies and deep learning technologies, and content, information, and output created by AI Technology, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Termination Date” has the meaning set forth in Section 4.1(a).

“The Concrete Company” has the meaning set forth in the preamble.

“Trade Secrets” means trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals.

“Transaction Documents” means the Holdco Documents, the Purchaser Documents and the Seller Documents.

“Transaction Expenses” means, without duplication, the sum of the obligations and liabilities of the Companies for (a) all third party costs, fees, and expenses incurred by the Companies (or for which the Companies have liability) prior to the Closing in connection with or in anticipation of the negotiation, execution, and delivery of this Agreement and the other Seller Documents or Holdco Documents or the performance by the Companies of their obligations hereunder or thereunder or the consummation of the Transactions and the transactions contemplated by the other Seller Documents or Holdco Documents, including all legal, accounting, investment banking, advisory, and other third party costs, fees and expenses, and (b) all Executive Payments; provided, however, that for purposes of Article II, Transaction Expenses shall not include (i) any obligations or expenses that are paid or satisfied prior to the Closing, (ii) expenses expressly required to be paid or borne by Purchaser or its Affiliates pursuant to this Agreement (other than on behalf of the Companies pursuant to Section 2.3(e)), and (iii) costs and expenses incurred by the Companies following the Closing.

“Transaction Tax Deductions” has the meaning set forth in Section 11.1(b)(ii).

“Transactions” means, collectively, all transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 11.2.

“TSA” means that certain Transition Services Agreement, dated December 29, 2021, by and between The Concrete Company and FPC.

“TSA Amendment” means an amendment, substantially in the form attached hereto as Exhibit F, to the TSA.

“Unblocked Equity” has the meaning set forth in the Recitals.

“Unblocked Sellers” has the meaning set forth in the Recitals.

“Union” means any union, trade union, works council or other labor organization.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder, as well as any similar foreign, state or local law, regulation or ordinance.

“Written Response” shall have the meaning set forth in Section 2.4(c)(ii).

Section 1.2. Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the time period before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “Dollars” or “$” shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits to this Agreement and Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter or item disclosed for one item or section of the Disclosure Schedule relating to the representations and warranties set forth in Article V and/or Article VI, as applicable, shall be deemed to have been disclosed on each other item or section of the Disclosure Schedule, or deemed an exception to any other representation or warranty hereunder, as applicable, to the extent it is readily apparent on the face of such actual disclosure that such disclosed information is applicable to such other Disclosure Schedule or representation or warranty. Holdco and Sellers may, at their option, include in the Disclosure Schedule matters or items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such matters or items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in the Disclosure Schedule or any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” shall be inclusive and not exclusive unless the context otherwise requires.

(viii) Data Room. Any document or item will be deemed “delivered,” “provided” or “made available” by Sellers or the Companies to Purchaser within the meaning of this Agreement if such document or item is included in the electronic data room provided by Datasite for “Project Flathead” (the “Data Room”) on or prior to the execution of this Agreement.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES; PURCHASE PRICE

Section 2.1. Sale and Purchase of Shares. Prior to the Closing, the Oaktree Sellers shall cause Oaktree Holdings and Oaktree Blocker to consummate the Oaktree Distribution. On the terms and subject to the conditions hereof, at the Closing, (a) each Oaktree Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from each such

Oaktree Seller, that number of Blocker Interests held by each such Oaktree Seller as set forth opposite such Oaktree Seller’s name designated as “Blocker Interests” on Exhibit A hereto, (b) Oaktree Holdings shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Oaktree Holdings, the Preferred Units that constitute the Unblocked Equity, (c) each Common Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from each such Common Seller, that number of Sold Common Units held by each such Common Seller as set forth opposite such Common Seller’s name designated as “Common Units” on Exhibit A hereto, and (d) Incentive Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Incentive Seller, the Sold Incentive Units, in each case in the foregoing clauses (a) through (d), free and clear of all Liens (other than transfer restrictions imposed by securities laws applicable to unregistered securities generally).

Section 2.2. Purchase Price(a) . On the terms and subject to the conditions of this Agreement, in consideration of the purchase of the Shares pursuant to Section 2.1, Purchaser shall pay (or cause to be paid) the amounts payable pursuant to Section 2.3(e), subject to adjustment in accordance with Section 2.4.

Section 2.3. Closing Amounts.

(a) At least three (3) Business Days prior to the Closing Date, Sellers’ Representative shall obtain from the Persons holding any portion of the Debt Payoff Amount and deliver to Purchaser customary payoff letters for the Debt Payoff Amount (the “Payoff Letters”), in each case, specifying the aggregate payoff amount of the obligations of the Companies (including principal, interest, fees, expenses, premium (if any), penalties, breakage costs and other amounts payable in respect of the Debt Payoff Amount as of the Closing), and any necessary UCC authorizations or other releases as are required to evidence the satisfaction and discharge in full of all such Debt Payoff Amount and the release of all Liens with respect thereto, in each case, effective upon payment of such amount.

(b) At least three (3) Business Days prior to the Closing Date, Seller’s Representative shall provide Purchaser invoices from third party advisors, stating in reasonable detail, owed amounts constituting Transaction Expenses that are unpaid as of Closing, which invoices shall include identity of the payee, the amount(s) to be paid and wire instructions with respect thereto.

(c) At least three (3) Business Days prior to the Closing Date, Holdco shall deliver to Purchaser (i) a written statement (the “Estimated Closing Statement”) setting forth Holdco’s good faith calculations of (A) the Estimated Working Capital, (B) the Estimated Company Cash, (C) the Estimated Company Indebtedness, (D) the Estimated Transaction Expenses, and (E) the Closing Cash Payment resulting therefrom (including an allocation of such Closing Cash Payment, based on the respective Allocable Portions, among Sellers), and (ii) the wire instructions for each payment to be made by Purchaser on the Closing Date (the “Funds Flow”). The Estimated Closing Statement and the calculations of Estimated Working Capital, Estimated Company Cash, Estimated Company Indebtedness, Estimated Transaction Expenses and the Closing Cash Payment set forth therein, shall be prepared in accordance with the Accounting Principles and the terms of this Agreement, and Holdco shall provide reasonable supporting documentation from the books and records of the Companies and other available information used to prepare or referenced in the estimates and calculations contained therein. Following Purchaser’s receipt of the Estimated Closing Statement and until the Closing, Holdco shall, and shall cause the Companies to, make available to Purchaser and its Representatives, the Companies’ books and records used to prepare or referenced in the Estimated Closing Statement and each of the estimates set forth therein. Holdco shall consider in good faith any reasonable comments of Purchaser to the estimates in the Estimated Closing Statement prior to the Closing and, to the extent Purchaser and Holdco agree to include any of Purchaser’s comments to such estimates (which agreement or lack thereof shall be without prejudice to (or other limitations on) the rights of Purchaser and Sellers’ Representative pursuant to Section 2.4), any such reasonable comments shall amend the Estimated Closing Statement; provided, that for the avoidance of doubt (1) if Holdco disagrees in good faith with any such comments, the position of Holdco with respect to such comments shall control for purposes of calculating all items to be included in the Estimated Closing Statement and (2) such review and comment process shall in no event delay or cause the Closing to occur after the date it is otherwise required to occur pursuant to this Agreement.

(d) The “Closing Cash Payment” shall be an amount equal to (i) the Base Purchase Price, plus (ii) the amount, if any, by which Estimated Working Capital exceeds Target Net Working Capital, minus (iii) the amount, if any, by which Target Net Working Capital exceeds Estimated Working Capital, plus (iv) the amount of Estimated Company Cash, minus (v) the amount of Estimated Company Indebtedness, minus (vi) the amount of Estimated Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount, and minus (viii) the Sellers’ Representative’s Reserve.

(e) On the terms and subject to the conditions of this Agreement, Purchaser agrees to pay (or cause to be paid) the following amounts at Closing by wire transfer of immediately available funds:

(i) to each Seller, the portion of the Closing Cash Payment allocated to such Seller in accordance with such Seller’s Allocable Portion (as set forth in the Funds Flow, in accordance with the wire instructions set forth in the Funds Flow);

(ii) an amount of cash equal to $7,500,000 (the “Purchase Price Adjustment Escrow Amount”), to U.S. Bank National Association (the “Escrow Agent”), to be held by the Escrow Agent in a segregated escrow account (the “Escrow Account”) in accordance with the terms of that certain escrow agreement, in the form attached hereto as Exhibit G (the “Escrow Agreement”), to be entered into as of the Closing by and among the Escrow Agent, Sellers’ Representative and Purchaser;

(iii) on behalf of the Companies, the Debt Payoff Amount, to the Persons owed the Debt Payoff Amount (as set forth in the Payoff Letters and in accordance with the wire instructions set forth therein and in the Funds Flow);

(iv) on behalf of the Companies, the Transaction Expenses, to the Persons owed the Transaction Expenses (in accordance with the wire instructions set forth in the Funds Flow); provided, that if so directed by Holdco, any such amounts which constitute compensation payments shall instead be delivered to Holdco or any of its applicable Subsidiaries (including any applicable employer portion of employment or payroll Taxes associated with the payments) for payment by Holdco or any of its Subsidiaries to such individual (subject to applicable withholding, deductions and any applicable employee benefit plan contributions) through Holdco’s or any of its Subsidiaries’ ordinary payroll system reasonably following the Closing; and

(v) to the Sellers’ Representative, the Sellers’ Representative’s Reserve for and on behalf of Sellers in accordance with wire instructions set forth in the Funds Flow.

Section 2.4. Post-Closing Purchase Price Adjustment.

(a) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall cause the Closing Statement to be prepared and delivered to Sellers’ Representative. The Closing Statement and the calculations of Closing Working Capital, Closing Company Cash, Closing Company Indebtedness, and Transaction Expenses set forth therein shall be prepared by Purchaser from the books and records (including accounting and financial records) of the Companies in accordance with the Accounting Principles and the terms of this Agreement. If Purchaser fails to timely deliver the Closing Statement in accordance with this Section 2.4 within such ninety (90) day period then, Sellers’ Representative shall be entitled, in its sole and absolute discretion, to deliver the Closing Statement at any time during the forty-five (45) day period immediately following the expiration of such ninety (90) day period. If neither Purchaser nor Sellers’ Representative has delivered the Closing Statement within one hundred thirty-five (135) days after the Closing Date, then either Purchaser or Sellers’ Representative may thereafter prepare and deliver the Closing Statement. If Sellers’ Representative delivers the Closing Statement in accordance with the foregoing sentence, any disputes as to any matter set forth therein shall be resolved in accordance with Section 2.4(b) and Section 2.4(c), and Purchaser shall have all rights and obligations in such Sections which are designated for Sellers’ Representative, and Sellers’ Representative shall have all rights and obligations in such Sections which are designated for Purchaser.

(b) Sellers’ Representative shall have forty-five (45) days following receipt of the Closing Statement (the “Review Period”) to review the Closing Statement. If Sellers’ Representative disagrees with the calculation of any of the items set forth in the Closing Statement, Sellers’ Representative may, during the Review Period, deliver a written notice (an “Objection Notice”) to Purchaser stating that Sellers’ Representative disagrees with such calculation and specifying in reasonable detail the particular items or amounts as to which Sellers’ Representative disagrees (each, a “Disputed Item”) and its basis for such disagreements. If Sellers’ Representative does not deliver an Objection Notice to Purchaser prior to 5:00 p.m. (Eastern Time) on the last day of the Review Period, Sellers shall be deemed to have accepted the Closing Statement and the calculations of Closing Working Capital, Closing Company Cash, Closing Company Indebtedness and Transaction Expenses contained therein, and the same shall become binding and conclusive on the Parties and not subject to further appeal, and shall constitute the “Final Working Capital,” “Final Company Cash,” “Final Company Indebtedness” and “Final Transaction Expenses,” respectively, for all purposes of this Agreement.

(c)

(i) If an Objection Notice shall have been timely delivered pursuant to Section 2.4(b) prior to 5:00 p.m. (Eastern Time) on the last day of the Review Period, Sellers’ Representative and Purchaser shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the Disputed Items as promptly as reasonably practicable and, upon any such agreement of Purchaser and Sellers’ Representative, any adjustments to the Closing Statement or the calculation of Closing Working Capital, Closing Company Cash, Closing Company Indebtedness and/or Transaction Expenses contained therein shall be made in writing by Purchaser and Sellers’ Representative.

(ii) If, at the expiration of such thirty (30) day period described in Section 2.4(c)(i), Sellers’ Representative and Purchaser have been unable to reach agreement on any Disputed Items, then either Sellers’ Representative or Purchaser may at any time thereafter request that the Independent Accountant resolve such Disputed Items in accordance with this Agreement (including the definitions set forth herein). Each of Purchaser and Sellers’ Representative agrees to promptly jointly execute, if requested by the Independent Accountant, a reasonable engagement letter in respect of the resolution of such Disputed Items. Purchaser and the Sellers’ Representative shall cooperate with the Independent Accountant and promptly provide all documents and information reasonably requested by the Independent Accountant in connection with the resolution of such Disputed Items, including all relevant books and records of the Companies. The Independent Accountant shall offer Purchaser, on the one hand, and Sellers’ Representative, on the other hand, the opportunity to provide a single written submission regarding their positions on such Disputed Items (the “Initial Submissions”), which Initial Submissions shall be provided to the Independent Accountant, if at all, no later than ten (10) days after the date on which the Independent Accountant is officially retained. The Independent Accountant shall forward a copy of Purchaser’s Initial Submission (if any) to Sellers’ Representative, and a copy of Sellers’ Representative’s Initial Submission (if any) to Purchaser. Each of Purchaser, on the one hand, and Sellers’ Representative, on the other hand, shall then have an opportunity to submit a written response to the other party’s Initial Submission (a “Written Response”), which Written Response shall be delivered to the Independent Accountant within ten (10) days after receipt by such party of such other party’s Initial Submissions (and which Written Responses the Independent Accountant shall promptly forward to Purchaser or Sellers’ Representative, as applicable). Notwithstanding the foregoing, with regard to such Disputed Items, Purchaser shall not be entitled to submit to the Independent Accountant a value for such Disputed Items that is more favorable to Purchaser than that value set forth on the Closing Statement delivered to Sellers’ Representative and Sellers’ Representative shall not be entitled to submit to the Independent Accountant a value for such Disputed Items that is more favorable to Sellers than the value set forth in the Objection Notice. The Independent Accountant’s determination shall be based solely on written materials submitted by Sellers’ Representative and Purchaser. The scope of the dispute to be resolved by the Independent Accountant shall be limited to resolution of such Disputed Items in accordance with this Section 2.4(c)(ii), and the Independent Accountant is not to make any other determination in respect of this Agreement. The Independent Accountant shall act as an expert and not as an arbitrator to calculate, based solely on the Initial Submissions and the Written Responses of Purchaser, on the one hand, and Sellers’ Representative, on the other hand, and not by independent investigation, such Disputed Items, and its calculations must be made in accordance with this Agreement (including the Accounting Principles). For the avoidance of doubt, in no event shall the Independent Accountant be entitled to make any adjustment to the Target Net Working Capital or otherwise amend or modify any of the other terms of this Agreement. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in their Initial Submissions. Neither Purchaser nor Sellers’ Representative, nor their respective Affiliates, shall have any ex parte communications with the Independent Accountant regarding the Disputed Items without such other Party’s prior written consent. The Independent Accountant shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties.

(iii) Purchaser and Sellers’ Representative shall request the Independent Accountant to deliver to Sellers’ Representative and Purchaser, as promptly as practicable (but in any event within thirty (30) days after the unresolved Disputed Items are submitted to the Independent Accountant), a written report setting forth the Independent Accountant’s calculation of such Disputed Items (the “Independent Accountant Report”). The Independent Accountant Report shall be final and binding upon Sellers’ Representative, Sellers and Purchaser absent fraud or manifest error, shall be deemed a final arbitration award that is binding on Purchaser, Sellers and Sellers’ Representative, and absent fraud or manifest error, none of Purchaser, Sellers or Sellers’ Representative shall seek further recourse to courts or other tribunals, including to bring any Action, other than to enforce the Independent Accountant Report; provided, however, that judgment may be entered to enforce the Independent Accountant Report in any court of competent jurisdiction. The Independent Accountant’s fees and expenses relating to the review of the Disputed Items and the preparation and delivery of the Independent Accountant Report shall be allocated to and borne by Purchaser, on the one hand, and Sellers, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the Disputed Items as originally submitted to the Independent Accountant. For example, should the amount of the Disputed Items submitted total $1,000 and the Independent Accountant awards $600 in favor of Sellers’ position, 60% of the costs of the Independent Accountant’s review would be borne by Purchaser and 40% of the costs would be borne by Sellers, in accordance with each Seller’s Allocable Portion. The other fees, costs and expenses of the accountants, attorneys and other Representatives of each Party incurred in connection with the matters described in this Section 2.4 shall be borne solely by such Party.

(d) Purchaser and Sellers’ Representative shall, and shall cause their respective Representatives to, reasonably cooperate and assist in the preparation and review of the Closing Statement and the calculation of Closing Working Capital, Closing Company Cash, Closing Company Indebtedness and Transaction Expenses and in the conduct of the review referred to in this Section 2.4, including by making available the necessary books, records, work papers and personnel to the other Parties and the Independent Accountant. During the period beginning on the Closing Date and ending on the date on which the Closing Statement becomes final and binding on the Parties in accordance with the terms of this Section 2.4. Purchaser shall not take (and Purchaser shall not permit any of the Companies to take) any action with respect to Companies’ contracts, books, records (including accounting or financial records), work papers, policies or procedures of the Companies that would reasonably be expected to obstruct, prevent or interfere with the review or evaluation by Sellers’ Representative of the Closing Statement or the resolution of any dispute relating thereto.

(e) Upon determination of Final Working Capital, Final Company Cash, Final Company Indebtedness and Final Transaction Expenses in accordance with the terms of this Agreement:

(i) if the Final Purchase Price exceeds the Closing Cash Payment, (the amount of such excess, the “Additional Sellers Amount”), then (A) Sellers’ Representative and Purchaser shall direct, by delivery of a joint written instruction to the Escrow Agent, as contemplated by the Escrow Agreement, the Escrow Agent to release the Purchase Price Adjustment Escrow Amount to Sellers (in accordance with each Seller’s Allocable Portion) out of the Escrow Account, and (B) Purchaser shall pay to Sellers (in accordance with each Seller’s Allocable Portion) an amount equal to the lesser of (1) the Additional Sellers Amount, and (2) an amount equal to the Purchase Price Adjustment Escrow Amount;

(ii) if the Closing Cash Payment exceeds the Final Purchase Price (the amount of such excess, “Additional Purchaser Amount”), then, subject to Section 2.4(e)(iv), Sellers’ Representative and Purchaser shall direct, by delivery of a joint written instruction to the Escrow Agent, as contemplated by the Escrow Agreement, the Escrow Agent to release to Purchaser the lesser of (A) the absolute value of the Additional Purchaser Amount, and (B) the Purchase Price Adjustment Escrow Amount, out of the Escrow Account; and

(iii) following the payment of the Additional Sellers Amount or Additional Purchaser Amount, as described in Section 2.4(e)(i) and Section 2.4(e)(ii), as applicable (unless such amounts are zero ($0)), Sellers’ Representative and Purchaser shall direct, by delivery of a joint written instruction to the Escrow Agent, as contemplated by the Escrow Agreement, the Escrow Agent to release the remainder of the funds in the Escrow Account, if any, to each Seller in accordance with such Seller’s Allocable Portion of such remaining Escrow Account funds.

(iv) Any amounts required to be paid under this Section 2.4(e) by Purchaser shall be paid in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers’ Representative. Neither Sellers’ Representative nor any Seller shall be obligated to make any payment pursuant to this Section 2.4(e) (except for the payments from the Escrow Account) and in no event shall the Additional Sellers Amount or Additional Purchaser Amount paid to Sellers or Purchaser, as applicable, exceed the Purchase Price Adjustment Escrow Amount. Purchaser acknowledges that its right to payments from the Escrow Account shall be Purchaser’s sole and exclusive source of recovery for any amounts owing to Purchaser pursuant to this Section 2.4(e).

Section 2.5. Tax Treatment of Payments. Any payments made with respect to adjustments to the Final Purchase Price pursuant to Section 2.4 shall be deemed to be, and Sellers and Purchaser agree to treat such payments as, an adjustment to the Final Purchase Price for Tax purposes, except as otherwise required by applicable Law.

Section 2.6. Withholding. Purchaser, Holdco and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld pursuant to applicable Law; provided, that other than with respect to any amounts treated as compensation or amounts required to be deducted and withheld as a result of a Seller’s failure to deliver the applicable form contemplated by Section 3.2(b)(v), (i) reasonable advance notice of at least five (5) days prior is provided to Sellers’ Representative of such withholding and the basis therefor, (ii) Purchaser shall work in good faith with Holdco and Sellers’ Representative to minimize any such withheld amount, and (iii) Purchaser shall consider in good faith any withholding certificates or related forms timely provided to Purchaser by Sellers’ Representative. Notwithstanding anything to the contrary in this Agreement, to the extent that any such amounts are so deducted or withheld and paid to the appropriate Taxing Authority in the name of the Person in respect of which such deduction and withholding was made, such amounts will be treated for all purposes of this Agreement as having been paid to such Person.

ARTICLE III

CLOSING

Section 3.1. Closing; Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place by electronic exchange of executed documents or, if mutually agreed in writing by Purchaser and Sellers’ Representative, at the offices of Foley & Lardner, LLP, 1 Independent Drive, Suite 1300, Jacksonville, FL 32202, no later than three (3) Business Days following the date of the satisfaction (or, to the extent permitted, waiver by the Party entitled to the benefits thereof) of all conditions specified under Article IX hereof (except for those conditions which by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing), or on such other date, place and time as Purchaser and Sellers’ Representative may agree in writing (such date that Closing occurs, the “Closing Date”). The Closing shall be deemed to occur at the Effective Time; provided, that for Income Tax purposes, the Transactions shall be deemed to occur as of 11:59 pm on the Closing Date.

Section 3.2. Closing Deliveries.

(a) Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Holdco shall deliver (or cause to be delivered) to Purchaser the following:

(i) the Payoff Letters to be delivered pursuant to Section 2.3(a) and the invoices to be delivered pursuant to Section 2.3(b);

(ii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Holdco, certifying as of such date to (1) the Governing Documents of each Company (other than Oaktree Blocker), (2) the resolutions of the board of managers of Holdco authorizing the execution and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, and (3) an incumbency and signatures of the officers of Holdco executing this Agreement and the Transaction Documents;

(iii) a certificate, dated as of the Closing Date, duly executed by the manager of Oaktree Blocker, certifying as of such date to (1) Oaktree Blocker’s Governing Documents, and (2) the resolutions of the manager of Oaktree Blocker authorizing the execution and performance of this Agreement and Transaction Documents and the consummation of the Transactions; and

(iv) a resignation (or evidence of removal) from each of the Companies, as applicable, of each officer or director (in their capacity as such) of the Companies listed in Section 3.2(a)(iii) of the Disclosure Schedule, which resignation (or removal) shall be effective as of the Closing.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall deliver (or cause to be delivered) to Purchaser the following:

(i) a certificate, dated as of the Closing Date, duly executed by the general partner of each Oaktree Seller, certifying solely as of such date to the satisfaction of the conditions set forth in Section 9.1(a) (as it relates to such Oaktree Seller and its respective representations and warranties), Section 9.1(b) (as it relates to such Oaktree Seller and its respective covenants and agreements) and, to the extent applicable to Oaktree Blocker, Section 9.1(g);

(ii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of each Seller other than Oaktree Blocker, certifying solely as of such date to the satisfaction of the conditions set forth in Section 9.1(a) (as it relates to such Seller and its respective representations and warranties), Section 9.1(b) (as it relates to such Seller and its respective covenants and agreements) and, to the extent applicable to such Seller, Section 9.1(g);

(iii) membership interest assignments in the form of Exhibit H, representing the Shares, duly executed by each Seller;

(iv) a signature page to the Escrow Agreement, duly executed by the Sellers’ Representative; and

(v) a properly completed Internal Revenue Service Form W-9 or applicable Form W-8, as applicable, from each Seller.

(c) Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall deliver (or cause to be delivered) the following:

(i) the payments required by Section 2.3 (by wire transfers of immediately available funds pursuant to written instructions delivered in the Funds Flow to Purchaser) in accordance with the terms thereof;

(ii) to Sellers’ Representative, a signature page to the Escrow Agreement, duly executed by Purchaser; and

(iii) to Sellers’ Representative, an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Purchaser, certifying as of such date to the satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b).

ARTICLE IV

TERMINATION

Section 4.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by either Sellers’ Representative or Purchaser, by providing written notice to the other, on or after the date which is six (6) months from the Effective Date (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that to the extent that on the date that is six (6) months after the Effective Date all of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied or waived, other than the conditions (A) with respect to actions the Parties are required to take at the Closing itself as provided herein and (B) set forth in Section 9.1(c), Section 9.2(c), Section 9.1(d), or Section 9.2(d), (to the extent, in the case of the conditions set forth in Section 9.1(c) or Section 9.2(c), such failure to be satisfied is, in whole or in part, related to, arising with respect to, or in connection with any Regulatory Laws), then Sellers’ Representative or Purchaser may elect to extend the Termination Date for up to two (2) additional successive three (3)-month periods, not to exceed six (6) months in the aggregate (inclusive of any other extensions by the other Party pursuant to this Section 4.1(a)), by providing written notice thereof to Purchaser or Sellers’ Representative, as applicable, on or prior to the Termination Date (as such date may have been extended pursuant to this Section 4.1(a)); provided, further, that no Party shall have the right to terminate this Agreement pursuant to this Section 4.1(a) if the failure of such Party (or in the case of the Sellers’ Representative, any Seller or Company) to fulfill, perform or comply with the covenants and agreements of such Party (or in the case of the Sellers’ Representative, any Seller or Company) set forth in this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Closing to occur by the Termination Date (as such date may have been extended pursuant to this Section 4.1(a));

(b) by mutual written consent of Sellers’ Representative and Purchaser;

(c) by either Sellers’ Representative or Purchaser, by providing written notice to the other, if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction making illegal, permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that Purchaser and its Affiliates shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.1(c) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by Purchaser, by providing written notice to Sellers’ Representative, if there has been a breach of any representation, warranty, covenant or agreement made by Holdco, Oaktree Blocker or Sellers in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in any case such that any of the conditions set forth in either Section 9.1(a) or Section 9.1(b) have been rendered incapable of being satisfied, such breach has not been expressly waived by Purchaser in writing, and such breach is not curable or, if curable, is not cured by the earlier of (i) thirty (30) days after written notice thereof is given by Purchaser to Sellers’ Representative and (ii) the Termination Date (as such date may have been extended pursuant to Section 4.1(a)); provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 4.1(d) if Purchaser is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied; or

(e) by Sellers’ Representative, by providing written notice to Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in any case such that any of the conditions set forth in either Section 9.2(a) or Section 9.2(b) have been rendered incapable of being satisfied, such breach has not been expressly waived by Sellers’ Representative in writing, and such breach is not curable or, if curable, is not cured by the earlier of (i) thirty (30) days after written notice thereof is given by Sellers’ Representative to Purchaser and (ii) the Termination Date (as such date may have been extended pursuant to Section 4.1(a)); provided, however, that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 4.1(e) if Holdco, Oaktree Blocker or Sellers are then in breach of any of their respective representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 9.1(a) or Section 9.1(b) would not be satisfied.

Section 4.2. Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 4.1, this Agreement shall become void and have no effect, and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to, or obligation on the part of, any of the Parties (or any of the Companies) or their respective Representatives or Affiliates; provided, however, that no such termination shall relieve any Party from liability for any Actual Fraud or willful and material breach by such Party of its obligations pursuant to this Agreement to the extent required to have been performed prior to such termination; provided, further, that the obligations of the Parties set forth in the Confidentiality Agreement, this Section 4.2, Section 8.10 and Article XII hereof shall survive any such termination and shall be enforceable in accordance with the terms thereof. In determining losses or damages recoverable by a Party for any Actual Fraud or willful and material breach by the other Party in the event of the termination of this Agreement, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such Party; provided, however, without limiting the Parties’ respecting rights under Section 12.4(c), that in no event shall the aggregate liability of any Party for all such losses and damages for any willful and material breach by such Party in the event of the termination of this Agreement exceed an amount equal to $277,500,000. For purposes of this Agreement, the term “willful and material breach” means a Party’s material breach of, or material failure by a Party to perform, any of its covenants or other agreements contained in this Agreement that results from a deliberate act or omission by such Party. The Parties acknowledge and agree that the failure by any Party to consummate the Closing when required to do so in accordance with Section 3.1 shall constitute a “willful and material breach” by such Party.

(b) If this Agreement is terminated by Purchaser or Sellers’ Representative (i) pursuant to Section 4.1(a) and, at the time of, or prior to, such termination, each of the conditions set forth in Article IX shall have been satisfied or waived, other than those conditions that by their terms are to be satisfied at Closing (other than the conditions set forth in Section 9.1(c), Section 9.1(d), Section 9.2(c), or Section 9.2(d) or, for the avoidance of doubt, any combination of such conditions), or (ii) pursuant to Section 4.1(c) and, at the time of, or prior to, such termination, each of the conditions set forth in Article IX shall have been satisfied or waived, other than those conditions that by their terms are to be satisfied at Closing (other than the conditions set forth in Section 9.1(c), Section 9.1(d), Section 9.2(c), or Section 9.2(d) or, for the avoidance of doubt, any combination of such conditions), then Purchaser will pay to Sellers’ Representative (for distribution to Sellers in accordance with their respective Allocable Portions) by wire transfer of immediately available funds a non-refundable fee in the amount of $64,750,000 (the “Termination Fee”), within three (3) Business Days of such termination of this Agreement. If Purchaser fails to pay the Termination Fee in full when due in accordance with this Agreement and, in order to obtain such payment, the Sellers’ Representative commences an Action that results in an Order against Purchaser or any of its Affiliates for the Termination Fee, Purchaser will pay to Sellers’ Representative (for distribution to Sellers in accordance with their respective Allocable Portions) by wire transfer of immediately available funds (i) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action and (ii) interest on the Termination Fee from the date of such termination through the date of payment at the prime rate as published in The Wall Street Journal in effect on the date of such termination plus five percent (5%), compounded quarterly (collectively, the “Recovery Costs”).

(c) The Parties acknowledge and agree that the agreements contained in this Section 4.2 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Solely for the purposes of establishing the basis for the amount thereof, and without in any way increasing or decreasing the amount of the Termination Fee (or Recovery Costs, if any) or expanding or limiting the circumstances in which the Termination Fee is to be paid, each of the Parties further acknowledge and agree that the payment of the amounts by Purchaser specified in this Section 4.2 (including Recovery Costs, if any) is not a penalty, but is liquidated damages in a reasonable amount that will compensate Sellers in the circumstances in which such amounts are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(d) The Parties agree and understand that in no event shall Purchaser be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if Sellers actually receive the Termination Fee and Recovery Costs (if any) from Purchaser pursuant to this Section 4.2, such payment shall be the sole and exclusive remedy of Sellers and the Companies against Purchaser and its Representatives, and Purchaser and its Representatives shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that nothing in this Section 4.2 shall limit (i) any rights or obligations under the Confidentiality Agreement, (ii) Sellers’ rights to seek reimbursement for out-of-pocket costs and expenses pursuant to Section 8.13(b) or indemnification pursuant to Section 8.13(c) or (iii) claims for Actual Fraud. Until such time as Purchaser pays the Termination Fee and Recovery Costs (if any) in accordance with this Section 4.2, nothing in this Section 4.2 shall prohibit or restrain Sellers from seeking specific performance pursuant to Section 12.4.

(e) Notwithstanding anything to the contrary in this Agreement, each Seller, on behalf of itself or himself and its or his Affiliates, agrees that: (i) no Financing Source shall have any liability or obligation to Sellers, the Companies or their respective Affiliates (whether at law, in equity, in contract, in tort or otherwise) for, and Sellers, the Companies and their respective Affiliates hereby waive, any claims, causes of action, obligations or liabilities arising out of, in connection with or relating to this Agreement, the Financing or the Transactions; and (ii) none of Sellers, the Companies nor their respective Affiliates shall seek to enforce this Agreement against, make any claims for a breach of this Agreement against, or seek to recover monetary damages from any Financing Sources, in each case, to the extent arising out of, in connection with, or relating to this Agreement, the Financing or the Transactions. No amendment or waiver of this Section 4.2(e) shall be effective to the extent such amendment is adverse to any Financing Sources without the prior written consent of such Financing Sources. The Financing Sources shall be third party beneficiaries with respect to this Section 4.2(e) and this Section 4.2(e) may be enforced by the Financing Sources and shall be binding on all successors and assigns of Sellers. For the avoidance of doubt, the foregoing shall not in any way limit or modify the rights of Purchaser or its Affiliates to assert claims against the Financing Sources pursuant to the terms and conditions of the executed debt commitment letter with respect to the Bridge Financing in effect as of the Effective Date (as amended pursuant to the terms thereof, the “Debt Commitment Letter”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES

Subject to the exceptions disclosed in the disclosure schedule delivered by Holdco to Purchaser (the “Disclosure Schedule”), (a) Sellers (other than the Oaktree Parties) severally, and not jointly or jointly and severally, hereby represent and warrant to Purchaser as follows with respect to each Company (as applicable) other than Oaktree Blocker, and (b) the Oaktree Sellers hereby represent and warrant to Purchaser as follows with respect to Oaktree Blocker (as applicable) (provided, that for purposes of this Article V and the representations and warranties being made by the Oaktree Sellers as described in clause (b) of this sentence, but not with respect to the representations and warranties being made by the applicable Sellers as described in clause (a) of this sentence, Oaktree Blocker shall be deemed a “Company” solely with respect to Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.3 (Conflicts; Consents of Third Parties), Section 5.4 (Capitalization), Section 5.7(a) and (b) (Absence of Certain Developments), Section 5.10 (Taxes), Section 5.17 (Litigation), Section 5.18(b) and (d) (Compliance with Laws; Permits), Section 5.23 (Brokers), and Section 5.27 (No Other Representations or Warranties) and not with respect to any of the other representations and warranties set forth in this Article V):

Section 5.1. Organization and Good Standing.

(a) Each Company is a corporation, limited liability company, or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation. Each Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, including in the jurisdictions set forth on Section 5.1(a) of the Disclosure Schedule, except where the failure to be so qualified or authorized would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Companies have the requisite power and authority to operate the business of the Companies as now operated in all material respects.

(b) Each Company has delivered to Purchaser true, correct and complete copies of its Governing Documents.

Section 5.2. Authorization of Agreement. Each Company has all requisite corporate (or similar) power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the Transactions and the transactions contemplated by such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents to which it is a party and the consummation of the Transactions and the transactions contemplated by the Transaction Documents have been duly authorized by all requisite corporate (or similar) action on the part of each Company. This Agreement has been, and each of the Transaction Documents to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by the applicable Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Transaction Documents to which it is a party will, when so executed and delivered, constitute, the legal, valid and binding obligations of the applicable Company, enforceable against it in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3. Conflicts; Consents of Third Parties.

(a) Except as set forth in Section 5.3(a) of the Disclosure Schedule, none of the execution and delivery by any Company of this Agreement or the Transaction Documents to which such Company is a party, the consummation of the Transactions or the transactions contemplated by the Transaction Documents to which any Company is a party, or compliance by each Company with any of the provisions hereof or thereof will conflict in any material respect with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or, in the case of clause (i), give rise to a right of termination or cancellation of (i) the Governing Documents of the Companies, (ii) any Order applicable to the Companies or by which any of the properties or assets of the Companies are bound, or (iii) subject to compliance with the Regulatory Laws applicable to the Transactions, any applicable Law.

(b) Except (i) as set forth in Section 5.3(b) of the Disclosure Schedule, (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Companies taken as a whole, (iii) for the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, and (iv) for the filing of all applications and notices, as applicable, with Governmental Authorities under Regulatory Laws other than the HSR Act, and the issuance or receipt of consents, clearances, waivers, authorizations or approvals in connection with such applications by such authorities, if required and the expiration or termination of any applicable waiting periods thereunder, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or party to any Material Contract is required on the part of Holdco in connection with the execution and delivery of this Agreement or the Holdco Documents by Holdco or any other Company, or the compliance by Holdco or any other Company with any of the provisions hereof or thereof, or the consummation of the Transactions or the transactions contemplated by the Holdco Documents.

Section 5.4. Capitalization.

(a) The outstanding Capital Stock of each Company and the holders thereof are listed on Section 5.4(a) of the Disclosure Schedule. Each of the Shares and the Blocked Preferred Units have been duly authorized and validly issued, are fully paid and non-assessable (to the extent such concept is applicable to such Capital Stock), and, except as set forth on Section 5.4(a) of the Disclosure Schedule, free and clear of all Liens (other than restrictions arising under applicable securities laws and in the Governing Documents of the applicable Company). No Company has any other class or series of authorized, issued or outstanding units of Capital Stock other than as listed on Section 5.4(a) of the Disclosure Schedule.

(b) Except (i) as set forth on Section 5.4(a) of the Disclosure Schedule or in the Governing Documents of the Companies, or (ii) as expressly contemplated by this Agreement (including the Oaktree Distribution), (x) there are no options, rights, warrants, calls or other outstanding securities convertible into or exercisable or exchangeable for Capital Stock of the Companies, nor any outstanding subscriptions, options, rights, warrants, calls, pre-emptive rights, rights of first refusal or offer, or other Contracts (contingent or otherwise) obligating the Companies to issue or transfer from treasury any of its Capital Stock or to issue, grant or sell other securities of the Companies or securities convertible into or exchangeable for its Capital Stock; and (y) there are no subscriptions, options, warrants, calls, rights, commitments or similar Contracts to which any Company is a party or by which it is bound obligating or permitting such Company to purchase or otherwise acquire Capital Stock of any other Person.

(c) Except as set forth in the Governing Documents of the Companies, there are no (i) Capital Stock of any Company reserved for issuance, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to such Company or (ii) voting trusts, proxies or any other similar Contract with respect to the voting of any Capital Stock of any Company (including the Shares).

(d) In determining the Allocable Portion set forth opposite each Seller’s name under the heading “Allocable Portion” on the Funds Flow (in the case of payments made at Closing), each Seller’s Allocable Portion will be determined based on the principles of distribution set forth in Section 6.2(b) of the Holdco LLC Agreement, taking into account (i) the amount each Preferred Member would receive if their Preferred Units had been converted to Common Units in accordance with clause (x) of such Section 6.2(b) and (ii) the proviso in the definition of “Allocable Portion” set forth herein.

Section 5.5. Subsidiaries(a) . Section 5.5 of the Disclosure Schedule sets forth a true and complete list as of the Effective Date of (a) each Subsidiary of Holdco, (b) each such Subsidiary’s jurisdiction of incorporation or organization, and (c) the holders of the issued and outstanding Capital Stock of each such Subsidiary. Except as set forth in Section 5.5 of the Disclosure Schedule, (i) Holdco does not, directly or indirectly, own any Capital Stock in any other Person, (ii) no Person holds any Capital Stock in any Subsidiary of Holdco. All Capital Stock of each Subsidiary of Holdco has been validly issued, fully-paid and is non-assessable (to the extent such concept is applicable to such Capital Stock). There are no options, rights, warrants, calls or other outstanding securities convertible into or exercisable or exchangeable for Capital Stock of any Subsidiary of Holdco, nor any outstanding subscriptions, options, rights, warrants, calls, pre-

emptive rights, rights of first refusal or offer, or other Contracts (contingent or otherwise) obligating such Subsidiary to issue or transfer from treasury any of its Capital Stock or to issue, grant or sell other securities of such Subsidiary or securities convertible into or exchangeable for its Capital Stock; and (iii) there are no subscriptions, options, warrants, calls, rights, commitments or Contracts to which any Subsidiary of Holdco is a party or by which it is bound obligating or permitting any such Subsidiary to purchase or otherwise acquire Capital Stock of any other Person. There (1) is no Capital Stock reserved for issuance, outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Subsidiary of Holdco or (2) are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any Capital Stock of any Subsidiary of Holdco. Other than the Governing Documents of the Companies, no Company is party to a limited partnership, partnership, strategic alliance, joint venture agreement or similar arrangement.

Section 5.6. Financial Statements.

(a) Section 5.6(a) of the Disclosure Schedule contains a true and complete copy of the Financial Statements. Except as set forth (i) in the notes to the Financial Statements and subject to, in the case of the Interim Financial Statements, ordinary course year-end adjustments and the absence of footnote disclosure and (ii) on Section 5.6 of the Disclosure Schedule, each of the Financial Statements has been prepared from the books and records of the Companies in accordance with GAAP and presents fairly in all material respects the consolidated financial position and consolidated results of operations (as applicable) of the Companies as at the dates and for the periods indicated therein.

(b) Holdco is, and has always been, a holding company with no operations, other than immaterial operations in connection with its direct or indirect ownership interest in FPC, and has no Liabilities or assets other than those Liabilities and assets arising out of its existence or ownership interest in FPC or liabilities for Taxes or arising under its organizational documents. Holdco does not, and has never had, any employees (but excluding officers), leased employees or contractors.

(c) Oaktree Blocker is, and has always been, a holding company with no operations, other than immaterial operations in connection with its direct or indirect ownership interest in Oaktree Holdings and indirect ownership of Preferred Units, and has no material Liabilities or assets other than those Liabilities and assets arising out of its existence or ownership interest in Oaktree Holdings and Holdco or liabilities for Taxes or arising under its organizational documents. Oaktree Blocker does not, and has never had, any employees (but excluding officers), leased employees or contractors.

(d) Except as set forth on Section 5.6(d) of the Disclosure Schedule, each Company maintains internal accounting controls over financial reporting that provide reasonable assurance (i) that transactions are (x) executed in accordance with management’s authorization, and (y) recorded as necessary to permit the preparation of financial statements in accordance with GAAP, and (ii) regarding the prevention and timely detection of the unauthorized acquisition, use or disposition of the assets of such Company.

Section 5.7. Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Section 5.7 of the Disclosure Schedule, (a) since January 1, 2025, the Companies have conducted their respective businesses in all material respects in the Ordinary Course of Business, (b) since January 1, 2025, no event has occurred, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (c) since July 31, 2025, none of the Companies have taken any action which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Section 8.2.

Section 5.8. No Undisclosed Liabilities. The Companies do not have any material Liabilities (other than Liabilities attributable to Taxes) other than Liabilities: (a) as reflected or reserved against in the Financial Statements (or expressly disclosed in the notes thereto, if any), (b) as set forth in Section 5.8 of the Disclosure Schedule, (c) that were incurred since the Recent Balance Sheet Date in the Ordinary Course of Business and that do not relate to any Action or breach of Law or Contract, (d) that are incurred in connection with this Agreement, the Transactions or the announcement, negotiation, execution or performance of this Agreement or the Transaction Documents and in full compliance therewith, or (e) that are not material, individually or in the aggregate, to the Companies; provided, however, that none of such Liabilities arise out of an Action or a breach or default of, or noncompliance with, any Contract or Law, as applicable, on the part of any of the Companies.

Section 5.9. Taxes. Except as set forth in Section 5.9 of the Disclosure Schedule:

(a) All Income Tax Returns and other material Tax Returns required to be filed by or with respect to the Companies have been timely filed and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. All material Taxes due and payable (whether or not shown on such Tax Returns) by or with respect to the Companies or their assets have been timely paid in full in accordance with applicable Law.

(b) All material Taxes that any Company is or has been obligated to withhold from amounts paid to any Person have been fully withheld and remitted to the appropriate Taxing Authority.

(c) Each Company has properly collected, reported and remitted all material applicable sales, use and value added Taxes with respect to its customers (if applicable) or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made without charging or remitting material sales Taxes.

(d) No written claim has ever been made by any Taxing Authority, in a jurisdiction where a Company did not or does not file Tax Returns or pay Taxes, that a Tax Return is required to be filed or that Taxes are required to be paid in such jurisdiction with respect to such Company or its assets.

(e) No Company is, nor has any Company been within the five (5)-year period ending as of the Closing Date, a United States real property holding corporation (as defined in Code Section 897(c)(2)).

(f) No Company is a party to or bound by any Tax Sharing Agreement.

(g) No Company has (i) for any period for which the statute of limitations remains open, ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which is a Company) and (ii) no Company has any liability for the Taxes of any Person (other than the Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (other than any agreement entered into in the Ordinary Course of Business the principal purpose of which is not Taxes).

(h) No deficiencies or assessments for Taxes have been proposed, asserted or assessed against any Company that have not been settled or resolved in full. No Tax Matter is pending with any Taxing Authority with respect to Taxes asserted against any Company and no written notice has been received of any threatened Tax Matter from any Taxing Authority for any unpaid Taxes asserted against any Company.

(i) None of the Companies is subject to a waiver of any statute of limitations in respect of any Taxes or any extension of the time to assess or collect any Taxes of any Company or its assets and no request for such waiver or extension is pending (in each case, other than any extension of time to file a Tax Return obtained in the Ordinary Course of Business).

(j) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been requested or entered into by any Company with any Taxing Authority or issued by any Taxing Authority with respect to any Company or the assets of such Company.

(k) There are no currently existing, pending or threatened Liens (other than Permitted Liens) with respect to any Company or such Company’s assets.

(l) No Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting, including under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Tax Law) for a taxable period ending prior to the Closing, (ii) the use of the cash method of accounting for a taxable period ending prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing, (iv) any installment sale or open transaction disposition made prior to the Closing, (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) made prior to the Closing, (vi) any use of an improper method of accounting for a taxable period ending prior to the Closing or (vii) any prepaid amounts received or deferred revenue or accrued prior to Closing.

(m) No Company has a permanent establishment (within the meaning of an applicable Tax treaty) or office or fixed place of business in a country other than the country in which it is organized.

(n) No power of attorney granted to any Person by or with respect to any Company with respect to any Taxes will remain in force after the Closing.

(o) All material amounts requested to be remitted by any Company pursuant to applicable escheat or unclaimed property Law have been remitted to the applicable Governmental Authority in accordance with applicable Law.

(p) No Company (i) has participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) (or any comparable provisions of state, local or non-U.S. Law) and (ii) has, within the past three (3) years, been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(q) Holdco is and has been since the date of its formation a partnership for U.S. federal (and applicable state and local) income Tax purposes and Holdco has in effect a valid election under Section 754 of the Code. Each Subsidiary of Holdco is and has been since the date of its formation an entity disregarded as separate from Holdco for U.S. federal (and applicable state and local) income Tax purposes. Oaktree Blocker made a valid election to be classified as a corporation for U.S. federal (and applicable state and local) income Tax purposes effective as of the date of its formation and is and has been since the date of its formation a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(r) Notwithstanding any other provision of this Agreement, neither Holdco nor Oaktree Blocker makes any representation or warranty regarding the amount, availability, or use of any Tax attributes (including net operating loss carry forwards, Tax credits, and Tax bases) of the Companies after the Closing.

This Section 5.9 contains the sole and exclusive representations and warranties of Sellers with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 5.9 and shall not be based on the representations set forth in any other provision of this Agreement. Notwithstanding any provision of this Agreement to the contrary (other than Section 5.9(l)), no Tax representations or warranties made in this Section 5.9 shall apply to any period (or portion thereof) commencing after the Closing Date.

Section 5.10. Accounts and Notes Receivable and Payable.

(a) A true, correct and complete list of the accounts receivable, notes receivable and other receivables of the Companies as of the Recent Balance Sheet Date (collectively, the “Accounts Receivable”), showing the aging thereof, is included on Section 5.10(a) of the Disclosure Schedule. All Accounts Receivable have arisen from bona fide transactions in the Ordinary Course of Business, represent valid obligations to the Companies and are payable on ordinary trade terms. Except as set forth in Section 5.10(a) of the Disclosure Schedule, the Accounts Receivable are appropriately reserved for and recorded in accordance with GAAP and consistent with the Company’s past practices, and reflected in the Interim Financial Statements or were incurred following the Recent Balance Sheet Date. Except as set forth in Section 5.10(a) of the Disclosure Schedule, the reserves with respect to the Accounts Receivable arising after the Recent Balance Sheet Date were calculated in a manner consistent with past practice and in accordance with GAAP. None of the Accounts Receivable (i) are subject to any setoffs or counterclaims, (ii) represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement or (iii) have been pledged or assigned to any Person.

(b) A true, correct and complete list of the accounts payable, notes payable and other payables of the Companies as of the Recent Balance Sheet Date (collectively, the “Accounts Payable”), showing the aging thereof, is included on Section 5.10(b) of the Disclosure Schedule. The Accounts Payable have arisen from bona fide transactions in the Ordinary Course of Business and there are no Accounts Payable (i) for purchases in material excess of usual requirements, or (ii) that are materially past due. Except as set forth in Section 5.10(b) of the Disclosure Schedule, the Accounts Payable are appropriately reserved for and recorded in accordance with GAAP and consistent with the Company’s past practices, and reflected in the Interim Financial Statements or were incurred following the Recent Balance Sheet Date.

Section 5.11. Real Property.

(a) Set forth in Section 5.11(a) of the Disclosure Schedule is a true, complete and correct list of all real property interests owned in fee by the Companies and their interest therein (the “Owned Real Property”).

(b) Set forth in Section 5.11(b) of the Disclosure Schedule is a true, complete and correct list of all leases, subleases, and licenses under which the Companies are the lessees, sublessee or licensee of real property, together with all amendments, restatement and modifications thereto (the “Leases”), including the address of each leased, subleased or licensed real property (the real property leased, subleased, licensed or occupied pursuant to the Leases being referred to herein as the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). True, correct and complete copies of (i) the Leases, and (ii) all title policies and commitments (where no policy was issued) naming the applicable Company, as the insured party, documents evidencing the exceptions to title shown thereon and surveys for the Owned Real Property that are in the possession of the Companies or their Affiliates, in each case, have been made available to Purchaser.

(c) The Owned Real Property and Leased Real Property and the Leases constitute all interests in real property (i) currently used, occupied or held for use by the Companies in the Ordinary Course of Business, and (ii) necessary for the continued operation of the business of the Companies in the Ordinary Course of Business.

(d) The Real Property, including all buildings, fixtures and other improvements constituting a part thereof is in good operating condition (ordinary wear and tear excepted) and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Real Property are in good operating condition (ordinary wear and tear excepted). None of such improvements to any Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or Permit under any applicable Law. Except as set forth in Section 5.11(d) of the Disclosure Schedule, no Real Property is subject to any lease, sublease, license or right of occupancy in favor of any third party.

(e) The applicable Company has good, marketable and exclusive fee simple title to, and the valid and enforceable power and unqualified right to use and sell, transfer, convey or assign the Owned Real Property, free and clear of all Liens other than Permitted Liens or such Liens as will be satisfied at or prior to Closing.

(f) The applicable Company has a valid, binding and enforceable leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and is the valid, binding and enforceable obligation of the applicable Company that is a party thereto in accordance with its terms. The applicable Company has accepted full possession of each individual Leased Real Property and is currently occupying and using same pursuant to the terms of the applicable Lease. All “landlord work” and “tenant work” or other improvements or construction required or contemplated by each Lease has been completed in accordance with the applicable Lease and accepted by the applicable Company. None of the Companies, nor any other Person, is in breach or violation of, or default under, any Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party to any Lease has exercised any termination rights with respect thereto, and no such party has given notice (written or oral) of any outstanding material dispute with respect to any Lease.

(g) The applicable Company has all certificates of occupancy, Permits and other similar consents or authorizations issued by or obtained from any Governmental Authority necessary for the current use and operation of the Real Property in the Ordinary Course of Business. The Real Property is in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to be material to the Companies taken as a whole.

(h) There do not exist any actual or threatened condemnation or eminent domain proceedings that affect any Real Property or any part thereof. None of the Companies nor their Affiliates have received any notice (written or oral) of the intention of any Governmental Authority or other Person to take or use any Real Property or any part thereof or interest therein.

(i) None of the Companies nor their Affiliates have received any written notice from any insurance company that has issued a policy with respect to any Real Property requiring performance of any structural or other repairs or alterations to such Real Property that have not been completed.

(j) All buildings, structures and other improvements constituting a part of the Real Property are supplied with utilities and other services necessary for the operation of such buildings, structures or other improvements in the Ordinary Course of Business.

(k) None of Sellers, the Companies, nor any of their Affiliates owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any real estate or any portion of or interest in the Real Property.

(l) No work has been done on behalf of the Companies or their Affiliates at the Real Property, and no materials have been supplied to the Real Property on behalf of the Companies or their Affiliates that have not been paid for, and there are no materialman’s liens or mechanic’s liens affecting the Real Property.

(m) The Companies and their Affiliates, and each parcel of Real Property, (i) are in material compliance with all declarations of covenants, conditions or restrictions, restrictive covenants and easement agreements, in each case affecting any Real Property, and (ii) have not received any notice of any material breach, violation or default under any such declarations, agreements or easements.

Section 5.12. Tangible Personal Property; Sufficiency of Assets.

(a) Each Company has, and upon the Closing will have, (i) good, valid, exclusive and marketable title to, and (ii) valid, binding and enforceable leasehold interest in, in each case, all material properties and assets, whether real, personal or mixed and whether tangible or intangible used or held for use in the conduct of the business of such Company, including the business of the Companies, or purported to be owned or leased by such Company (including all properties or assets referred to in Section 5.10, and all other properties or assets reflected in such Company’s books and records as being owned or leased by such Company), in each case, free and clear of any and all Liens, except for the Permitted Liens.

(b) Such properties and assets (i) are in good operating condition and repair in all material respects, are structurally sound and free of any defects and deficiencies in all material respects, in each case, subject to normal wear and tear, ongoing repairs or refurbishments in the Ordinary Course of Business and obsolescence in the Ordinary Course of Business, (ii) together with the properties and assets utilized under the TSA, are adequate for, and constitute all of the properties and assets used in, and necessary for, the operation of the business of the Companies, (iii) comply in all material respects with, and are being operated and otherwise used in material compliance with, all applicable Laws, and (iv) together with the properties and assets utilized under the TSA are sufficient to conduct the business of the Companies as presently conducted.

Section 5.13. Intellectual Property; Data Privacy; Data Security.

(a) Section 5.13(a) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property Registrations, including all registrations and applications for Patents, Marks and Copyrights, and all material unregistered Marks included in the Intellectual Property Assets. All Intellectual Property Registrations have been maintained by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees. All Intellectual Property Registrations are registered in the name of one of the Companies, subsisting, and are valid and enforceable.

(b) Section 5.13(b) of the Disclosure Schedule sets forth a complete and accurate list of all material agreements (other than agreements with respect to non-customized, commercially available “off-the-shelf” Software) between any Company, on the one hand, and any other Person, on the other hand, (i) granting any other Person the right to use or practice any rights under any of the Intellectual Property Assets other than non-exclusive licenses granted in the Ordinary Course of Business,(ii) granting any of the Companies the right to use or practice any rights under any Intellectual Property owned by another Person, or (iii) limiting or restricting the Companies’ ability to use any material Intellectual Property Asset, including any geographical restrictions (collectively, the “IP Licenses”).

(c) All Intellectual Property Assets are exclusively owned by the Companies and are free and clear of all Liens except for Permitted Liens and the Companies have the valid right to use all other Intellectual Property that is necessary for or used in the operation of the Companies’ business as currently conducted.

(d) Neither the operation of the Companies’ business, nor any activity by the Companies, infringes or violates (or in the past infringed or violated) any Intellectual Property of any Person or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any Person. The Companies have taken reasonable measures to maintain and protect all of the material Trade Secrets owned by the Companies. No such Trade Secrets have been the subject of any unauthorized access, theft, or use.

(e) (i) None of the Intellectual Property Assets is the subject of any challenge received by the Companies and there are no Actions pertaining thereto, and (ii) the Companies have not received any written notice of any material default or any event that with notice or lapse of time, or both, would constitute a material default under any IP License. No Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Assets.

(f) The Company Systems are operational and sufficient in all material respects for the current needs of the business of the Companies.

(g) Consummation of the transactions contemplated herein will not result in the loss or impairment of the Companies’ right to own or use any Intellectual Property material to the conduct of the business of the Companies as currently conducted. Immediately subsequent to the Closing, all such Intellectual Property will be owned or available for use by the Companies on terms and conditions not materially less favorable than those in effect immediately prior to the Closing.

(h) Each Company is, and since January 1, 2022, has been, in compliance in all material respects with all Privacy and Security Requirements. Each Company has implemented and maintains such policies, procedures, and practices governing Personal Information as are required to comply in all material respects with all Privacy and Security Requirements, and such policies, procedures, and practices have been followed in all material respects in the conduct of the business of each Company. The execution of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereunder and thereunder do not, in any material respect, violate any privacy policy, terms of use, Contract or applicable Law relating to the use, dissemination, transfer or other processing of any Sensitive Data. Neither Sellers nor the Companies (i) are subject to any contractual requirements or other obligations under applicable Law that, following the Closing, would materially prohibit the Companies from processing Personal Information in the manner in which the Companies processed such Personal Information prior to the Closing, or (ii) since January 1, 2022 have received any subpoenas, written demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or alleged violation of or non-compliance with any Data Protection Laws.

(i) The Companies have adopted and maintain information security and privacy policies, procedures and practices, including reasonable and effective administrative, physical, and technical safeguards consistent with industry commercially reasonable practices appropriate for the size and nature of the Companies’ business, to protect the confidentiality, integrity, availability and security of Sensitive Data against unlawful or unauthorized access, use, modification, disclosure or other misuse. The Companies have implemented and maintain reasonable and effective security controls, business continuity and disaster recovery plans, procedures and facilities consistent with industry practices for the business of the Companies and for the Systems.

(j) Each Company has used commercially reasonable efforts to (i) prevent, detect, and remove ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) promptly implement and maintain commercially reasonable processes to deploy material security patches that are generally available for the Systems in a timely manner, taking into account OEM constraints, validation, and safety requirements, and planned maintenance windows. The Systems have not suffered any unplanned or critical failures, continued substandard performance, errors, breakdowns or other adverse events that have caused any material disruption or interruption in the operation of the business of any Company and that have not been remedied in all material respects. The Companies maintain a risk-based third-party risk management program for vendors, service providers, contractors, and third parties that have access to the Systems or Sensitive Data.

(k) Since January 1, 2022, (i) no Company has suffered any Security Incident, and (ii) no service provider (in the course of providing services for or on behalf of any Company) has suffered any Security Incident. Each Company has conducted commercially reasonable privacy and data security audits and penetration tests at reasonable intervals on the Systems, and has addressed all material privacy or data security issues raised in any such audits or penetration tests (including third party audits of the Systems). The Systems (1) are in good working order, (2) function in all material respects in accordance with all specifications and any other descriptions under which they were supplied, (3) are substantially free of any material defects, bugs and errors, and (4) are sufficient for the existing needs of the business of the Companies.

Section 5.14. Material Contracts.

(a) Section 5.14(a) of the Disclosure Schedule sets forth all of the following Contracts (except for purchase orders) to which any Company is a party or by which any assets or properties of any Company are bound:

(i) Contracts (or group of related Contracts) which (A) involve the expenditure by any Company of more than $1,000,000 annually or $2,000,000 in the aggregate, or (B) involve payments to any Company of more than $1,000,000 annually or $2,000,000 in the aggregate;

(ii) Contracts (A) limiting or restricting any of the Companies in any material respect from engaging in any lines of business or competing in any geographic area or lines of business, (B) exclusive distribution, resale, or agency agreements, or (C) containing any other exclusivity provision that restricts any Company in any material respect;

(iii) Contracts, excluding any non-binding indications of interest and/or intent, relating to any acquisition to be made by any of the Companies of any operating business or the Capital Stock of any other Person or all or a material portion of the assets of any other Person, which contain obligations of any party thereto, which remain outstanding;

(iv) Contracts relating to (A) the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business entered into during the past five (5) years or (B) the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business;

(v) Contracts for the lease of equipment requiring annual payments by any Company in excess of $250,000;

(vi) Contracts (A) relating to the incurrence, assumption or guarantee of any material Indebtedness of the type set forth in prong (a), (b), (c) or (d) of the definition of Indebtedness or (B) granting any Person, or otherwise creating in favor of any Person, a Lien on all or any of the Companies, other than Permitted Liens and Liens which will be released at the Closing;

(vii) Contracts relating to any Company’s ownership of or investment in any other Person (other than another Company), including any joint venture, partnership, strategic alliance, licensing arrangement or similar arrangement involving the sharing of profits, losses, costs or liabilities;

(viii) any Contract evidencing or creating any Liabilities of any Company in respect of any interest rate protection, commodity or currency hedge, swaps, puts, calls, options or similar derivative products;

(ix) any settlement, conciliation or similar Contracts with respect to any Action pursuant to which any Company is subject to continuing payment obligations, or continuing performance obligations or equitable remedies;

(x) stock option, change in control, transaction bonus, retention or stay or similar plan or arrangement;

(xi) Contracts (A) imposing any confidentiality obligation on any Company (other than routine nondisclosure agreements or routine confidentiality provisions contained in Contracts entered into in the Ordinary Course of Business or in connection with the Companies’ consideration of the sale process related to the Transactions), (B) containing “standstill” or similar provisions, (C) providing any preferential rights to purchase assets of any Company, right of first negotiation, right of first refusal, or similar right to any other Person, (D) containing any minimum purchase commitment, requirements, “take-or-pay” or similar obligations, or (E) providing any rights that any term of such Contract will be no less favorable to any other Person either individually or in the aggregate than similar provisions in any other Contract, or any other similar “most favored nation” or “most favored customer” provision in favor of any other Person;

(xii) Contracts with Specified Customers;

(xiii) Contracts with Specified Vendors;

(xiv) guaranty or surety Contracts, or Contracts entered into for the primary purpose of providing indemnification, direct or indirect, by any Company, including Contracts containing an obligation to indemnify any Person in connection with the acquisition (whether by means of merger, stock sale, or asset sale) of any Person, except for any such Contract that is no longer in effect and under which no claim has been made or threatened;

(xv) Contracts relating to sales commission, broker, distributor, dealer, manufacturer’s representative, franchise, agency (foreign or domestic), continuing sales or purchase, sales promotion, or market research and similar Contracts providing for payments to any Person (other than a Company Employee) based on sales, purchases, or profits, other than direct payments for products or services;

(xvi) Contracts pursuant to which any Company has any continuing obligation to any current or former Employee or current or former independent contractor relating to severance, non-competition or separation (excluding for purposes of this clause (xvi), any offer letters, restrictive covenant agreements, bonus or benefit programs applicable to similarly situated employees, or confidentiality agreements entered into by the Company in the Ordinary Course of Business, in each case, under with the Company has outstanding obligations);

(xvii) any Contract between any Company, on the one hand, and a Governmental Authority, on the other hand, including any Contract that is a settlement, conciliation or similar Contract with a Governmental Authority, in each case, pursuant to which any Company has continuing obligations (whether monetary and non-monetary);

(xviii) Contracts that provide for a base salary over $250,000 for the employment or engagement of any Employee or independent contractor who is currently providing services to any Company (except for employment Contracts which are terminable by any Company at will (without advance notice) and without penalty and consulting or independent contractor Contracts which are terminable by any Company without penalty on no more than thirty (30) days’ notice);

(xix) any Collective Bargaining Agreement; and

(xx) any Affiliate Agreement.

(b) True, complete and correct copies of each Material Contract, together with all amendments, exhibits, modifications or other supplements thereto, have been made available to Purchaser. Except as set forth in Section 5.14(a)(i) of the Disclosure Schedule, (i) each Material

Contract (A) is in full force and effect and constitutes a legal, valid and binding obligation of each applicable Company party thereto and each other party thereto and (B) is enforceable against each applicable Company party thereto and (ii) the Companies have not received any written or other notice of any default or event that, with or without notice or lapse of time, or both, would constitute a default by the applicable Company under any Material Contract, nor is any other party to any Material Contract in breach or default thereunder.

(c) All (i) open purchase orders and sales orders issued by or to any Company (collectively, “Material Purchase and Sales Orders”), and (ii) bids, quotations and proposals (collectively, “Material Bids”) issued by or to the Companies which are accepted or that remain open for acceptance or negotiation, in each case, were prepared and submitted by the Companies in the Ordinary Course of Business and on arms-length terms. No such Material Purchase and Sale Orders or Material Bids would reasonably be expected to result in a loss to any Company if accepted in accordance with its terms or executed in accordance with its terms and such Company’s standard practice. All Material Purchase and Sale Orders and Material Bids were prepared using the Companies’ standard terms and conditions.

Section 5.15. Company Benefit Plans.

(a) Section 5.15 of the Disclosure Schedule sets forth a true and complete list of all material Company Benefit Plans.

(b) Except as required by COBRA, the Companies have not promised to any current or former employee of the Companies, or any dependent or beneficiary thereof, coverage under any retiree or post-employment welfare benefit plan.

(c) With respect to each Company Benefit Plan:

(i) the Companies have made available to Purchaser a true and complete copy of each Company Benefit Plan referred to in Section 5.15 of the Disclosure Schedules and all amendments thereto, or a written description thereof if such Company Benefit Plan is not in writing, and has made available to Purchaser a true and complete copy of each material document, if any, prepared in connection with such Company Benefit Plan, including, if applicable: (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the two (2) most recently filed IRS Form 5500s, (D) the most recently received IRS determination or opinion letter for such Company Benefit Plan, (E) the most recently prepared actuarial report and financial statements in connection with such Company Benefit Plan, (F) any compliance filing filed with the IRS or the U.S. Department of Labor (“DOL”) for each of the last three (3) years in connection with such Company Benefit Plan, (G) the results of nondiscrimination and top-heavy testing for the most recent plan year in connection with such Company Benefit Plan, (H) copies of material non-routine notices, letters, or other correspondence from any Governmental Authority including, the IRS, DOL, Department of Health and Human Services or Pension Benefit Guaranty Corporation received in connection with such Company Benefit Plan, and (I) any filings made with any Governmental Authority under any amnesty, voluntary compliance, self-correction, or similar program sponsored by such Governmental Authority, including, the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program in connection with such Company Benefit Plan pursuant to which the Companies still has or may have obligations;

(ii) (A) such Company Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws to which each respective Company is required to comply, including, with respect to the United States, ERISA and the Code; (B) such Company Benefit Plan has been administrated in compliance in all material respects with its terms; and (C) the Company has not incurred or could reasonably expect to incur any material Tax, fine, penalty or other material liability imposed under Sections 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code or Sections 409 or 502 of ERISA;

(iii) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates (including all union-sponsored plans). With respect to each Company Benefit Plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”), neither the Companies nor any ERISA Affiliates have incurred any withdrawal liability under Title IV of ERISA, whether as a result of a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively), from any Multiemployer Plan that has not been satisfied in full, and no event has occurred that would reasonably be expected to result in the Companies or any ERISA Affiliates incurring withdrawal liability from any Multiemployer Plan, including as a result of the consummation of the Transactions;

(iv) (A) to the extent applicable, each Company Benefit Plan that is intended to qualify under 401(a) of the Code meets, in all material respects, all requirements for qualification under Section 401(a) of the Code and the Treasury Regulations thereunder (except for insignificant operational errors within the meaning of IRS Rev. Proc. 2021-30), and (B) a favorable determination letter (or opinion letter that may be relied on) as to the qualification under the Code of each of the Company Benefit Plans intended to comply with Section 401(a) of the Code has been issued by the IRS;

(v) all material reports and information relating to each Company Benefit Plan required to be filed with any Governmental Authority have been timely filed, all material reports and information relating to each Company Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, all material contained therein was true, correct and complete in all material respects, and in the last two (2) years, no fiduciary of any Company Benefit Plan has committed a material breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Company Benefit Plan; and

(vi) except for claims for benefits arising in the Ordinary Course of Business, there are no material Actions pending or threatened with respect to any Company Benefit Plan or any fiduciary or assets thereof. No Company Benefit Plan or any related trust or other funding medium thereunder or any fiduciary thereof is the subject of an audit, investigation or examination by any Governmental Authority.

(d) Except as set forth in Section 5.15(d) of the Disclosure Schedule, no Company Benefit Plan is, and neither the Companies nor any ERISA Affiliate has ever sponsored, established, maintained, contributed to or been required to contribute to, or otherwise has any liability with respect to, any plan that is or was (i) subject to Title IV or Section 302 of ERISA or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least of two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA).

(e) Each of the Company Benefit Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(f) With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan or arrangement has been maintained and operated in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder. None of the Companies is obligated to indemnify any party or provide any tax gross-ups with respect to taxes imposed under Section 409A or 4999 of the Code.

(g) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions, by any employee, officer, director, member, stockholder or other service provider of the Companies under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

Section 5.16. Labor.

(a) Section 5.16(a) of the Disclosure Schedule contains a list of all Persons who are Employees of any of the Companies as of the date specified therein, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position, including whether full-time or part-time, (iii) direct employing entity, (iv) primary work location (i.e., city, state), (v) start date, (vi) current annual base salary or hourly wage rate, (vii) status as “exempt” or “non-exempt” under the Fair Labor Standards Act of 1938, as amended and any applicable state law, (viii) accrued but unused vacation, sick leave and personal time and (ix) Union affiliation (if applicable).

(b) Except as disclosed in Section 5.16(b) of the Disclosure Schedule:

(i) no Company is a party to, or bound by, any Collective Bargaining Agreement with any Union and (A) in the past three (3) years, no Union or group of Employees of the Companies has sought to organize any Employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Companies, or filed a petition for recognition with any Governmental Authority, (B) no Collective Bargaining Agreement is being negotiated by the Companies, and (C) in the past three (3) years there have been no actual or threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to the Companies;

(ii) the Companies are in compliance with all applicable Laws relating to labor and employment, including but not limited to: all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks, working conditions; occupational safety and health; family and medical leave; WARN; or background checks, data privacy, and data protection; and

(iii) (A) no Employee of any Company has in the past three (3) years been or is being investigated by any of the Companies in connection with or subject to any disciplinary action in connection with any misconduct in the course of or related to the performance of job duties for any of the Companies that could reasonably be expected to cause any material damage to the reputation or business of the Companies or the Employees, and (B) no Employee of any Company has in the past three (3) years engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could reasonably be expected to cause or has caused any material damage to the reputation or business of the Companies or their Employees, including but not limited to any conduct constituting sexual misconduct, harassment (including sexual harassment), or discrimination.

Section 5.17. Litigation. Except as set forth in Section 5.17 of the Disclosure Schedule, as of the date of this Agreement there are currently no, and in the last five (5) years there have been no (a) material Action pending or threatened in writing involving any Company or the assets, properties, or business of any Company or (b) material Orders involving any Company or any of the assets, properties or businesses leased, used, owned or controlled, as applicable, by any Company. None of the Companies are, and in the past two (2) years, none of the Companies have been, subject to any Order which, individually or in the aggregate, would reasonably be expected to be material the Companies taken as a whole.

Section 5.18. Compliance with Laws; Permits.

(a) The Companies possess all material Permits required in order for the Companies to conduct the Companies’ businesses as presently conducted and to own and operate their respective assets as presently owned and operated. All such material Permits are listed in Section 5.18(a) of the Disclosure Schedule, are in full force and effect, and no event has occurred, and no action is pending or threatened, that would reasonably be expected to result in the revocation, suspension, or lapse of any such Permit or otherwise constitute a material default thereunder or material violation thereof. Except as set forth in Section 5.18(a) of the Disclosure Schedule, the Companies are currently, and in the last five (5) years, have been, in material compliance with all such Permits.

(b) Except as set forth in Section 5.18(b) of the Disclosure Schedule, (i) the Companies are, and the Companies’ ownership and operation of the business of the Companies is, and for the past five (5) years has been, in compliance in all material respects with applicable Laws and Orders, and (ii) in the last five (5) years prior to the date of this Agreement, no Company has received written or other notice of any violation of any material Laws or Orders.

(c) Neither the Companies nor any Affiliate of the Companies, nor any director, officer, employee, agent or other Person, acting at the direction or on behalf of any of the Companies or any Affiliate of the Companies, has directly or indirectly, in connection with Companies’ business operations (i) made any contribution, gift, bribe, rebate, payoff, influence payment, allowance, financial or other advantage, kickback, or other payment or anything else of value, regardless of form or amount, to any (A) official or employee of a Governmental Authority, (B) officer, director, employee, agent, consultant or representative of a company or other enterprise owned or controlled by a Governmental Authority, (C) foreign political party or official thereof or any candidate for political office, (D) officer or employee of a public international organization, (E) other Person acting in an official capacity for or on behalf of any such Governmental Authority, enterprise, party, organization, or (F) officer, director, employee, agent, consultant or representative of another company or organization without that company’s or organization’s knowledge and consent, in each case of clauses (A) through (F) in order to obtain an improper advantage, induce the recipient to violate a lawful duty, or for any other unlawful purpose, (ii) accepted or received any unlawful contributions, payments, expenditures or gifts, (iii) established or maintained any fund or asset with respect to the Companies that has not been recorded in the books and records of the Companies, or (iv) engaged in any conduct constituting a violation of Anti-Corruption Laws.

(d) Neither the Companies nor any Affiliates of the Companies nor any of their directors, officers or employees, nor any agents or other Person acting at the direction or on behalf of any of the Companies or any Affiliate of the Companies in connection with Companies’ business operations, is a Restricted/Sanctioned Person.

(e) Each of the Companies has for the past five (5) years been in compliance in all material respects and is in compliance in all material respects with International Trade Laws. None of the Companies has had or has assets located in, or otherwise directly or indirectly derived or derives revenues from or engaged or engages in, investments, dealings, activities, or transactions in or with or involving any Sanctioned Jurisdiction or Restricted/Sanctioned Person. None of the Companies have imported into the United States any item manufactured wholly or in part with forced labor or in violation of Ex-Im Laws (including the Uyghur Forced Labor Prevention Act) or any other Laws.

(f) None of the Companies, nor any of their officers, directors or employees, nor any of their Affiliates or agents in connection with Companies’ business operations (i) has made a voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any actual or potential violation under any International Trade Laws, (ii) has been or is the subject of a pending or threatened in writing Action or any investigation by the Companies or any of their respective Affiliates or their respective legal or other representatives involving the foregoing, that relates to a potential or actual violation of International Trade Laws or (iii) has received from a Governmental Authority any notice, request, or citation in writing for any actual or suspected violation of International Trade Laws.

(g) The Companies have implemented and maintained and continue to maintain policies and procedures designed to ensure compliance in all respects by the Companies in connection with Companies’ business operations, and their respective officers, directors, employees and agents, with International Trade Laws.

Section 5.19. Environmental Matters. Except as set forth in Section 5.19 of the Disclosure Schedule:

(a) the operations of the Companies are in material compliance, and have been in material compliance for the last five (5) years, with all applicable Environmental Laws and Environmental Permits;

(b) (i) the Companies possess all applicable Environmental Permits that are required for the operation of each Company’s business as presently operated and for the ownership and use of their assets as presently owned and used, there is no proceeding pending or threatened to suspend, terminate, adversely modify, revoke, or cancel any Environmental Permit, and (ii) the Companies have applied for renewal of any such Environmental Permit if such renewal must be filed prior to Closing to maintain such Environmental Permit in effect during the pendency of the application;

(c) neither Sellers nor the Companies have received any written, or to the Knowledge of Holdco, other notices alleging (i) any material failure by the Companies to comply with any applicable Environmental Law or Environmental Permit, or (ii) any material liability under any Environmental Law with respect to the Companies’ currently or formerly Owned Real Property, current or formerly Leased Real Property, or the business or activities of the Companies, in each case where such matter was received in the past five (5) years or, if received before the past five (5) years, where such matter remains unresolved;

(d) neither Sellers nor the Companies have entered into, and are not subject to, any outstanding Order under Environmental Law or any other agreement under any Environmental Law materially limiting or restricting the use of any current or formerly Owned Real Property or currently or formerly Leased Real Property or restricting the activities of the Companies’ business;

(e) there has been no Release or threatened Release of any Hazardous Materials on, at, to or from (i) any property currently owned or operated by any of the Companies, including the Owned Real Property and the Leased Real Property, or (ii) during the time of the Companies’ ownership, operation or lease, any property formerly owned, operated, or leased by any of the Companies, or (iii) any location at which Hazardous Materials from the operations of the Companies have come to be located, including locations to which the Companies have sent Hazardous Materials for disposal, in each case where such condition requires remediation under any Environmental Law or may result in a material liability to the Companies;

(f) there are no Actions or inquiries for which any Company has received written, or to the Knowledge of Holdco, other notice arising under any Environmental Law, Environmental Permit, or relating to Hazardous Materials that are pending or threatened against the Companies;

(g) No Company has received any written, or to the Knowledge of Holdco, other communication or notice (1) alleging that it is liable or potentially liable for the remediation of Hazardous Materials or natural resource damages, or (2) that is a request for information under CERCLA or other Environmental Laws;

(h) the Companies have not assumed, undertaken or provided an indemnity with respect to any liability of any other person or entity relating to Environmental Law or Hazardous Materials;

(i) the Companies have not made any claim under any insurance policy relating to Hazardous Materials, Environmental Law, or Environmental Permits;

(j) the Companies’ products do not contain, and have not contained, any intentionally added PFAS;

(k) the Companies have made no statements, claims or representations to any Person regarding the environmental impact, sustainability, recycled content or recyclability of its products or the Companies’ use of PFAS or the presence of PFAS in its products or waste materials;

(l) the Companies have complied in all material respects with all requirements related to Proposition 65 for products that it manufactures in, sells in, or sends to, the State of California; and

(m) the Companies have provided or made available to Purchaser true, complete and correct copies of any reports, studies, analyses, sample results, monitoring data or material communications regarding the Companies’ compliance with Environmental Laws or Releases of Hazardous Materials, including all Environmental Permits, Phase I reports, Phase II reports, material government filings, notices or communications with respect to Environmental Law or Hazardous Materials or similar documents to the extent in the Companies’ possession or reasonable control as of the date hereof.

Section 5.20. Insurance. Section 5.20 of the Disclosure Schedule contains a true and complete list of all policies of fire, liability, workers’ compensation, property, casualty, cyber risk and other forms of insurance owned or held by, or maintained for the benefit of, the Companies or the business of the Companies as of the date hereof (“Company Insurance Policies”). The Companies have made available to Purchaser true and complete copies of all Company Insurance Policies. All Company Insurance Policies are in full force and effect and comprised of the types and in the amounts required by Law or any material Contract to which the Companies are subject. The Companies have not received any notice of cancellation or non-renewal of any Company Insurance Policy. All premiums due on each Company Insurance Policy have been timely paid in full and each of the Companies are in compliance in all material respects with the applicable terms of such Company Insurance Policies. All material losses covered by any such Company Insurance Policies have been properly reported to and accepted by the applicable insurer and the Companies have not incurred any material loss covered by any Company Insurance Policy and still pending for which it has not properly asserted a claim under such Company Insurance Policy. No Company nor the business of the Companies is insured by any insurance policy or self-insurance program held by or maintained by any Seller or its Affiliates (other than another Company).

Section 5.21. Inventory; Reserves. Except as set forth in Section 5.21 of the Disclosure Schedule, all inventory of each Company, whether or not reflected in the Financial Statements, (a) was acquired and has been maintained in the Ordinary Course of Business, (b) consists of items of a quality and quantity usable and, with respect to finished goods, no material amount is not saleable in the Ordinary Course of Business, (c) is located at the Real Property or is in transit to the Real Property, (d) is not obsolete, damaged or defective, and (e) is not held on consignment for a third party.

Section 5.22. Transactions with Affiliates. Except as set forth in Section 5.22 of the Disclosure Schedule, (a) no officer, director or direct or indirect equityholder of the Companies (including any Seller) or any Affiliate (excluding any private equity or private credit portfolio company of a Seller or its Affiliates), spouse, sibling or descendent of any of the foregoing has any ownership, financial or other material interest in any material asset of the Companies or that is used in the business of the Companies, (b) no officer, director or direct or indirect equityholder of the Companies (including any Seller) or any Affiliate (excluding any private equity or private credit portfolio company of a Seller or its Affiliates), spouse, sibling or descendent of any of the foregoing thereof owes any Indebtedness to any Company, and (c) there are no Contracts or arrangements between any officer, director or direct or indirect equityholder of the Companies or any Seller or any Affiliate (excluding any private equity or private credit portfolio company of a Seller or its Affiliates), spouse, sibling or descendent of any of the foregoing thereof on the one hand, and any Company, on the other hand, other than those Contracts or arrangements related to Ordinary Course of Business employment, compensation or incentive arrangements, including reimbursement of customary and reasonable expenses incurred on behalf of any Company or fringe benefits customarily provided by any Company (each such Contract, business arrangement, commitment or transaction identified in clauses (a)-(c), whether or not set forth in Section 5.22 of the Disclosure Schedule, an “Affiliate Agreement”).

Section 5.23. Brokers. Except as set forth in Section 5.23 of the Disclosure Schedule, which fees and expenses shall be included as a Transaction Expense paid at Closing, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Companies in connection with the Transactions and no Person is entitled to, or have a valid claim for, any fee or commission or like payment in respect thereof from Purchaser, the Companies or any of their Affiliates.

Section 5.24. Vendor and Customer Relationships.

(a) Set forth in Section 5.24(a) of the Disclosure Schedule are the twenty (20) largest vendors of the Companies taken as a whole, by dollar volume, for each of the two (2) most recent fiscal years and for the nine-month period ended September 30, 2025. No Company is engaged in any material dispute with any Person identified on, or required to be identified on, Section 5.24(a) of the Disclosure Schedule (collectively, the “Specified Vendors”) or any material dispute with any other current vendor or similar Persons with which such Company does business. No Specified Vendor has notified any Company in writing that it intends to terminate or reduce its business relations with such Company, no other vendor or similar Person with which such Company does business has notified such Company in writing that it intends to terminate or materially reduce its business relations with such Company.

(b) Set forth in Section 5.24(b) of the Disclosure Schedule are the twenty (20) largest customers of the Companies taken as a whole, by dollar volume, for each of the two (2) most recent fiscal years and for the nine-month period ended September 30, 2025. No Company is engaged in any material dispute with any Person identified on, or required to be identified on,

Section 5.24(b) of the Disclosure Schedule (collectively, the “Specified Customers”) or any material dispute with any other current customer or similar Persons with which such Company does business. No Specified Customer has notified any Company in writing that it intends to terminate or reduce its business relations with such Company, no other customer or similar Person with which such Company does business has notified such Company in writing that it intends to terminate or materially reduce its business relations with such Company.

(c) No Company’s business relations with any customers or suppliers of the Companies’ business were awarded, in whole or in part, because of, or is premised on, small business status, minority-owned business status, disadvantaged business status, protégé status, “8(a)” status or other preferential status.

Section 5.25. Products.

(a) During the past five (5) years, each Company Product has conformed in all material respects with all applicable Contract commitments and all express and implied warranties, if any, and all Laws, including applicable standards for quality and workmanship. The Companies have adequate policies to ensure such conformity. No Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale that are set forth in Section 5.25(a) of the Disclosure Schedule, other than implied warranties. Section 5.25(a) of the Disclosure Schedule sets forth a true, correct and complete list of all material claims and disputes arising from any of the Company Products that have been settled or otherwise resolved in the last five (5) years (other than a claim or dispute in the Ordinary Course of Business that is immaterial on an individual basis and is not subject to any contractual warranty obligations).

(b) No Company has committed any act, or failed to commit any act, which would reasonably be expected to result in any material Action or Liability for breach of warranty (whether covered by insurance or not) on the part of such Company with respect to any Company Products. In the last five (5) years, no Company has received written or other notice of any claims for any material warranty obligations (other than a claim in the Ordinary Course of Business that is immaterial on an individual basis and is not subject to any contractual warranty obligations).

(c) Other than as set forth in Section 5.25(c) of the Disclosure Schedule, in the last five (5) years, each of the Company Products (i) has conformed in all material respects with all applicable contractual commitments, Laws, express and implied warranties, product and service specifications, service level and performance requirements and quality standards customary to business of the Companies, and (ii) at the time of sale, (A) was merchantable and free from defects in design, materials, construction and workmanship, and (B) was fit for the particular purpose intended by its respective end-user, of which the Companies were aware.

(d) In the last five (5) years, no Governmental Authority has provided notice alleging to any Company that any Company Product designed, manufactured, held in inventory, marketed, distributed, or delivered by any Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority. No Company Product is, or has been during the last five (5) years, subject to any product recall, withdrawal, seizure, sequestration or quarantine, whether voluntarily or at the discretion or Order of any Governmental Authority or otherwise.

(e) There is no Action before any Governmental Authority pending or threatened against any Company involving any Company Products resulting from an alleged defect in design, manufacture, materials or workmanship of any Company Product, or any alleged failure to warn, or from any breach of implied warranties or representations.

(f) No Company has any material Liability (and there is no reasonable basis for any Action against any Company giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, distribution or use of any Company Product.

Section 5.26. Banks; Power of Attorney. Section 5.26 of the Disclosure Schedule sets forth all Persons to which any Company has given any power of attorney, whether limited or general, that is continuing in effect. Except as set forth in Section 5.26 of the Disclosure Schedule, other than in the Ordinary Course of Business, no Company has any obligation to act under any outstanding power of attorney or any Liability, as guarantor, surety, consignor, endorser (other than for purposes of collection in the Ordinary Course of Business of such Company) or co-maker in respect of the obligation of any Person. Section 5.26 of the Disclosure Schedule also sets forth the name and location of each bank or other institution in which any Company has any deposit account, lock box, safe deposit box or accounts of any nature, the account numbers, and the names of each person authorized to draw thereon or having access thereto.

Section 5.27. No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and Article VI hereof (as modified by the Disclosure Schedule), neither the Companies, Sellers, nor any of their respective directors, officers, employees, equityholders, Affiliates, accountants, legal counsel, agents, other Representatives or any other Person on behalf of any of the foregoing makes any other representation or warranty with respect to the Companies or Sellers. Holdco, Sellers and each of their respective Affiliates disclaim any and all other representations and warranties, whether express or implied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the exceptions disclosed in the Disclosure Schedule, each Seller hereby represents to Purchaser solely with respect to itself and not with respect to any other Seller, severally, and not jointly, as follows:

Section 6.1. Authorization of Agreement. Such Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the Seller Documents to which it is a party, and to consummate the Transactions and the transactions contemplated by the Seller Documents to which they are a party. The execution and delivery of this Agreement and each of the Seller Documents of which such Seller is a party and the consummation of the Transactions and the transactions contemplated by the Seller Documents of which a Seller is a party have been duly authorized by all required, corporate action on the part of such Seller, as applicable. This Agreement has been, and each of the Seller Documents to which such Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto)

this Agreement constitutes, and each Seller Document to which a Seller is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.2. Conflicts; Consents of Third Parties.

(a) Except as set forth in Section 6.2(a) of the Disclosure Schedule, none of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the Transactions and the transactions contemplated by the Seller Documents, or compliance by such Seller with any of the provisions hereof or thereof will conflict in any material respect with, or result in any material violation of or default (with or without notice or lapse of time, or both) by such Seller under, or, in the case of clause (i), give rise to a right of termination or cancellation of (i) the Governing Documents of such Seller, (ii) subject to compliance with the Regulatory Laws applicable to the Transactions, any Order of any Governmental Authority applicable to such Seller or by which any of the properties or assets of such Seller are bound, or (iii) subject to compliance with the Regulatory Laws applicable to the Transactions, any applicable Law.

(b) Except (i) as set forth in Section 6.2(b) of the Disclosure Schedule, (ii) as would not individually or in the aggregate, reasonably be expected to be material to such Seller’s ability to consummate the Transactions or the Companies (taken as a whole), (iii) for the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, and (iv) for the filing of all applications and notices, as applicable, with Governmental Authorities under Regulatory Laws other than the HSR Act, the issuance or receipt of consents, clearances, waivers, authorizations, or approvals in connection with such applications by such authorities, if required and the expiration or termination of any applicable waiting periods thereunder, no consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Governmental Authority or party to any Contract to which such Seller is a party or by which such Seller is otherwise bound is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Seller Documents by Seller, or the compliance by Sellers with any of the provisions hereof or thereof, or the consummation of the Transactions or the transactions contemplated by the Seller Documents.

Section 6.3. Ownership and Transfer of Shares. Such Seller is the sole record, legal and beneficial owner of, and has good and valid title to its respective Shares, as set forth in Section 5.4(a) of the Disclosure Schedule. Such Seller has all power and authority necessary to sell, transfer, assign and deliver its respective Shares as provided in this Agreement. Except as set forth in the Governing Documents of such Company or in Section 5.4(a) of the Disclosure Schedule, such Seller has no other equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any Company or obligating any Company to issue, deliver, transfer or sell any equity or voting interest in any Company. Except as set forth in the Governing Documents of such Company, such Seller is not a party to any voting trust, proxy or other Contract or understanding with respect to the voting or transfer of any Shares, and there are no agreements to which such Seller is a party or otherwise is bound relating to the registration, sale or transfer (including agreements relating to rights of first refusal, rights of first offer, preemptive rights, co-sale rights, “tag-along” rights or “drag-along” rights) of any Shares.

Section 6.4. Brokers. Except as set forth in Section 6.4 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.5. Actions. Except as set forth in Section 6.5 of the Disclosure Schedule, there is no (a) Action pending or, to the knowledge of such Seller, threatened against such Seller or any of its Affiliates or (b) outstanding Order against such Seller or any of its Affiliates, in each case, that, individually or in the aggregate, would, or would reasonably be expected to, materially impair or delay such Seller’s ability to enter into this Agreement or the Transaction Documents, consummate the Transaction or the transactions contemplated by the Transaction Documents, or perform its obligations hereunder or thereunder.

Section 6.6. Precast Concrete Operations. Except as set forth in Section 6.6 of the Disclosure Schedule, neither such Seller (excluding the Oaktree Parties), nor any of its directors, officers, employees, agents or other Persons acting on their behalf, has an ownership interest, directly or indirectly, in any business other than the Companies that is engaged in manufacturing or selling precast concrete products or otherwise operating in the precast concrete industry.

Section 6.7. International Trade Laws.

(a) Neither such Seller (excluding the Oaktree Parties) nor any of its directors, officers, employees, agents or other Persons acting on their behalf in connection with the Companies’ business operations is a Restricted/Sanctioned Person.

(b) No part of the Closing Cash Payment will be, directly or indirectly, used or otherwise lent, contributed, or otherwise made available by such Seller, to any Person, (i) to fund any activity, business, or transaction of, with, or involving any Restricted/Sanctioned Person or Sanctioned Jurisdiction, or (ii) in any manner that would result in a violation of any International Trade Laws by any Person (including any Party or any of their Affiliates).

Section 6.8. No Other Representations or Warranties. Except for the representations and warranties contained in Article V and this Article VI (as modified by the Disclosure Schedule), neither the Companies, Sellers nor any of their respective directors, officers, employees, Affiliates, equityholders (other than Holdco, and in such case as limited to the representations and warranties contained in Article V), accountants, legal counsel, agents, other Representatives or any other Person on behalf of any of the foregoing makes any other representation or warranty with respect to Companies or Sellers. Sellers and each of their respective Affiliates disclaim any and all other representations and warranties, whether express or implied.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 7.1. Organization and Good Standing. Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite organizational power and authority to own, lease and operate properties and carry on its business.

Section 7.2. Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each of the Purchaser Documents, and to consummate the Transactions and the transactions contemplated by the Purchaser Documents. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.3. Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement or Purchaser Documents, the consummation of the Transactions and the transactions contemplated by the Purchaser Documents, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Governing Documents of Purchaser, (ii) any Order of any Governmental Authority applicable to Purchaser or by which any of the properties or assets of Purchaser are bound, or (iii) subject to compliance with Regulatory Laws applicable to the Transaction, any applicable Law.

(b) Except (i) as set forth in Section 7.3(b) of the Disclosure Schedule, (ii) as would not individually or in the aggregate, reasonably be expected to be material to Purchaser’s ability to consummate the Transactions, (iii) for the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, and (iv) for the filing of all material applications and notices, as applicable, with Governmental Authorities under Regulatory Laws other than the HSR Act, the issuance or receipt of consents, clearances, waivers, authorizations, or approvals in connection with such applications by such authorities, if required and the expiration or termination of any applicable waiting periods thereunder, no consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Governmental Authority or party to any Contract to which Purchaser is a party or by which Purchaser is otherwise bound is required on the part of Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by Purchaser of any other action contemplated hereby.

Section 7.4. Litigation; No Impediment. There are no Actions pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit, delay or restrain the ability of Purchaser to enter into this Agreement or consummate the Transactions. There is no (a) litigation, arbitration or similar proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser, or any of its Affiliates, (b) outstanding Order against Purchaser or any of its Affiliates, and (c) fact or circumstance, including any transaction under consideration or pending by Purchaser or any of its Affiliates, in each case, that, individually or in the aggregate, would materially impair or delay Purchaser’s ability to consummate the Transactions or the transactions contemplated by the Transaction Documents or perform its obligations hereunder or thereunder.

Section 7.5. Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws and the Shares cannot be sold or transferred unless subsequently registered under the Securities Act or an exemption from such registration is available (and such sale or transfer complies with state securities laws and regulations).

Section 7.6. Brokers. Except as set forth in Section 7.6 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 7.7. Financial. Purchaser as of the Closing shall have sufficient available funds to purchase the Shares for the Closing Cash Payment and to make payment of all amounts required to be paid by it hereunder (along with all of its fees and expenses in connection herewith), in each case on the terms and conditions contemplated by this Agreement. Purchaser acknowledges and agrees that Purchaser’s performance of its obligations under this Agreement is not in any way contingent upon the availability of equity or debt financing to Purchaser.

Section 7.8. No Reliance; Access to Information.

(a) In connection with its decision to purchase the Shares and enter into the Transaction, Purchaser acknowledges, understands and agrees that: (i) Purchaser is a sophisticated party with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of purchasing the Shares and consummating the Transactions, (ii) Purchaser is entering into this Agreement and the Transactions solely based on its independent investigation and verification of the Companies and the representations and warranties of Sellers set forth in Article V and Article VI as qualified or supplemented by the Disclosure Schedule, and not in reliance upon any other written or oral statements made by any other Person, (iii) without limiting the representations and warranties expressly set forth in Article V and Article VI,

Purchaser is not relying upon any forward-looking projections, forecasts, budgets, financial data or other forward-looking information (written or oral), including any memoranda prepared by the Companies’ investment bankers or Representatives with respect to the Shares or the Companies (including the business or prospects of the Companies) prepared by or furnished to Purchaser by or on behalf of Sellers or the Companies; (iv) assuming no Seller or Company has committed Actual Fraud, Purchaser has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Companies and their businesses, and (v) other than the representations and warranties of Sellers set forth in Article V and Article VI, Purchaser has not relied on and expressly disclaims any other representations, warranties, or statements, whether written or oral, expressed or implied, statutory or otherwise of any of the Companies, Holdco, Sellers or any of their respective Representatives as to any matter concerning the Companies or their businesses or in connection with this Agreement or the Transaction.

(b) Purchaser has had an opportunity to discuss, with the management, officers, and various representatives of the Companies, the management and financial affairs of the Companies for purposes of conducting a due diligence investigation with respect thereto. Purchaser and its respective Representatives have had access to and the opportunity to review all documents provided in the Data Room maintained on behalf of the Companies and to which Purchaser and its Representatives have been given access. Purchaser has had an opportunity to ask questions and receive answers from the Companies regarding the Companies, and, to Purchaser’s actual knowledge, has had full access to and the opportunity to inspect and review various records, instruments, documents, financial statements, reports and budgets and other information of Companies which have been actually received by Purchaser or made available to Purchaser in the Data Room.

Section 7.9. No Other Representations or Warranties. Except for the representations and warranties contained in this Article VII (as modified by the Disclosure Schedule), each of Purchaser and its directors, officers, employees, Affiliates, stockholders, accountants, legal counsel, agents, other Representatives or any other Person on behalf of any of the foregoing makes no other representation or warranty with respect to Purchaser. Purchaser and its Affiliates disclaim any and all other representations and warranties, whether express or implied.

Section 7.10. Solvency. Assuming (a) the satisfaction of the condition set forth in Section 9.1(a) as of immediately prior to the Closing, (b) that immediately prior to the Closing, each of the Companies is solvent and (c) Sellers and the Companies having each complied in all material respects with their respective covenants, obligations and other agreements under this Agreement, at and as of immediately after the Closing, after giving effect to the Closing (including after giving effect to the receipt of any proceeds of any indebtedness incurred by or on behalf of Purchaser or its direct and indirect Subsidiaries (including Holdco and the Companies) in connection with the Transactions), Purchaser and its direct and indirect Subsidiaries (including Holdco and the Companies) shall, at and as of such time, collectively taken as a whole on a consolidated basis, (i) be able to pay their respective debts as they become due in the Ordinary Course of Business, (ii) own assets with a fair saleable value greater than the value of its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities and (iii) have adequate capital to carry on their respective businesses.

Section 7.11. Bridge Financing. Purchaser has obtained a commitment for a bridge financing facility (the “Bridge Financing”) pursuant to the terms of the Debt Commitment Letter in an amount sufficient to pay the Base Purchase Price. The Debt Commitment Letter is in full force and effect, has not been withdrawn or terminated, and is enforceable in accordance with its terms, subject only to conditions expressly set forth therein. Purchaser has delivered to Sellers a true and complete copy of the Debt Commitment Letter.

ARTICLE VIII

COVENANTS

Section 8.1. Access to Information. Prior to the Closing, Purchaser and its Representatives (including its legal advisors and accountants) shall be permitted reasonable access, upon reasonable advance written notice and during normal business hours, (at its sole cost and expense) to the properties, books and records of the Companies as it reasonably requests for the sole purpose of preparing for the operation of the business of the Companies following the Closing, to the extent such access does not materially interfere with the operations of the Companies and is permitted by applicable Law. Notwithstanding anything herein to the contrary, (a) no such access shall be permitted to the extent that it would require the Companies to disclose information subject to attorney-client privilege or conflict with any Law or confidentiality obligations to which any Company is bound (provided, however, that the Companies shall, to the extent withholding information in reliance on this clause (a), provide notice to Purchaser of such withholding and shall use commercially reasonable efforts to seek alternative means to provide Purchaser and its Representatives such information and access to the greatest extent as may be provided without violating applicable Law or waiving privilege (including by providing redacted documents, restricted access, entry into a joint defense agreement, and other similar measures)), (b) prior to the Closing, without the prior written consent of Sellers’ Representative, Purchaser shall not contact any customer, vendor, supplier, partner, employee or consultant of the Companies concerning the Transactions, and (c) prior to the Closing, without the prior written consent of Sellers’ Representative, Purchaser shall have no right to perform invasive or subsurface investigations of any real property leased, owned, used or occupied by any of the Companies (including the Real Property). Without limiting the generality of the foregoing, at the request of Purchaser, the Companies shall, and Sellers shall cause the Companies to, provide Purchaser and its Representatives access to, and facilitate bi-weekly calls or meetings with management of the Companies (excluding Oaktree Blocker), including for the purpose of discussing performance of the business of the Companies and preparing for and facilitating the consummation of the Transactions.

Section 8.2. Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as required by applicable Law, (ii) as set forth in Section 8.2(a) of the Disclosure Schedule, (iii) as otherwise expressly contemplated by this Agreement (including the Oaktree Distribution), or (iv) with the prior written consent (email being sufficient) of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers, Holdco and Oaktree Blocker shall, and shall cause the other Companies to use their commercially reasonable efforts to, (A) conduct the business of the Companies in the Ordinary Course of Business; (B) preserve the present business operations of the Companies, and (C) preserve the present relationships of the Companies (other than Oaktree Blocker) with their customers, vendors and employees.

(b) Except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement (including the Oaktree Distribution), (iii) as set forth in Section 8.2(b) of the Disclosure Schedule, or (iv) with the prior written consent (email being sufficient) of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers, Holdco and Oaktree Blocker shall not, and shall cause the other Companies not to:

(i) (A) change, amend or propose to change or amend their Governing Documents in any manner, or (B) split, combine or reclassify their Capital Stock or Incentive Units;

(ii) issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, or dispose of, any Capital Stock of any Company or any interest therein, or grant any options, warrants, or other rights to purchase or obtain any Capital Stock of any Company;

(iii) cause or permit any Company to (A) issue any debt security, or incur or guarantee any Indebtedness for borrowed money, or (B) without limiting the generality of the foregoing, enter into or modify any Contract or arrangement related to Indebtedness for borrowed money, in each case, other than current liabilities incurred in the Ordinary Course of Business and other than in connection with the issuance of letters of credit, surety bonds or other security or credit assurances in the Ordinary Course of Business that will, in each case, be settled prior to the Closing;

(iv) (A) enter into any Contract that, if in effect on the date of this Agreement, would have constituted a Material Contract, or (B) amend or terminate (except for a termination resulting from the expiration of a Material Contract in accordance with its terms) any Material Contract, in each case, other than in the Ordinary Course of Business (provided, however, that any such entry, amendment or termination that also falls within the scope of any other clause in this Section 8.2(b) shall require Purchaser’s prior written consent in accordance with this Section 8.2(b));

(v) sell, pledge, assign, guarantee, abandon, lease, transfer, permit to lapse or encumber, permit the occurrence of a Lien (other than Permitted Liens) or otherwise dispose of any assets, tangible or intangible, that are material to the business of the Companies or lines of business; provided, that Holdco shall be permitted to pay tax distributions in cash to its members in accordance with its Governing Documents and each Subsidiary of Holdco shall be permitted to pay cash distributions to Holdco to fund such tax distributions;

(vi) except as contemplated by the capital expenditure plan set forth in Section 8.2(b)(vi) of the Disclosure Schedule, authorize or enter into any commitment for capital expenditures in excess of $1,000,000 for any individual commitment and $4,000,000 for all such commitments in the aggregate, or not fail to make material capital expenditures in accordance with such plan;

(vii) other than in the Ordinary Course of Business or pursuant to the terms of any Company Benefit Plan in existence and disclosed to Purchaser prior to the Effective Date, Contract in existence and disclosed in writing to Purchaser prior to the Effective Date, or Law, (A) materially increase the compensation or benefits of (1) any Employee or independent contractor of any of the Companies with annual compensation in excess of $200,000, or (2) a material number of Employees or independent contractors of any of the Companies with compensation below $200,000, (B) grant any severance or termination pay to, or enter into or modify any employment, change of control, retention, indemnification, non-competition, bonus or severance agreement with, any Employees or independent contractors, except for any change of control bonus or similar arrangements that do not exceed $9,500,000 in the aggregate and to the extent they are accounted for in “Transaction Expenses”, or (C) take any action to accelerate the vesting or payment of any payment provided to Employees;

(viii) (A) hire, or extend an offer to, any new Employee or independent contractor of any of the Companies, unless such hiring is in the Ordinary Course of Business, or (B) terminate, or give notice of termination to, any Employee or independent contractor of any of the Companies with annual compensation in excess of $100,000 (other than for cause in the Ordinary Course of Business);

(ix) other than in the Ordinary Course of Business or pursuant to the terms of a Company Benefit Plan in existence and disclosed in writing to Purchaser prior to the Effective Date, enter into or amend any Company Benefit Plan or collective bargaining agreement;

(x) other than in the Ordinary Course of Business, cause or permit any Company to make any Company Cash not be capable of being spent, distributed, loaned or released by the applicable Person without deductions, withholdings, or additional cost, including any cash securing rent, security and similar deposits and any other cash held as collateral in respect of obligations to any other Person;

(xi) make any changes to their financial accounting principles or practices other than as may be required by Law or changes in GAAP;

(xii) (A) delay or postpone the payment of accounts payable or accrued expenses other than in the Ordinary Course of Business, or (B) accelerate the collection or discounting of accounts receivable other than in the Ordinary Course of Business or factor any accounts receivable;

(xiii) allow any lapse of, fail to maintain and preserve, or fail to take all actions to comply with and timely renew, each material Permit;

(xiv) make, change or revoke any material Tax election, adopt or change any Tax accounting method or period, amend any previously filed material Tax Return, file any material Tax Return in a manner inconsistent with past practice, settle or compromise any Tax claim or assessment, enter into any closing or similar agreement with respect to Taxes, surrender or compromise any material Tax refund, extend or waive any statute of limitations in respect of material Taxes, or obtain or request any ruling or similar guidance with respect to Taxes or incur any material Tax liability outside the Ordinary Course of Business;

(xv) amend or modify any Lease, except for renewals in the Ordinary Course of Business, terminate any Lease, or enter into any new real property lease;

(xvi) sell, lease, sublease or otherwise grant any party the right to use or occupy any Real Property, or acquire any additional owned real property;

(xvii) other than in the Ordinary Course of Business, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse (other than at the end of the applicable maximum statutory term), transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or fail to use commercially reasonable efforts to protect, any of the Intellectual Property material to the conduct of the business of the Companies as currently conducted (other than Permitted Liens);

(xviii) make any acquisition of any assets (including any Capital Stock of any Person) or businesses (other than acquisitions of assets in the Ordinary Course of Business), or make any capital contributions to or investments in, any other Person;

(xix) settle or compromise any material Action, waive any material claims or rights, or enter into any consent decree or settlement agreement with any Governmental Authority, against or affecting any of the Companies or the business of the Companies (other than settlements or compromises of Actions that (A) are solely for monetary consideration, (B) do not involve any admission of wrongdoing, (C) are fully paid prior to the Closing, and (D) do not impose any ongoing obligations or restrictions on the Companies following the Closing);

(xx) fail to use its commercially reasonable efforts to maintain all insurance policies in full force and effect, without material modification, except as required by applicable Law; or

(xxi) enter into any legally binding commitment to take any of the actions prohibited by the foregoing clauses (i) through (xx).

(c) Without limiting anything contained in this Agreement (including the foregoing provisions of this Section 8.2), (i) nothing contained herein intends to give Purchaser any right, directly or indirectly, to manage, control, direct or be involved in the management of the Companies prior to the Closing, and (ii) until the Closing, Sellers and the Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the business of the Companies.

Section 8.3. Regulatory Approvals.

(a) Each Party shall, and Purchaser and Holdco each shall cause its respective Affiliates to, cooperate with the other Parties, and use its reasonable best efforts, to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining, or causing to be obtained and maintained, all approvals, consents, clearances registrations, permits, authorizations, terminations or expirations of waiting periods, and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the Transactions (collectively, the “Regulatory Approvals”); provided, however, that notwithstanding anything to the contrary in this Agreement (A) no assistance, cooperation or efforts obligations shall include any requirement for Sellers, Sellers’ Representative, the Companies or any Affiliate of any of the foregoing to expend any money, incur any liability, or offer or grant any accommodation (financial or otherwise) to any Person, (B) nothing in this Agreement imposes any obligation on any of Sellers, Sellers’ Representative or any Affiliate of any of the foregoing as to any interests or holdings of any of Sellers, Sellers’ Representative or any Affiliate of any of the foregoing other than the Companies, and (C) nothing in this Agreement shall require Purchaser or any of its Affiliates to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Purchaser, including the assets, businesses, or interests of Concrete Pipe & Precast, LLC to be acquired by Purchaser as announced on September 18, 2025, the Companies, or any of their respective Affiliates, or otherwise take any action, including contractual commitments, that limits the freedom of action with respect to, or its ability to retain any of, the businesses, product lines or assets of Purchaser, Concrete Pipe & Precast, LLC, or the Companies. Purchaser shall be responsible for and pay, at its sole expense whether or not Closing occurs, all filing fees in connection with any filings or notifications under any Regulatory Law.

(b) In furtherance and not in limitation of Section 8.3(a), each of the Holdco and Purchaser shall, and shall cause their respective Affiliates to, no later than twenty (20) Business Days following the Effective Date unless otherwise agreed to in writing by Purchaser and Sellers’ Representative, make or cause to be made all filings of notification and report forms required of each of them or any of their respective Affiliates under the HSR Act with respect to the Transactions, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of Holdco and Purchaser shall, and shall cause their respective Affiliates to, promptly comply with any inquiries, requests for additional information or documentary material or any other requests for materials made by the FTC, the DOJ or any other Governmental Authority in connection with the Transactions. No Party shall extend or consent to any extension of any applicable waiting period under any Regulatory Law or enter into any agreement to delay Closing or to not consummate the transactions contemplated herein, including any timing agreements, understanding or commitments with or to any Governmental Authority or any official or staff thereof, to extend any waiting period or not to close the Transactions before a certain date, circumstance or event, except with the prior written consent of Sellers’ Representative or Purchaser, as the case may be, which consent may not be unreasonably withheld, conditioned or delayed. In no event shall any Party, without the prior written consent of the other Parties, withdraw and/or refile pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act.

(c) Each Party shall, and Purchaser and Holdco each shall cause its respective Affiliates to, perform the following: (i) cooperate with the other Parties and their Affiliates in connection with any filing, submission, investigation, action, proceeding, request for additional information or documentary material, or inquiry in connection with the Transactions, including furnishing to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Regulatory Law, (ii) promptly inform the other Parties of any material communication received by such Party or any of its Affiliate from, or given by such Party or any of its Affiliates to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the Transactions, (iii) afford the other Parties the right to review in advance to the extent practicable, and, to the extent practicable, consult on and consider in good faith the views of the other Parties in connection with any filing to be made by such Party or any of its Affiliates with, or written materials to be submitted by such Party or any of its Affiliates to, any Governmental Authority or,

in connection with any proceeding by a private party, any other Person, in each case, in connection with the Transactions, (iv) make available to the other Parties copies of all material notices and written communications received from any Governmental Authority in connection with the Transactions, and (v) consult with the other Parties to the extent practicable in advance of any meeting, discussion, telephone call or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person and, to the extent not expressly prohibited by the Governmental Authority or Person, give the other Parties the opportunity to attend and participate, in each case, regarding any of the Transactions. With regard to any sharing of information contemplated under this Section 8.3, (A) any disclosure of information shall been done in a manner consistent with applicable Law, (B) information may be withheld as necessary to address reasonable attorney-client privilege, contractual obligations or similar concerns, (C) any Party may, as it deems advisable or necessary, reasonably designate any confidential or competitively sensitive information as for “outside counsel only,” and (D) materials may be redacted to remove references concerning the valuation for the Transactions. Notwithstanding any other terms contained herein, Purchaser will control the antitrust defense described in and conducted in accordance with this Section 8.3 and shall, after good faith consultation with the Sellers’ Representative and Holdco and after considering, in good faith, the views and comments of the Sellers’ Representative and the Companies, lead and have final authority over all substantive communications, negotiations, timing decisions (subject to other provisions of this Section 8.3), and strategy on behalf of the Parties relating to any approval under any Regulatory Law and any litigation matters pertaining to any Regulatory Law applicable to the Transactions, and Sellers’ Representative and the Companies shall take all reasonable actions to support Purchaser in connection therewith.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) no action taken by, at the direction of, or with the consent of Purchaser or its Affiliates pursuant to this Section 8.3 shall entitle Purchaser to any reduction of the Final Purchase Price or be taken into account in determining whether the conditions in Section 9.1(a) and Section 9.1(b) have been satisfied, and (ii) any Order, action by any Governmental Authority or consent, clearance, approval, or authorization of any Governmental Authority permitting the consummation of the Transactions but requiring any of the steps contemplated by this Section 8.3(d) shall not, individually or in the aggregate, be deemed a failure to satisfy any condition specified in Article IX.

(e) Purchaser shall not (and shall cause its Affiliates not to) take any action or fail to take any action that is intended to or would likely have the effect of delaying or preventing (i) the consummation of Transactions, or (ii) the ability of such Person to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, Purchaser shall not, and shall cause its respective Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree or undertake to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any equity securities, shares, interests or collection of assets if doing so is intended to or would likely have the effect of delaying or preventing the consummation of the Transactions or the ability of such Person to fully perform its obligations pursuant to this Agreement (including under clauses (i) or (ii) in the preceding sentence of this Section 8.3(e)).

Section 8.4. Further Assurances; R&W Policy.

(a) Subject to, and without limiting any of the obligations of the Parties under any other provision in this Agreement, each of Purchaser, Sellers, Oaktree Blocker and Holdco shall act in good faith and use its commercially reasonable efforts to take all actions reasonably necessary, proper and advisable under applicable Laws to consummate the Transactions in accordance with the terms of this Agreement as promptly as practicable.

(b) Purchaser has caused the R&W Policy to be conditionally bound, subject to the fulfillment of all contingencies or conditions set forth in the R&W Policy conditional binder. The aggregate cost of the premium, underwriting fees, surplus lines Taxes and fees and any other expenses charged by an insurer or insurance broker for the R&W Policy shall be paid by Purchaser. For the avoidance of doubt, Purchaser acknowledges and agrees that the effectiveness of the R&W Policy is not a condition to the Closing and that Purchaser shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article IX to consummate the Transactions. From and after the date hereof, other than with respect to claims for Actual Fraud, Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation against Sellers, or otherwise amend, modify, terminate or waive any term or condition set forth in the R&W Policy, in any case, that would adversely affect the rights of any Seller without the prior written consent of the Sellers’ Representative. Following the Effective Date, Purchaser shall use its commercially reasonable efforts to fulfill all contingencies or conditions included in the R&W Policy as a condition to its remaining bound. Purchaser shall not amend or otherwise revise, waive, or modify the subrogation provisions of the R&W Policy in any manner that would reasonably be expected to adversely affect any Seller without the prior written consent of the Sellers’ Representative.

Section 8.5. Confidentiality. Purchaser acknowledges and agrees that the information provided to it (and its officers, employees or representatives (including its legal advisors and accountants)) in connection with this Agreement and the Transactions (including information provided pursuant to Section 8.1) is subject to the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate and be of no further force or effect. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, but subject to the terms of Section 8.13, Purchaser and its Representatives may use and disclose any information relating to the Companies (including the Required Financing Information) in a manner customary for purposes of obtaining the Financing.

Section 8.6. Exclusivity.

(a) From the Effective Date until the earlier to occur of (i) termination of this Agreement in accordance with the terms of Article IV, and (ii) the Closing, neither Sellers nor the Companies shall, and each of them shall cause its controlled Affiliates not to (and shall use their commercially reasonable efforts to cause their Representatives not to): (1) directly or indirectly, solicit, initiate, entertain, consider, encourage, or accept the submission of any proposal or offer from any third party relating to the acquisition (whether by merger, purchase of equity, purchase of assets or otherwise) of all or substantially all or any significant portion of the business of the Companies (any such transaction, however effected, through equity sale, asset sale, business combination or otherwise, a “Competitive Transaction”), or (2) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in any effort or attempt by any third party to do or seek any of the foregoing.

(b) Sellers and the Companies may respond to any unsolicited proposal regarding a Competitive Transaction by indicating, without identifying Purchaser or any of its Affiliates by name or otherwise, that Sellers and the Companies are subject to an exclusivity agreement and are unable to provide any information related to the Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competitive Transaction for as long as this Agreement remains in effect.

Section 8.7. Indemnification, Exculpation and Insurance.

(a) Purchaser agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the Governing Documents of the Companies as now in effect, and any indemnification agreements or arrangements of the Companies set forth in Section 8.7 of the Disclosure Schedule (the “Disclosed Indemnification Agreements”), shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would reasonably be expected to adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Purchaser shall cause the Companies to pay such expenses of any Indemnitee under this Section 8.7, as incurred, to the fullest extent expressly required by, and in accordance with, the Governing Documents of the Companies as now in effect, and any Disclosed Indemnification Agreements, on the terms and subject to the conditions set forth in such applicable document; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by the Governing Documents of the Companies as now in effect, and any Disclosed Indemnification Agreements.

(b) Purchaser, for a period of at least six (6) years from and after the Closing Date, except to the extent otherwise required by then applicable Law, shall cause the Governing Documents of the Companies to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification of such Persons than are set forth as of the date of this Agreement in the Governing Documents of the Companies.

(c) Prior to Closing, the Companies shall procure, at the sole cost and expense of Purchaser, a six (6) year tail on the current directors’ and officers’ liability insurance policy covering the Indemnitees with respect to actions or omissions relating to the Companies occurring on or prior to the Closing Date; provided, however, that in no event shall Purchaser or the Companies be required to expend an amount in excess of 200% of the annual premium currently paid by the Companies for such directors’ and officers’ liability coverage.

(d) The provisions of this Section 8.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, for a period of at least six (6) years from and after the Closing Date. In the event that a Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of such Company shall assume all of the obligations thereof set forth in this Section 8.7.

(e) The obligations of Purchaser under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 8.7 applies without the written consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7).

Section 8.8. Preservation of Records; Access to Employees.

(a) For a period of not less than six (6) years from and after the Closing (the “Preservation Period”), Sellers, Holdco and Purchaser shall reasonably preserve and keep available the records held by them or their Affiliates (including the Companies) relating to the business of the Companies relating to any period prior to the Closing and during the Preservation Period shall, upon reasonable notice and during normal business hours and subject to customary confidentiality undertakings that the holder thereof may reasonably require, make such records and personnel available to the other Parties as may be reasonably required by any such Party in connection with (i) any third-party Actions (including insurance claims or Tax audits) of Sellers or Purchaser or any of their respective Affiliates, any evaluation of any claim for indemnification hereunder or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby, (ii) the preparation of any Tax Return or the examination by any Taxing Authority or other action relating to any Tax Return of such Party, or (iii) the preparation of financial reports.

(b) Notwithstanding the foregoing, any Party (a “Destroying Party”) may destroy, discard or transfer (or cause to be destroyed, discarded or transferred) any information, documents, files or other materials (including Tax Returns) after the Preservation Period; provided, however, that prior to such destruction, discarding or transfer, such Party shall first give the non-destroying Party sixty (60) days’ written notice prior to transferring, destroying or discarding any such materials, and the non-destroying Party shall have the right, at its option and expense, to take possession of such materials within ninety (90) days after the date of such notice.

Section 8.9. Restrictive Covenants.

(a) Non-Competition and Non-Solicitation. In consideration for consummation of the Transactions by Purchaser, for a period of five (5) years from and after the Closing Date (the “Restricted Period”), without the prior written consent of Purchaser (which consent may be withheld in the sole and absolute discretion of Purchaser), the Restricted Parties shall not directly or indirectly: (i) own, establish, manage, engage in, invest in, operate, control, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, establishment, management, operation or control of, any Restricted Business (other than Purchaser or its Affiliates) within the Restricted Territory, (ii) cause, solicit, induce or encourage any management-level employee employed in the two (2) years preceding the Closing Date to leave such individual’s employment with Purchaser or any of its Affiliates (including, after the Closing, the Companies) or hire, employ, recruit or otherwise engage (or assist others, including headhunters or recruiters, in hiring, employing, recruiting or otherwise engaging) any management-level employee employed in the two (2) years preceding the Closing Date, (iii) cause, solicit, induce or encourage any current or former client, customer or supplier with which any Company has done business in the two (2) years preceding the Closing Date or prospective client, customer or supplier of any Company or any other Person that has a business relationship with any Company to terminate or modify any such current or prospective relationship, or (iv) cause, solicit, induce or encourage any current, former (with which any Company) has done business in the two (2) years preceding the Closing Date or prospective client, customer or supplier of any Company to become a client, customer or supplier of any Restricted Business. “Restricted Business” shall mean any Person (other than Purchaser or its Affiliates (including, after the Closing, the Companies)) engaged in the business or activities of manufacturing, producing, or supplying concrete products or utility products (including, but not limited to, concrete pipes, box culverts, manholes, vaults, underground detention systems, water quality treatment systems, cast iron covers and lining systems). The “Restricted Territory” shall mean any location within the United States or any location from which any Company currently operates, conducts business or provides goods or services, including the parishes of the State of Louisiana listed on Exhibit J.

(b) It will not be a violation of the restrictive covenant set forth in this Section 8.9 for any Restricted Party to make or maintain a passive investment in publicly traded equity securities of a Restricted Business constituting less than two percent (2%) of the outstanding securities of such class.

(c) Non-Disparagement. Except for factually true statements made either in connection with any litigation respecting this Agreement or the Transactions, or otherwise in connection with enforcing any Party’s or any Party’s Affiliates’ rights under this Agreement or the Transaction Documents, during the Restricted Period, each of the Restricted Parties agrees and acknowledges that it will not publish or publicly make any disparaging statements (whether written or oral) about Purchaser or any of its Affiliates (including any Company) or defame or publicly criticize Purchaser or any of its Affiliates (including any Company), including the services, business ventures, integrity, veracity or personal or professional reputation of Purchaser or any of its Affiliates (including any Company), in any manner whatsoever. Notwithstanding the foregoing, this Section 8.9(c) shall not prohibit any Party or its Affiliates from testifying truthfully as a witness in any Action.

(d) Notwithstanding anything to the contrary contained in this Section 8.9, nothing will restrict any Restricted Party from (i) employing any members of the family of Frank D. Foley III; (ii) employing anyone after six (6) months following the termination of their employment with the Companies, Purchaser or its Affiliates, provided, that such Restricted Party does not solicit or encourage such Person to terminate their employment with Purchaser or its Affiliates; or (iii) engaging in the business activities of manufacturing, producing or supplying sand, gravel, and stone and other aggregates.

(e) Each of the Restricted Parties acknowledges and agrees that the covenants and undertakings contained in this Section 8.9 relate to matters that are of a special, unique and extraordinary character, and that the foregoing restrictions are reasonable in scope and necessary for the protection of Purchaser and its legitimate business interests. Each of the Restricted Parties further agrees that the breach, or threatened breach, of any of the terms of this Section 8.9 will cause irreparable harm to Purchaser, that monetary relief alone will be inadequate to redress such a breach or threatened breach, and that Purchaser will be entitled to, in addition to any legal remedies that might be available to it, to seek an injunction, restraining order or other equitable relief to prevent or remedy such a breach or threatened breach, without first having to prove actual damages or post any bond or furnish any security interests whatsoever. The rights and remedies provided by this Section 8.9 are cumulative and in addition to any other rights and remedies that Purchaser may have hereunder. If a Restricted Party violates this Section 8.9, then the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such violation began until such violation permanently ceases with respect to such Restricted Party.

(f) Each of the Restricted Parties hereby represents to Purchaser that it is willing and able to engage in businesses that are not restricted pursuant to this Section 8.9 and that enforcement of the restrictive covenants set forth in this Section 8.9 will not be unduly burdensome to such Restricted Party. Each of the Restricted Parties acknowledges that his, her or its respective agreement to the restrictive covenants set forth in this Section 8.9 is a material inducement and condition to Purchaser’s willingness to enter into this Agreement and the other transaction documents contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of the Restricted Parties acknowledges and agrees that the restrictive covenants and remedies set forth in this Section 8.9 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Purchaser and its Affiliates.

(g) Notwithstanding the foregoing, if any restrictive covenant set forth in this Section 8.9 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Purchaser and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 8.9 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Purchaser and its Affiliates.

(h) Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b) and other applicable law, nothing in this Agreement shall prevent the Restricted Party from or expose the Restricted Party to criminal or civil liability under any federal or state trade secret law for (i) disclosing trade secrets or other Sensitive Data (except information protected by attorney-client or work product privilege) to, or cooperating or communicating with, a federal, state, or local government official, agency, or regulator (including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety and Health Organization, the National Labor Relations Board, the Delaware Department of Labor, and/or the Georgia Department of Labor), an attorney, or law enforcement, whether in response to a subpoena or otherwise, without notice to Purchaser, (ii) disclosing any Sensitive Data or trade secrets in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, (iii) receiving a financial award from any government agency for providing information on illegal activity, and/or (iv) in any way participating in any action seeking to rectify or address sexual harassment or other illegal conduct, or from making or discussing, either orally or in writing, allegations relating to sexual harassment, harassment, sexual assault, discrimination, unfair employment practices, or any other conduct prohibited by law, in accordance with the terms of this Agreement. Purchaser will not retaliate against the Restricted Party in any way for a disclosure made in accordance with the law. The Restricted Party also may disclose Sensitive Data as required in response to a subpoena or other legal process, in accordance with the terms and procedures set forth herein. Except as provided above, the Restricted Party agrees that in the event the Restricted Party is served with a subpoena, document request, interrogatory, or any other legal process that will or may require the Restricted Party to disclose any Sensitive Data, the Restricted Party will (i) immediately notify Purchaser of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, unless such subpoena, document request, interrogatory, or other legal process (A) is from a court or governmental agency and (B) explicitly prohibits the Restricted Party from doing so and (ii) to the maximum extent possible, not make any disclosure until Purchaser has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

(i) The existence of any claim or cause of action by any Restricted Party against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of the restrictive covenants contained in this Section 8.9; provided, that no truthful statement made by any Restricted Party arising out of or in connection with such claim or cause of action shall be deemed a violation of this Section 8.9.

Section 8.10. Publicity. Purchaser and Sellers shall, and shall cause each of their respective Affiliates and Representatives to, maintain the confidentiality of this Agreement and shall not, and shall cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior written consent of Purchaser or Sellers’ Representative, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed, except, in each case, as may be required by applicable Law or securities exchange; provided, however, that a Party may, without such prior consent, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines such action to be required by Law or stock exchange rules, in which event such Party shall use its commercially reasonable efforts to provide Purchaser or Sellers’ Representative, as the case may be, with a copy of such press release or public announcement and shall in good faith consider any proposed changes thereto requested by such other Party in advance of its issuance. Notwithstanding the foregoing, (i) Purchaser and Sellers shall cooperate to prepare a press release and public announcement to be issued by Purchaser on the Effective Date and on the Closing Date, and (ii) at any time following the Effective Date, Purchaser shall be permitted to issue additional press releases and public announcements relating to this Agreement or the Transactions without obtaining the prior written consent of Sellers’ Representative, Sellers or the Companies, provided (1) Purchaser provides Sellers’ Representative with a copy of such press release or public announcement and in good faith considers any proposed changes thereto requested by Sellers’ Representative, and (2) the contents of such press release or announcement shall be substantially consistent with the contents of any press release or public announcement previously made or issued pursuant to this Section 8.10. Notwithstanding the foregoing, neither this Section 8.10 nor Section 8.5 shall restrict (x) any Party from disclosing the existence of this Agreement or the substance or any relevant details of the Transactions on a confidential basis to any of its Representatives, provided such Representatives have been informed of such Party’s confidentiality obligations hereunder and under the Confidentiality Agreement or (y) any Oaktree Seller or its Affiliates that are investment or private equity firms from (A) issuing press releases or announcements the contents which are substantially consistent with the contents of any press release or public announcement previously made or issued pursuant to this Section 8.10 or (B) disclosing the Closing and key financing information relating to the Transactions on a confidential basis to existing or prospective investors for customary private equity marketing and reporting purposes only.

Section 8.11. Employee Benefit Arrangements.

(a) Purchaser confirms that it shall assume and continue to comply with the Company’s Collective Bargaining Agreement with Northern California District Council of Laborers, Laborers Local No. 324 after the Closing Date. With respect to the Company, Purchaser shall be liable for complying with the requirements of WARN or such applicable state Law after the Closing Date.

(b) With respect to all Persons who were employed by the Companies immediately preceding the Closing and not governed by the Collective Bargaining Agreement with Northern California District Council of Laborers, Laborers Local No. 324 (the “Company Non-Union Employees”) and for a period of one (1) year from the Closing, Purchaser shall provide (i) a base salary or hourly wage rate to each Company Non-Union Employee that is no less than the base salary or hourly wage rate in effect for such employee immediately prior to the Closing, and (ii) employee benefit and compensation plans and programs (excluding any equity-based plans and programs) for the Company Non-Union Employees that are substantially similar in the aggregate to the Company Benefit Plans (excluding any equity-based compensation provided by such Company Benefit Plans) as in effect prior to the Effective Date and shall use commercially reasonable efforts to cause such employee benefit and compensation plans and programs to count employment with the Companies prior to the Closing as service for all purposes including without limitation eligibility, vesting and accrual of benefits (except for accrual of benefits under any defined benefit pension plans).

(c) If requested by Purchaser in writing no later than fifteen (15) days prior to the Closing Date, Sellers shall cause the Companies to formally terminate each Company Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code by action of the plan sponsor in a form reasonably acceptable to Purchaser, effective no later than the day prior to the Closing Date. In such case, Sellers shall cause the plan sponsor to amend (in a form reasonably acceptable to Purchaser) such Company Benefit Plan as of the date of termination to (i) fully vest all accounts of all affected participants therein and (ii) bring the plan into compliance with all qualification requirements that apply as of the date of termination.

(d) This Section 8.11 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 8.11, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.11. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of the Companies, Purchaser or any of their respective Affiliates or to require the Company or any of its Affiliates to maintain or continue the employment or service of any employee.

(e) Prior to the Closing and in no event later than two (2) Business Days prior to the Closing Date, to the extent that any “disqualified individual” (within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 280G”)) has the right to receive or retain any payments or benefits in connection with the transactions contemplated by this Agreement that reasonably would be expected to constitute “parachute payments” (within the meaning of Section 280G), Sellers shall (i) if necessary, solicit and use commercially reasonable efforts to obtain, from each Person whom Sellers reasonably believe is a “disqualified individual,” a waiver of all or a portion of such disqualified individual’s rights or potential rights to any such payments and/or benefits (the “Waived 280G Benefits”), such that none of the remaining payments and/or benefits applicable to such disqualified individual would be deemed to be “excess parachute payments” pursuant to Section 280G, and (ii) thereafter, with respect to each disqualified individual who executes the waiver described in clause (i) or whose parachute payments are automatically reduced pursuant to the terms of any compensation arrangement (the “Reduced 280G Benefits”), submit for approval the right of any such disqualified individual to receive or retain the Waived 280G Benefits or Reduced 280G Benefits, as applicable, to a vote of the holders of the equity interests of Oaktree Blocker entitled to vote on such matters (and, to the extent necessary or appropriate in accordance with Treasury Regulation 1.280G-1, Q/A-7, the voting equity holders of any “entity shareholder”), in the manner intended to satisfy the requirements under Section 280G(b)(5) of the Code and the regulations and guidance promulgated thereunder, and such disqualified individual’s right to receive the Waived 280G Benefits or Reduced 280G Benefits shall be conditioned upon receipt of such approval. To the extent that any contract, agreement, plan or arrangement is entered into (or planned to be entered into) by, or at the direction of, the Companies or Purchaser or any of Purchaser’s affiliates and a disqualified individual at or prior to Closing, each party shall provide a copy of such contract, agreement, plan or arrangement to the other party and cooperate with each other in good faith in order to calculate or determine the value (for purposes of Section 280G) of any payments or benefits granted or contemplated therein that may constitute, individually or in the aggregate with other payments and/or benefits, “parachute payments”. Before any such waiver agreement is sought from any disqualified individual and before submission to the holders of the equity interests of Oaktree Blocker, and in any event no later than five (5) Business Days prior to the Closing Date, Sellers will provide Purchaser and its counsel with final calculations of the potential “parachute payments” (within the meaning of Section 280G), copies of the proposed waiver agreements and all materials for such submission (including the disclosure statement and holder consent), and Purchaser shall be provided with a reasonable opportunity to comment thereon and Sellers shall accept any reasonable comments with respect to the same provided by Purchaser. To the extent applicable, prior to the Closing, Sellers shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that a vote of holders of the equity interests of Oaktree Blocker was solicited in accordance with the foregoing provisions of this Section 8.11(d) and that either (1) the requisite number of votes of holders of the equity interests of Oaktree Blocker was obtained with respect to the Waived 280G Benefits or Reduced 280G Benefits (the “280G Approval”) or (2) the 280G Approval was not obtained and the Waived 280G Benefits and Reduced 280G Benefits shall not be paid.

Section 8.12. Waiver.

(a) Sellers’ Representative may, in its sole discretion, (i) extend the time for the performance of any of the obligations or other acts of Purchaser or, after the Closing, any of the obligations or other acts to be performed by Purchaser or the Companies, (ii) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document delivered by Purchaser pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of Purchaser contained herein or, after the Closing, compliance with any of the agreements of Purchaser or the Companies contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Sellers’ Representative.

(b) Purchaser, in its sole discretion, may (i) extend the time for the performance of any of the obligations or other acts of Holdco or Sellers, (ii) waive any inaccuracies in the representations and warranties of Sellers or Holdco contained herein or in any document delivered by Sellers or Holdco pursuant hereto, or (iii) waive compliance with any of the agreements of Holdco or Sellers contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Purchaser.

(c) Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 8.13. Cooperation with Financing.

(a) From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, Holdco shall, and shall cause its Representatives to, provide Purchaser with all customary cooperation and assistance, as reasonably requested by Purchaser, in marketing and consummating any debt financing contemplated by Purchaser or its Affiliates (including any debt securities financing or any permitted replacement, amended, modified or alternative financing, collectively, the “Permanent Financing”) and the Bridge Financing, including to provide to Purchaser, as promptly as reasonably practicable in connection with the anticipated timing for the marketing of any Financing, (A) the Required Financing Information and (B) such other financial and other pertinent information regarding and available to the Companies that is customary and reasonably requested by Purchaser for financings of a type similar to the Financing, and in addition, to use their respective commercially reasonable efforts to:

(i) direct the independent accountants of the Companies to: (1) provide, consistent with customary practice, (A) customary auditor consents (including consents of accountants for use of their reports in any materials relating to the Financing) and (B) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Companies as reasonably requested by Purchaser or any

Financing Source or as customary for financings similar to the Financing (including any registered offering of debt securities under the Securities Act or private placement of debt securities pursuant to Rule 144A under the Securities Act); and (2) participate in a reasonable number of accounting due diligence sessions and drafting sessions;

(ii) participate in and cause the management team of the Companies, with appropriate seniority and expertise, including senior officers, to participate in a reasonable and customary number of lender and investor presentations, meetings, conference calls, drafting sessions, due diligence sessions, road shows, and sessions with rating agencies in connection with and customary for the Financing on reasonable advance notice and at mutually agreeable times and places;

(iii) assist with the preparation of appropriate and customary materials for rating agency and lender and investor presentations, bank information memoranda, offering documents, and other marketing documents reasonably requested or customarily provided in connection with the Financing;

(iv) execute and deliver customary authorization letters for the Financing authorizing the distribution of information to prospective lenders and investors (including customary 10b-5 and material non-public information representations);

(v) furnish Purchaser with all documentation and other information that is reasonably requested by any Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, no later than five (5) Business Days prior to the Closing Date, provided such request is made at least ten (10) Business Days prior to the Closing Date;

(vi) direct the officers of Holdco and its Subsidiaries who will be officers of Holdco and its Subsidiaries following the Closing to facilitate the execution and delivery of any pledge and security documents, indentures, guarantees, other definitive financing documents, and other certificates or documents as may be reasonably requested by Purchaser or any Financing Source, in each case effective no earlier than, and subject to the occurrence of, the Closing, and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by the Companies in connection with the Financing, effective no earlier than, and subject to the occurrence of, the Closing;

(vii) cause the taking of any corporate, limited liability company, or partnership actions, as applicable, by the Companies reasonably necessary to permit the completion of the Financing, in each case effective no earlier than, and subject to the occurrence of, the Closing; and

(viii) obtaining and delivering to Purchaser copies of the Payoff Letters on the terms set forth herein and providing reasonable assistance with the preparation of related lien termination filings referenced in such Payoff Letters;

provided, however, that (A) the Companies shall not be required to become subject to any Liabilities with respect to such agreements or documents that would become effective prior to the Closing and no such agreements or documents shall be executed except in connection with the Closing; (B) the Companies shall not be required to provide access to or disclose information if Holdco reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of any of the Companies or contravene any Law or any Material Contract to which any of the Companies are a party or subject any director, manager, officer or other employee of the Companies or any of their Affiliates to any personal Liability, except the Companies will use commercially reasonable efforts to provide such information in a manner that does not violate such agreement or Law or waive such privilege; (C) such requested cooperation shall not unreasonably interfere with the ongoing business and operations of any of the Companies or any of their respective Affiliates; and (D) other than expressly provided above, none of the Companies or any of their respective Affiliates or their respective officers, directors or employees shall be required to enter into any Contract with respect to the Financing and no pre-Closing board of managers or other governing body of any Company shall be required to authorize or approve any actions or agreements in respect of the Financing.

(b) Purchaser shall promptly (and in any event within two (2) Business Days of delivery of documentation evidencing the applicable cost or expense), reimburse the Companies and their respective Affiliates for all out-of-pocket costs and expenses incurred by the Companies in connection with the cooperation contemplated by this Section 8.13. For the avoidance of doubt, Purchaser shall not be required to reimburse the Companies or their Affiliates for costs and expenses with respect to financial statements, financial information or other materials prepared prior to the Effective Date, or after the Effective Date, that the Companies would have prepared in the Ordinary Course of Business in the absence of the Financing. Notwithstanding anything to the contrary in this Agreement, to the extent that any such reimbursement occurs after the Calculation Time, the amount of such reimbursement shall be included in Closing Company Cash.

(c) Purchaser acknowledges and agrees that the Companies and their Affiliates (including the Sellers) and their respective Representatives shall not have any responsibility for, or incur any Liability to, any Financing Sources. Purchaser shall indemnify and hold harmless Sellers, the Companies and their respective Affiliates and their respective Representatives from and against any and all Losses incurred by them in connection with the Financing and the performance of their respective obligations under Section 8.13(a), and any information utilized in connection therewith (other than with respect to Losses resulting from knowing and intentional common law fraud under Delaware law (and not, for the avoidance of doubt, resulting from any equitable fraud, constructive fraud, recklessness or negligent misrepresentation) committed by such indemnified Person in connection with the Financing or such indemnified Person’s obligations pursuant to this Section 8.13).

(d) Sellers and the Companies hereby consent to the reasonable use of Companies’ logos and other trademarks in connection with the Financing.

(e) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 9.1(b), as applied to Holdco’s performance of its obligations under this Section 8.13, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of Holdco’s willful and material breach (as defined in Section 4.2(a)) of its obligations under this Section 8.13, which breach has not been cured within the earlier of (i) fifteen (15) days after written notice thereof is given by Purchaser to Holdco and (ii) the Termination Date (as such date may have been extended pursuant to Section 4.1(a)).

Section 8.14. Bridge Financing. Purchaser shall maintain in effect the Debt Commitment Letter through the consummation of the Closing and shall enforce its rights and benefits thereunder as necessary to satisfy its payment obligations under Section 2.3(e). Subject to the satisfaction or waiver of all conditions to Closing set forth in Article IX (other than those conditions that by their terms are to be satisfied at Closing), if the Permanent Financing, when combined with Purchaser’s cash on hand and other sources of liquidity, is insufficient to satisfy all of Purchaser’s payment obligations pursuant to Section 2.3(e), then Purchaser shall (a) take all actions necessary to cause the Bridge Financing to be funded on the Closing Date in an amount equal to the Funding Shortfall, in accordance with the terms of the Debt Commitment Letter, including negotiating and entering into definitive agreements with respect thereto, and (b) draw down on the Bridge Financing (in an amount equal to the Funding Shortfall) and use the proceeds thereof, in combination with the proceeds from any Permanent Financing and Purchaser’s cash on hand and other sources of liquidity, to pay the amounts required by Section 2.3(e) and all other amounts required to be paid by Purchaser at Closing. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that obtaining the Financing is not a condition to the obligations of the Parties to consummate the Transactions in accordance with the terms and provisions of this Agreement. If the Financing has not been obtained, Purchaser shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to consummate the Transactions.

Section 8.15. Continuation of Foley Products Company Name. Purchaser appreciates the legacy and reputation of Foley Products Company and the meaning of its name, both within the marketplace and within the culture of the organization. Purchaser’s present intention is to continue using the name moving forward as a powerful symbol of everything the Company stands for. The Parties recognize, however, that business circumstances may change and Purchaser needs the flexibility to operate the business in the future as Purchaser believes appropriate. Therefore, the foregoing statement of Purchaser’s present intent does not create any legal obligation or commitment to continue using the name in the future.

Section 8.16. Environmental Reports. Prior to the Closing, Holdco shall provide Purchaser with (a) Phase I Environmental Site Assessments (in accordance with ASTM International Standard E1527-21) for all Owned Real Property and Leased Real Property (except for those locations which are strictly office space) that were conducted after October 1, 2025, and (b) customary reliance letters with respect to each such Phase I Environmental Site Assessments.

Section 8.17. Permit Transfer. Prior to the Closing, Holdco shall use commercially reasonable efforts to cause the stormwater permit for the Cantonment, Florida location to be transferred from Southeastern Pipe and Precast into the name of Holdco or one of its Subsidiaries.

Section 8.18. Releases. Prior to the Closing, Holdco shall use commercially reasonable efforts to cause each of the Persons listed on Section 8.18 of the Disclosure Schedules to execute a release, in a form reasonably acceptable to Purchaser; provided, that Holdco shall not be required to offer or make any payment or other accommodation in connection with obtaining such releases.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) (i) the Fundamental Representations (other than Section 5.4 (Capitalization), and Section 6.3 (Ownership and Transfer of Shares)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for such Fundamental Representations that expressly speak as of a specified date, which such Fundamental Representations shall be true and correct in all respects as of such specified date), (ii) the representations and warranties of Holdco and of Sellers, as applicable, set forth in Section 5.4 (Capitalization) and Section 6.3 (Ownership and Transfer of Shares) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct in all respects other than de minimis inaccuracies as of such specified date); provided, however, that any such de minimis inaccuracies will not result in Purchaser acquiring less than one hundred percent (100%) of the Shares at the Closing in accordance with Section 2.1, and (iii) all other representations and warranties of Holdco and of Sellers set forth in this Agreement, as applicable, without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for such failures to be true and correct as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Holdco and Sellers shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing;

(c) there shall not be in effect any Order, and no Law shall have been enacted or promulgated, by a Governmental Authority of competent jurisdiction prohibiting or making illegal the consummation of the Transactions;

(d) the waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated and any timing agreement, understanding or commitment with or made to any Governmental Authority or any official or staff of any Governmental Authority to delay or not consummate the Transactions prior to a certain date, circumstance or event shall have expired or been terminated;

(e) Holdco and Sellers shall have taken all of the actions, and delivered or caused to be delivered to Purchaser all of the certificates and other documents set forth in Section 3.2(a) and Section 3.2(b);

(f) the Oaktree Parties shall have caused the occurrence of the Oaktree Distribution as of immediately prior to the Closing; and

(g) from and after the date of this Agreement, there has not occurred an event, condition, occurrence, change, effect, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 9.2. Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers’ Representative in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser set forth in this Agreement, without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for such failures to be true and correct as would not materially and adversely affect the ability of Purchaser to consummate the Transactions;

(b) Purchaser shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing;

(c) there shall not be in effect any Order, and no Law shall have been enacted or promulgated, by a Governmental Authority of competent jurisdiction prohibiting or making illegal the consummation of the Transactions;

(d) the waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated and any timing agreement, understanding or commitment with or made to any Governmental Authority or any official or staff of any Governmental Authority to delay or not consummate the Transactions prior to a certain date, circumstance or event shall have expired or been terminated; and

(e) Purchaser shall have taken all of the actions, and delivered or caused to be delivered to Sellers’ Representative all of the certificates and other documents, set forth in Section 3.2(c).

ARTICLE X

NON-SURVIVAL; ACKNOWLEDGMENTS

Section 10.1. Non-Survival of Representations and Pre-Closing Covenants. Except for the representations and warranties (a) with respect to Holdco, contained in Section 5.27, (b) with respect to Sellers, contained in Section 6.8, and (c) with respect to Purchaser, contained in Section 7.8, neither the representations and warranties of any Party contained in this Agreement or certified to or contained in any certificate delivered pursuant to Section 3.2(a)(i) or Section 3.2(c)(ii) of this Agreement, nor the covenants and agreements of such Party that by their terms are required to be performed in whole by such Party prior to the Closing contained in this Agreement or certified to or contained in any certificate or other document delivered in connection with this Agreement, shall survive the Closing, and following the Closing, other than a claim of Actual Fraud against a

Party, no claims (whether in contract, in tort, in law or in equity, granted by statute or otherwise) may be made against any Person with respect to any of the foregoing representations, warranties, certifications, covenants or agreements, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. The covenants and agreements of Purchaser, Sellers and the Companies that by their terms are to be performed by any Person after the Closing shall survive the Closing in accordance with their respective terms. Purchaser acknowledges that the provisions of this Agreement, including this Article X, shall apply regardless of whether (i) Purchaser maintains the R&W Policy following Closing, (ii) the R&W Policy expires, is revoked, cancelled, or modified, or (iii) any claim made under the R&W Policy is denied by the insurer. Notwithstanding the foregoing or anything to the contrary in this Agreement, (A) nothing in this Agreement shall limit, subject to subclause (B) of this sentence, any claim for Actual Fraud, (B) no Seller shall be liable for the Actual Fraud of any other Seller and (C) the liability of any Seller for Actual Fraud shall not be limited to such Seller’s Allocable Portion of the Final Purchase Price and shall be determined without regard to such Allocable Portion.

Section 10.2. Acknowledgements. Purchaser hereby acknowledges that, following the Closing, recovery against the insurer(s) under the R&W Policy shall be the sole and exclusive source of recovery and remedy for any Losses sustained, suffered or incurred by Purchaser and its Affiliates (including the Companies) resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by Sellers or any Company of their respective representations and warranties contained in this Agreement, or contained in any certificate delivered pursuant to Section 3.2(a), Section 3.2(b) or Section 3.2(c) of this Agreement or from any failure to perform any covenant or agreement of Holdco and Sellers to the extent that by its terms is required to be performed by such Party prior to the Closing contained in this Agreement, in each case, other than in the event of Actual Fraud by such Party (as limited by the last sentence of Section 10.1). The provisions of this Article X were specifically bargained-for among the Parties and were taken into account by each Party in arriving at the Base Purchase Price. The Parties have specifically relied upon the provisions of this Article X in agreeing to the Base Purchase Price and in agreeing to provide the specific representations and warranties set forth herein and otherwise in agreeing to the terms of this Agreement.

Section 10.3. Waiver; Release.

(a) Purchaser hereby knowingly, willingly, irrevocably and expressly acknowledges and agrees (on behalf of itself and each of its Subsidiaries and Affiliates (including the Companies)), that, from and after the Closing and to the fullest extent permitted under any applicable Law, any and all rights, claims, demands, proceedings, Orders, causes of action (including any statutory rights to contribution or indemnification), obligations, Contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, that it or any of its Subsidiaries or any of their respective Affiliates now has, has ever had, or may hereafter have against Sellers or any of their past, present and future Affiliates or any of their respective past, present and future Representatives, and all of their respective successors and assigns (collectively, the “Seller Released Parties”), in each case, from the beginning of time to and including (but not after) the Closing, that relate to the ownership, management or operation of the Companies (or their businesses), the Transactions or the subject matter or negotiation of this Agreement or any other document contemplated hereby (other than, and solely with respect to, any of the covenants in this Agreement that contemplate performance after the Closing) whether or not arising under, or based upon, any theory whatsoever, under any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse of remedy), contract, tort or otherwise are hereby irrevocably waived, released and forever discharged. Notwithstanding anything to the contrary contained herein, nothing shall limit or restrict any claim (i) based on Actual Fraud against the applicable Party (as limited by the last sentence of Section 10.1), (ii) based on obligations arising under or in connection with this Agreement or any Transaction Document that contemplate performance after the Closing, or (iii) against any Company Employees arising out of or in connection with such Company Employee’s gross negligence, willful misconduct or other material malfeasance in their capacity as an employee of any Company prior to the Closing. The Seller Released Parties are express third party beneficiaries of this Section 10.3(a).

(b) Each Seller hereby knowingly, willingly, irrevocably and expressly acknowledges and agrees (on behalf of itself and each of its Affiliates and equityholders), that, from and after the Closing and to the fullest extent permitted under any applicable Law, any and all rights, claims, demands, proceedings, Orders, causes of action (including any statutory rights to contribution or indemnification), obligations, Contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, that it or any of its Subsidiaries or any of their respective Affiliates now has, has ever had, or may hereafter have against Purchaser or any of its past, present and future Affiliates (including, after the Closing, the Companies) or any of their respective past, present and future Representatives, and all of their respective successors and assigns (collectively, the “Purchaser Released Parties”), in each case, from the beginning of time to and including (but not after) the Closing, that relate to the ownership, management or operation of the Companies (or their businesses), the Transactions or the subject matter or negotiation of this Agreement or any other document contemplated hereby (other than, and solely with respect to, any of the covenants in this Agreement that contemplate performance after the Closing), whether or not arising under, or based upon, any theory whatsoever, under any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse of remedy), contract, tort or otherwise are hereby irrevocably waived, released and forever discharged. Notwithstanding anything to the contrary contained herein, nothing shall limit or restrict any claim (i) based on Actual Fraud or (ii) based on obligations arising under or in connection with this Agreement or any Transaction Document that contemplate performance after the Closing. The Purchaser Released Parties are express third party beneficiaries of this Section 10.3(b). The Sellers and Holdco agree that the Registration Rights Agreement, dated May 9, 2022, by and among Holdco, The Concrete Company, Ragweed Capital, LLC, and OCM SSF II Foley Holdings, L.P. is hereby terminated effective as of the occurrence of the Closing.

(c) Each Seller, on the one hand, and Purchaser, on the other hand, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Purchaser Released Party or Seller Released Party, as applicable, based upon any matter purported to be released hereby.

(d) EACH SELLER AND PURCHASER, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE (INCLUDING CALIFORNIA CIVIL CODE SECTION 1542) THAT LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH SELLER AND PURCHASER UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND

WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH SELLER AND PURCHASER ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. EACH SELLER AND PURCHASER FURTHER EXPRESSLY WAIVES ALL RIGHTS TO CLAIM OR SEEK RESCISSION OF THE TRANSACTIONS CONTEMPLATED HEREIN OR HEREBY.

ARTICLE XI

TAX MATTERS

Section 11.1. Tax Returns.

(a) Flow-Through Tax Returns of the Companies for Pre-Closing Tax Periods and Straddle Periods that are filed after the Closing Date shall be prepared by Smith + Howard (the “Operating Company Accountants”). The cost and expense of preparing Flow-Through Tax Returns of the Companies for Straddle Periods shall be borne by the respective Company. Such Tax Returns shall be prepared in a manner consistent with the past practices of the Companies, except as otherwise required by applicable Tax Law or this Agreement. Purchaser and its Affiliates (including, after the Closing, the Companies) shall prepare (or cause to be prepared), at Purchaser’s expense, all other Tax Returns of the Companies for Pre-Closing Tax Periods and Straddle Periods that are required to be filed after the Closing Date. All such Flow-Through Tax Returns shall be provided to Purchaser and Sellers’ Representative for review, comment and approval, which shall not be unreasonably withheld, conditioned or delayed, no later than forty-five (45) days prior to the due date for filing thereof (including applicable extensions). Purchaser and Sellers’ Representative shall submit any reasonable comments to such Flow-Through Tax Returns to the Operating Company Accountants no later than thirty (30) days prior to the due date for filing thereof (including extensions) and the Operating Company Accountants shall incorporate such reasonable comments received from Purchaser and Sellers’ Representative. In the event of a dispute between Purchaser and the Sellers’ Representative with respect to any item on any such Flow-Through Tax Return, the Parties shall act in good faith to resolve any such dispute no later than fifteen (15) days prior to the date on which such Flow-Through Tax Return is required to be filed (including applicable extensions). If the Parties cannot resolve any such disputed item, the item in question shall be resolved by the Independent Accountant prior to the due date for filing (including applicable extensions) of the applicable Flow-Through Tax Return in accordance with the procedures set forth in Section 2.4(c), mutatis mutandis. The Flow-Through Tax Returns shall be filed (a) absent dispute, as originally prepared by the Operating Company Accountants incorporating any reasonable comments of Purchaser and Sellers’ Representative or (b) in the event of dispute, in the form finally agreed to by the Parties or as finally determined by the Independent Accountant, as applicable. For avoidance of doubt, this Section 11.1(a) shall apply to any Tax Return filed or issued with respect to any Pre-Closing Tax Period or Straddle Period of the Companies (other than Oaktree Blocker).

(b) With respect to certain Tax matters, Sellers and Purchaser agree as follows:

(i) To the fullest extent permitted under applicable Law, each Company’s taxable year shall end as of the end of the day on the Closing Date; and Purchaser and Holdco further agree that Holdco shall use the “interim closing method” and “calendar day convention” (in each case, as defined in Treasury Regulation Section 1.706-4) as of the end of the day on the Closing Date for determining allocations for purposes of Section 706 of the Code for any Straddle Period.

(ii) Any Tax deductions and other Tax benefits of any Company and attributable to or related to the transactions contemplated hereby (regardless of whether the value of such Tax deductions and Tax benefits would otherwise be required under GAAP to be reflected on the Closing balance sheet), including, without duplication, Tax deductions and other Tax benefits arising in connection with (a) Transaction Expenses, (b) the payment of any change in control or similar compensatory amounts, to employees or other service providers to a Company, (c) the acceleration of deferred financing fees and premium deductions related to the payment of Indebtedness, (d) any costs, expenses or other liabilities included in the calculation of Closing Working Capital or Indebtedness and (e) the payment of any fees or other expenses associated with the Transactions that are not required to be capitalized (collectively, “Transaction Tax Deductions”) will, to the maximum extent permitted by Law, be deducted in a Pre-Closing Tax Period; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-1 CB 746, if applicable, to deduct treat seventy percent (70%) of any success based fees in the Pre-Closing Tax Period.

(iii) The Parties shall, to the maximum extent permitted by Law, treat any gains, income, deductions, losses, or other items realized by any Company for Income Tax purposes with respect to any transaction engaged in by any Company on the Closing Date, which occurs after the Closing at the direction of Purchaser, that is not contemplated by this Agreement and is outside the Ordinary Course of Business, as occurring on the day immediately following the Closing Date and to utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. Law) for purposes of reporting such items on applicable Tax Returns.

(iv) No election shall be made by any Party (or any Company) under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by any target Company.

(v) Except (A) as provided for in this Agreement or required by applicable Law, (B) as would not reasonably be expected to adversely affect Sellers or (C) with the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Affiliates (including the Companies and their Subsidiaries) not to: (i) make, change or revoke any Tax election with respect to the Companies that has retroactive effect to a taxable period (or portion thereof) ending on or before the Closing Date; (ii) amend any Tax Return with respect to the Companies for a taxable period (or portion thereof) that ends on or before the Closing Date, (iii) initiate voluntary contact (including through any voluntary disclosure program) with any Governmental Authority in respect of Taxes or Tax Returns of the Companies for any taxable period (or portion thereof) that ends on or before the Closing Date; or (iv) compromise or settle any Tax liability of the Companies, in each case, that relates to a Flow-Through Tax Return or could increase the amount of any Tax liability (or decrease the amount of any Tax asset or contra-liability) included in the determination of Closing Working Capital or Indebtedness that could reduce the amount of any payment to which the Sellers are entitled to receive under this Agreement. Additionally, Purchaser shall not and shall cause its Affiliates (including the Companies) not to make an election under Section 338 or Section 336(e) of the Code or under any similar law of any state with respect to the Transactions. The foregoing covenants as they relate to non-income Taxes shall be null, void and of no further force or effect following the date of final determination of the Final Purchase Price.

Section 11.2. Payment of Sales, Use or Similar Taxes. All direct and indirect sales, use, transfer, registration, goods and services, value added, filing, recordation, documentary, stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions, other than the Oaktree Distribution (“Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers. Any Transfer Taxes attributable to or resulting from the Oaktree Distribution shall be borne by Oaktree Seller. The party required by Law to file shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, other Parties shall join in the execution of any such Tax Returns and documentation. Purchaser, on the one hand, and Sellers, on the other hand, shall each indemnify and hold the other harmless for its respective share of such Transfer Taxes.

Section 11.3. Straddle Period Allocation. The amount of Taxes for a Straddle Period that are allocable to the Pre-Closing Tax Period shall be (i) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any of the Companies (including real property Taxes, personal property Taxes, and other ad valorem Taxes), deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes, deemed equal to the amount that would be payable if the Tax period of the Companies ended with (and included) the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 11.4. Purchase Price Allocation. Within ninety (90) days following the final determination of the Closing Cash Payment pursuant to Section 2.3, Purchaser shall engage a nationally recognized accounting firm to prepare a draft of an allocation of the portion of the Final Purchase Price as determined for Tax purposes (the “Aggregate Tax Consideration”) allocable to the purchase of the Unblocked Equity among the underlying assets of Holdco and its Subsidiaries in accordance with the Code, the Treasury Regulations promulgated thereunder and the methodology set forth in Appendix B (the “Proposed Allocation”). Purchaser shall deliver the Proposed Allocation (together with supporting documentation from such nationally recognized accounting firm to substantiate the allocations set forth therein) to Sellers’ Representative and Sellers’ Representative shall review the Proposed Allocation and provide any written comments with respect thereto within thirty (30) days of receipt; provided, however, that such comments shall be consistent with the methodology set forth in Appendix B. If the Sellers’ Representative does not provide any written comments within such period, the Sellers’ Representative shall be deemed to have agreed to the Proposed Allocation. If the Sellers’ Representative does not agree with the Proposed Allocation and submits timely written comments, then Purchaser and the Sellers’ Representative shall attempt in good faith to reach an agreement on the allocation of the

Aggregate Tax Consideration, and Purchaser shall revise the Proposed Allocation to reflect any agreed changes. If Purchaser and the Sellers’ Representative cannot reach an agreement on the allocation within twenty (20) days after Purchaser’s receipt of Sellers’ Representative’s comments (or such longer period of time as mutually agreed upon by Purchaser and Sellers’ Representative), then the parties shall submit the matter to the Independent Accountant which shall determine the allocation under the procedures for resolving disputes as set forth in Section 2.4(c) (including the provisions thereof regarding fees and expenses), mutatis mutandis. The Proposed Allocation as agreed to by Purchaser and the Sellers’ Representative or as finally determined by the Independent Accountant, as the case may be, shall be the final allocation (the “Final Allocation”). The Final Allocation shall be updated from time to time to reflect adjustments to the Aggregate Tax Consideration in a manner consistent with this Section 11.4. The Parties and their Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation. In the event any Taxing Authority challenges the Final Allocation, Purchaser or the Sellers’ Representative, as the case may be, shall promptly notify the other party of the nature of such dispute and shall cooperate in good faith to preserve the effectiveness of the Final Allocation; provided, however, that nothing in this Section 11.4 shall prohibit any Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Final Allocation and the Parties shall not be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Final Allocation.

Section 11.5. Tax Contests. Purchaser and Sellers shall promptly notify each other upon receipt by such Party (or its Affiliates) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”) relating to a Pre-Closing Tax Period or Straddle Period. Any failure to so notify the other Party of any such Tax Matter shall not relieve such other Party of any liability with respect to such Tax Matters except to the extent such Party was actually and materially prejudiced as a result thereof. Purchaser shall have sole control of the conduct of all Tax Matters for any taxable period; provided, however, that (i) with respect to any Tax Matter relating to a Flow-Through Tax Return of any Company for any taxable period ending prior to the Closing Date that would reasonably be expected to result in a liability to or otherwise adversely impact Sellers, Sellers’ Representative shall have the right to control such Tax Matter subject to reasonable participation rights for Purchaser (including by attending all meetings and conference calls and by being given the opportunity and reasonable time to review and comment on all material filings and correspondence) and Sellers’ Representative shall not affect any settlement or compromise of such Tax Matter without obtaining Purchaser’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed and (ii) with respect to any Tax Matter relating to a Flow-Through Tax Return of any Company for any Straddle Period that could reasonably be expected to result in a liability to or otherwise adversely impact Sellers, Purchaser shall have the right to control such Tax Matter subject to reasonable participation rights for Sellers’ Representative (including by attending all meetings and conference calls and by being given the opportunity and reasonable time to review and comment on all material filings and correspondence) and Purchaser shall not affect any settlement or compromise of such Tax Matter without obtaining Sellers’ Representative’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed.

Section 11.6. Tax Elections. Notwithstanding anything to the contrary in this Agreement, the Parties agree to make, or cause to be made, (i) an election under Section 754 of the Code for any taxable period that includes the Closing Date with respect to each Company that is treated as a partnership for U.S. federal income Tax purposes, and (ii) a push-out election under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state or local Law) and all other elections available with respect to any Tax Matter involving a Flow-Through Tax Return of a Company with respect to any Pre-Closing Tax Period or a Straddle Period.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Expenses. Except as otherwise provided in this Agreement (including Section 8.3(a), Section 8.7(c), Section 8.13, Section 11.1, Section 11.2 and Section 12.2), each Party hereto shall bear all expenses incurred by such Party in connection with the negotiation, execution and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and the transactions contemplated by each other agreement, document and instrument contemplated by this Agreement.

Section 12.2. Sellers’ Representative.

(a) Appointment. By executing this Agreement, (x) each Oaktree Party hereby irrevocably appoints Oaktree Holdings as the Oaktree Sellers’ Representative, (y) each Unblocked Seller (other than Oaktree Holdings) hereby irrevocably appoints The Concrete Company as the Holdco Sellers’ Representative, and (z) each Seller hereby irrevocably appoints the Oaktree Sellers’ Representative and the Holdco Sellers’ Representative to act jointly as such Sellers’ Representative, attorney-in-fact and agent, for the purposes set forth in this Article XII (in its capacity as such, Sellers’ Representative), with full power of substitution to act in the name, place and stead of such Seller in any and all respects in accordance with the terms of this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in conjunction with the execution of this Agreement and the consummation of the Transactions and Seller Documents (and the Oaktree Sellers’ Representative and the Holdco Sellers’ Representative each hereby accept such appointments), such as:

(i) to execute and deliver, and administer all matters pertaining to performance under, the Escrow Agreement;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments, assignments and other documents required or permitted to be given in connection with this Agreement or the consummation of the Transactions;

(iii) to give, receive and forward all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions;

(iv) to direct, on behalf of such Seller, the payment of any and all amounts due and payable to such Seller pursuant to this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions, subject to any adjustments made or reserves established or maintained by the Sellers’ Representative in his, her or its good faith discretion;

(v) to defend, agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect any disputes or proceedings arising out of, related to or commenced under this Agreement or the Transactions;

(vi) to incur any costs and expenses on behalf of such Seller, manage the payment of such costs and expenses, and make all determinations which may be required or permitted to be taken by such Seller under this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions, including any engagement of and/or the fees and expenses associated with the engagement of legal counsel, accountants, investment bankers and financial advisers;

(vii) to take all actions that, under this Agreement or and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions, may be taken by such Seller and to do or refrain from doing any further act or deed on behalf of such Seller that the Sellers’ Representative deems necessary or appropriate in his, her or its sole discretion relating to the subject matter of this Agreement or the Transaction as fully and completely as such Seller could do if personally present; and

(viii) to act on behalf of such Seller in any amendment or waiver of or litigation, mediation, arbitration or similar proceeding involving this Agreement or each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

Notwithstanding the foregoing or anything to the contrary herein, (A) the Oaktree Sellers’ Representative shall have all power and authority to act on behalf of the Oaktree Parties with respect to matters relating solely to such Persons (and references to “Sellers’ Representative” and “Sellers” shall be deemed to refer only to the Oaktree Sellers’ Representative and the Oaktree Parties, respectively, with respect to such matters), and (B) the Holdco Sellers’ Representative shall have all power and authority to act on behalf of the Unblocked Sellers (other than Oaktree Holdings) with respect to matters relating solely to such Persons (and references to “Sellers’ Representative” and “Sellers” shall be deemed to refer only to the Holdco Sellers’ Representative and such Unblocked Sellers, respectively, with respect to such matters). Any action duly taken (including any consent or waiver provided) by the Sellers’ Representative (in its capacity as such) hereunder, to the extent such action represents all Oaktree Parties and Unblocked Sellers, shall require the mutual approval of (or joint execution by) the Holdco Sellers’ Representative and the Oaktree Sellers’ Representative in order to become effective.

(b) Scope of Authority; Enforcement of Agreement. This power of attorney, and all authority hereby conferred, is granted in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of any Company or any Seller or by operation of Law, whether by the merger, dissolution or liquidation of any Company or any Seller or by the occurrence of any other event. Subject to Section 12.2(a) all action taken by the Sellers’ Representative hereunder shall be final and binding upon all Sellers, and the parties acknowledge and agree that the Sellers’ Representative shall have the right to enforce the rights of Sellers under this Agreement and any Transaction Document against Purchaser. Sellers and Holdco acknowledge and agree that the irrevocable appointment of Sellers’ Representative has been separately bargained for by Purchaser and is a material inducement to Purchaser’s willingness to enter into this Agreement and the Transactions and Purchaser is relying on the irrevocable appointment of the Sellers’ Representative in entering into this Agreement.

(c) Liability. The Sellers’ Representative shall not be liable to Sellers for any act taken or omitted by the Sellers’ Representative in connection with his, her or its services pursuant to this Agreement or the Transaction Documents, except to the extent such act or omission constitutes gross negligence, bad faith, willful misconduct or fraud (provided, however, that in no event shall the Oaktree Sellers’ Representative be liable for the actions or omissions of the Holdco Sellers’ Representative, and in no event shall the Holdco Sellers’ Representative be liable for the actions or omissions of the Oaktree Sellers’ Representative). The Sellers’ Representative shall not be responsible to any Seller in any manner whatsoever for any failure or inability of Purchaser or any other Person to honor any of the provisions of this Agreement. The Sellers’ Representative shall, to the extent set forth in Section 12.2(c), be fully protected by Sellers in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document that the Sellers’ Representative in good faith believe to be genuine and to have been signed or presented by the proper party or parties. The Sellers’ Representative shall not be liable to Sellers for any error of judgment or any act done or step taken or omitted by the Sellers’ Representative in good faith or for any mistake in fact or Law, or for anything that the Sellers’ Representative may do or refrain from doing in connection with this Agreement or the Transactions, except for the Sellers’ Representative’s own gross negligence, bad faith, willful misconduct or fraud (provided, however, that in no event shall the Oaktree Sellers’ Representative be liable for the errors, actions or omissions of the Holdco Sellers’ Representative, and in no event shall the Holdco Sellers’ Representative be liable for the errors, actions or omissions of the Oaktree Sellers’ Representative). The Sellers’ Representative may consult with counsel of his, her or its own choice and shall have complete authorization and, to the extent set forth in Section 12.2(c), protection for any action taken or suffered by him or her in good faith and pursuant to the advice of such counsel.

(d) Indemnity. Each Seller agrees to indemnify the Sellers’ Representative for, and to hold the Sellers’ Representative harmless against, any actual out-of-pocket Losses suffered or incurred by the Sellers’ Representative arising out of or in connection with the Sellers’ Representative exercising his, her or its rights or performing his, her or its duties under this Agreement, the Escrow Agreement or any other document necessitated by the Transactions, including the costs and expenses of the Sellers’ Representative incurred in his, her or its capacity thereof and the costs and expenses of successfully defending the Sellers’ Representative against any claim of liability with respect thereto, in each case, as such Loss is suffered or incurred; provided, however, that in the event that any such Loss is finally adjudicated to have been caused by the gross negligence, bad faith, willful misconduct or fraud of the Oaktree Sellers’ Representative or the Holdco Sellers’ Representative, such Party will reimburse Sellers for the amount of such indemnified Loss to the extent attributable to such gross negligence, bad faith, willful misconduct or fraud. Such Losses may be recovered by the Sellers’ Representative from (i)

the funds in the Sellers’ Representative’s Reserve and (ii) any other funds that become payable to Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, however, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve Sellers from their obligation to promptly pay such Losses as they are suffered or incurred to the extent set forth in this Section 12.2(d). In no event will the Sellers’ Representative be required to advance its own funds on behalf of Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing for the applicable statute of limitations, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(e) Sellers’ Representative’s Reserve. At the Closing, pursuant to Section 2.3(e)(v), Purchaser, for and on behalf of the Sellers, will wire $500,000.00 (the “Sellers’ Representative’s Reserve”) to the Sellers’ Representative (allocated one-half to the Oaktree Sellers’ Representative and one-half to the Holdco Sellers’ Representative), which will be used for any reasonable expenses incurred by the Sellers’ Representative. Sellers will not receive any interest or earnings on the Sellers’ Representative’s Reserve and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will deliver any remaining balance of the Sellers’ Representative’s Reserve to Sellers in accordance with their respective Allocable Portions. For Income Tax purposes, the Sellers’ Representative’s Reserve will be treated as having been received and voluntarily set aside by Sellers at the time of Closing.

(f) Purchaser Reliance. Any decision, act, consent or instruction of the Sellers’ Representative in accordance with this Section 12.2, including any amendment, extension or waiver of this Agreement, shall constitute a decision of applicable Sellers and shall be final, binding and conclusive upon such Sellers. Purchaser and its Representatives may conclusively and absolutely rely (without further evidence of any kind) on the actions, consent, instruction, decision or determinations of the Sellers’ Representative as the act of applicable Sellers with respect to the matters on which Sellers’ Representative is entitled to act on behalf of such Sellers in connection with this Agreement and the Transaction Documents. Purchaser and its Representatives are hereby relieved from any liability or obligation to any Person, including any Seller or its Affiliates, for any action of Purchaser or such Representatives in accordance with or on reliance of any decision, act, consent or instruction of the Sellers’ Representative, and Purchaser and its Representatives shall have no liability to any Person (including any Seller) with respect to any such decision, act, consent or instruction.

Section 12.3. Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Except as otherwise provided for herein, the Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any federal or state court located in Delaware in which appeal from the Court of Chancery of the State of Delaware may be taken, over any dispute arising out of or relating to this Agreement or any of the Transactions, and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such court (provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in Delaware). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6 or in such other manner as may be permitted by Law.

(c) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY ACTION, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY AND AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.4. Entire Agreement; Amendments and Waivers; Specific Performance; Non-Exclusive Remedy.

(a) This Agreement (including the Exhibits and Appendices hereto and the Disclosure Schedule), the Seller Documents, the Holdco Documents, the Purchaser Documents, the Escrow Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and, subject to Section 8.5, supersede all prior understandings and agreements, both written and oral, with respect to such matters.

(b) Subject to Section 8.12, this Agreement can be amended, supplemented or changed only by written instrument making specific reference to this Agreement signed by (a) Sellers’ Representative on behalf of Sellers in the case of any such amendment, supplement or waiver to be approved by any Seller, (b) Holdco, (c) Oaktree Blocker and (d) Purchaser. Any Party may waive in writing any provision of this Agreement with respect to such Party to the extent such provision is for the benefit of such Party; provided, that Sellers’ Representative may waive in writing any provision of this Agreement with respect to any applicable Seller. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties breach or otherwise do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Closing) as required to be performed in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article IV, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at law or in equity. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief by a court of competent jurisdiction when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree that if a Party obtains an injunction, specific performance or other equitable relief pursuant to this Section 12.4(c), and the other Party or Parties against which such injunction, specific performance or other equitable relief is to be enforced comply in full with such Order, such Party shall not be entitled to recover any other form of relief that may be available to such Party under this Agreement (including monetary damages) with respect to the underlying claim for which such Party obtained such injunction, specific performance or other equitable relief. To the extent any Party brings an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the Termination Date (as such date may have been extended pursuant to Section 4.1(a)) shall automatically be extended by (A)(x) the amount of time during which such Action is pending, plus (y) three (3) Business Days, or (B) such other time period established by the Governmental Authority presiding over such Action.

(d) Subject to Section 4.2, the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties not expressly set forth in this Agreement. Except for claims for Actual Fraud (as limited by the last sentence of Section 10.1) or to specifically enforce any covenant that expressly contemplates performance, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contract remedies are further limited or excluded pursuant to the express terms of this Agreement).

Section 12.5. Governing Law. This Agreement, and all claims or causes of action (whether based on contract, tort or any other theory) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the choice of law principles.

Section 12.6. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) one (1) Business Day following the day sent by overnight courier (return receipt requested), or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (provided, that both such Party and such Party’s “with a copy” recipient are included in such email), in each case, at the following addresses and email accounts (or to such other address or email account as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Holdco or any Company (prior to the Closing), to:

FPC Holdco, LLC

[*****]

Attention: [*****]

Email: [*****]

and

c/o Oaktree Capital Management, L.P.

[*****]

Attention: [*****]

Email: [*****]

with copies (which shall not constitute notice) to:

Foley & Lardner LLP

1 Independent Drive, Suite 1300

Jacksonville, FL 32202

Attention:   Gardner Davis

John Wolfel

Ryan McNulty

Email:     [*****]

[*****]

[*****]

and

Foley & Lardner LLP

111 Huntington Avenue, Suite 2500

Boston, MA 02199

Attention:   Joseph F. Bernardi, Jr.

Email:     [*****]

and

Latham & Watkins LLP

10250 Constellation Blvd, Suite 1100

Los Angeles, CA 90067

Attention:   Steven Stokdyk

Sean Denvir

Email:     [*****]

[*****]

If to the Sellers’ Representative or to any Seller:

The Concrete Company

[*****]

Attention: [*****]

Email: [*****]

and

c/o Oaktree Capital Management, L.P.

[*****]

Attention: [*****]

Email: [*****]

with copies (which shall not constitute notice) to:

Foley & Lardner LLP

1 Independent Drive, Suite 1300

Jacksonville, FL 32202

Attention:   Gardner Davis

John Wolfel

Ryan McNulty

Email:     [*****]

[*****]

[*****]

and

Foley & Lardner LLP

111 Huntington Avenue, Suite 2500

Boston, MA 02199

Attention:   Joseph F. Bernardi, Jr.

Email:     [*****]

and

Latham & Watkins LLP

10250 Constellation Blvd, Suite 1100

Los Angeles, CA 90067

Attention:   Steven Stokdyk

Sean Denvir

Email:     [*****]

[*****]

If to Purchaser, or following the Closing, Holdco or any Company to:

Commercial Metals Company

6565 N. MacArthur Blvd., Suite 800

Irving, TX 75039

Attention:   Jody Absher

Robert C. Martin

Email:     [*****]

[*****]

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, TX 75201

Attention:   Garrett DeVries

Eric Williams

Email:     [*****]

[*****]

Section 12.7. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 12.8. Conflicts, Privilege and Sellers Communications.

(a) Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Companies) acknowledges and agrees that: (i) Foley & Lardner LLP (“Foley”) has acted as counsel for The Concrete Company, Holdco, Holdco Sellers’ Representative and certain of their respective Affiliates, and (ii) Latham & Watkins LLP (“Latham”) has acted as counsel for the Oaktree Sellers’ Representative, Oaktree Sellers, Oaktree Holdings, Oaktree Blocker and certain of their respective Affiliates, in each case, in connection with this Agreement and the Transactions (in each case, the “Acquisition Engagement”), and in connection with this Agreement and the Transactions, neither Foley nor Latham has acted as counsel for any other Person, including Purchaser.

(b) Only The Concrete Company, Holdco, Holdco Sellers’ Representative and certain of their respective Affiliates shall be considered clients of Foley in the Acquisition Engagement, and only the Oaktree Sellers’ Representative, Oaktree Sellers, Oaktree Holdings, Oaktree Blocker and certain of their respective Affiliates shall be considered clients of Latham in the Acquisition Engagement. Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Companies), acknowledges and agrees that all confidential communications between the Companies, Sellers, Holdco, Sellers’ Representatives and their respective Affiliates, on the one hand, and either of Foley or Latham, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the applicable Sellers, and not to the Companies, and shall not pass to or be claimed, held, or used by Purchaser or, upon or after the Closing, the Companies. As to all communication prior to Closing among the Companies, Sellers, Sellers’ Representative and their respective Affiliates (including all communication with other advisors) that relate in any way to the Transactions, such communications belong to the applicable Sellers and may be controlled by such Sellers and shall not pass to or be claimed by Purchaser or the Companies. Accordingly, Purchaser shall not have access to any such communications, or to the files of Foley or Latham relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Foley or Latham in respect of the Acquisition Engagement constitute property of the client, only the applicable Sellers, Sellers’ Representative and their respective Affiliates (for clarity, excluding the Companies) shall hold such property rights, and (ii) neither Foley nor Latham shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies or Purchaser. Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Companies) waives any right it may have to information or documentation relating to the Acquisition Engagement subject to an attorney-client privilege or work product protection held by Sellers’ Representative. If and to the extent that, at any time subsequent to Closing, Purchaser or any of its Affiliates (including after Closing, the Companies) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Companies or its Affiliates and any Person representing them that occurred at any time prior to the Closing as described in this Section 12.8(b), Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Companies) shall be entitled to waive such privilege only with the prior written consent of Sellers’ Representative and, with respect to communications with, to or from Latham, the Oaktree Sellers’ Representative.

(c) Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Companies), acknowledges that Foley has acted as counsel for the Sellers (other than the Oaktree Sellers and Oaktree Holdings), Holdco, Sellers’ Representative and their respective Affiliates and that such Persons reasonably anticipate that Foley will continue to represent them and/or their Affiliates in future matters. Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Companies), acknowledges that Latham has acted as counsel for the Oaktree Sellers’ Representative, Oaktree Sellers, Oaktree Holdings, Oaktree Blocker and their respective Affiliates and that such Persons reasonably anticipate that Latham will continue to represent them and/or their Affiliates in future matters. Accordingly, Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Companies) expressly consents to Foley’s and Latham’s respective representation of such Persons (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of Purchaser and the Companies, on the one hand, and Sellers, or any of their Affiliates including the Oaktree Sellers’ Representative or Holdco Sellers’ Representative, on the other hand, are adverse, including any matter relating to the Transactions.

(d) The Companies and Purchaser consent to the arrangements in this Section 12.8 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Foley or Latham permitted hereunder. The provisions of this Section 12.8 are intended to be for the benefit of, and shall be enforceable by, Foley and Latham.

Section 12.9. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by (a) Sellers, Sellers’ Representative or Holdco, without the prior written consent of Purchaser, or (b) Purchaser, without the prior written consent of the Sellers’ Representative, in each case, directly or indirectly (by operation of law or otherwise), and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement, in whole or in part, and any or all of its rights or obligations hereunder to any Affiliate of Purchaser now in, or hereinafter to come into, existence, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell, directly or indirectly, all or substantially all of the Shares, in each case, without the consent of the Sellers’ Representative. No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to any Party shall also apply to any such Party’s permitted assignee unless the context otherwise requires.

Section 12.10. Non-Recourse. Following the Closing (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Transactions or the negotiation, execution or performance of this Agreement may be made only against the Persons that are expressly identified as Parties and their respective successors and permitted assigns (the “Contracting Parties”), and (b) except as expressly provided hereunder, no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or other Representative of any Contracting Party (including any Person negotiating or executing this Agreement on behalf of a Party and including any private equity fund manager) (collectively, the “Non-Recourse Persons”) shall have any liability or obligation under this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement or any exhibit or Disclosure Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Transactions, or the negotiation, execution or performance of this Agreement or any exhibit or Disclosure Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Transactions. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree, on their own behalf and on behalf of their respective Affiliates, that no Non-Recourse Person or any other Person except for the Contracting Parties shall have any liability relating to this Agreement or Transaction and this Agreement shall only be enforceable against the Contracting Parties, except in each case, to the extent agreed to in writing by such Person. The provision of this Section 12.10 are intended to be for the benefit of, and shall be enforceable by, each Non-Recourse Person.

Section 12.11. Third Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by Purchaser, Sellers’ Representative, Sellers and Holdco and their respective successors and permitted assigns (if any). Except as otherwise expressly provided in this Agreement, including Section 8.7 and Section 12.8, (a) this Agreement is intended for the exclusive benefit of the Parties and their respective successors and permitted assigns, (b) nothing contained in this Agreement shall be construed as granting any legal or equitable rights, benefits or remedies in or to any other Person, and (c) no Person shall assert any rights as third-party beneficiary hereunder.

Section 12.12. Counterparts. This Agreement may be executed in one or more counterparts (including by email or other electronic transmission), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. No Party shall raise the use of email or other means of electronic transmission or similar format to deliver a signature page as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 12.13. Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Party on behalf of itself and its respective subsidiaries hereby: (i) agrees that any Action or counterclaim, whether in law or inequity, whether in contract or in tort or otherwise, against any Financing Sources, arising out of or relating to, this Agreement, the Financing, the Debt Commitment Letter or any other agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling Person, advisor, attorney, agent and representative thereof) not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon each Party or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 12.6, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any court specified in clause (ii) above, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or the actions of any party in the negotiation, administration, performance and enforcement of this Agreement and the transactions contemplated hereby, (vi) agrees that none of the Financing Sources will have any liability to any Party relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that notwithstanding the foregoing, nothing herein shall affect the rights of Purchaser against the Financing Sources with respect to the Financing or any of the transactions contemplated hereby or any services thereunder, or the other Party’s specific performance rights with respect to Purchaser’s obligations under this Agreement), (vii) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 12.13 and no amendment or waiver of such provisions, the definition of “Financing Sources” (or any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Financing Source shall be effective as to such Financing Source without the prior written consent of such Financing Source, and (viii) with respect only to any Company, agrees to (x) cause any suit, action or proceeding asserted against any Financing Source by any Company or any of its subsidiaries or (y) request that any Action asserted against any Financing Source on behalf of any Company or any of its Affiliates or by any officer, director, employee, member, manager, partner, controlling Person, advisor, attorney, agent and representative thereof, in each case of clauses (x) and (y), in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

PURCHASER:

COMMERCIAL METALS COMPANY

By:	/s/ Peter R. Matt
Name: Peter R. Matt
Title: President and Chief Executive Officer

THE SELLERS:

THE CONCRETE COMPANY

By:	/s/ Frank D. Foley, III
Name: Frank D. Foley, III
Title: Chief Executive Officer

RAGWEED CAPITAL, LLC

By:	THE CONCRETE COMPANY

By:	/s/ Frank D. Foley, III
Name: Frank D. Foley, III
Title: Manager

FPC MANAGEMENTCO, LLC

By:	FPC HOLDCO, LLC

By:	/s/ Frank D. Foley, III
Name: Frank D. Foley, III
Title: Chief Executive Officer

OCM SSF II FOLEY HOLDINGS, L.P.

By:	Oaktree Fund AIF Series (Cayman), L.P. – Series N
Its:	General Partner

By:	Oaktree AIF (Cayman) GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ David Quick
Name: David Quick
Title: Managing Director

By:	/s/ Charles Hauch
Name: Charles Hauch
Title: Vice President

By:	Oaktree Fund AIF Series, L.P. – Series N
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ David Quick
Name: David Quick
Title: Authorized Signatory

By:	/s/ Charles Hauch
Name: Charles Hauch
Title: Authorized Signatory

OAKTREE SPECIAL SITUATIONS FUND II AIF HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP IIIA, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ David Quick
Name: David Quick
Title: Authorized Signatory

By:	/s/ Charles Hauch
Name: Charles Hauch
Title: Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND II AIF (DELAWARE), L.P.

By:	Oaktree Fund AIF Series, L.P. – Series N
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Ting He
Name: Ting He
Title: Authorized Signatory

By:	/s/ Brian Price
Name: Brian Price
Title: Authorized Signatory

HOLDCO SELLERS’ REPRESENTATIVE:

THE CONCRETE COMPANY

By:	/s/ Frank D. Foley, III
Name: Frank D. Foley, III
Title: Chief Executive Officer

THE OAKTREE SELLERS’ REPRESENTATIVE:

OCM SSF II FOLEY HOLDINGS, L.P.

By:	Oaktree Fund AIF Series (Cayman), L.P. – Series N
Its:	General Partner

By:	Oaktree AIF (Cayman) GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ David Quick
Name: David Quick
Title: Managing Director

By:	/s/ Charles Hauch
Name: Charles Hauch
Title: Vice President

By:	Oaktree Fund AIF Series, L.P. – Series N
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ David Quick
Name: David Quick
Title: Authorized Signatory

By:	/s/ Charles Hauch
Name: Charles Hauch
Title: Authorized Signatory

HOLDCO:

FPC HOLDCO, LLC

By:	/s/ Frank D. Foley, III
Name: Frank D. Foley, III
Title: Chief Executive Officer

OAKTREE BLOCKER:

OCM SSF II FOLEY BLOCKER, LLC

By:	Oaktree Fund GP IIIA, LLC
Its:	Manager

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ David Quick
Name: David Quick
Title: Authorized Signatory

By:	/s/ Charles Hauch
Name: Charles Hauch
Title: Authorized Signatory